As filed with the Securities and Exchange Commission on June 20, 2023

Registration No. 333-271340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CXApp Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	85-2104918
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Four Palo Alto Square, Suite 200, 3000 El Camino Real Palo Alto, CA 94306 (650) 575-4456
(Address and telephone number of registrant’s principal executive offices and principal place of business)

Khurram P. Sheikh Chairman, Chief Executive Officer CXApp Inc. Four Palo Alto Square, Suite 200, 3000 El Camino Real Palo Alto, CA 94306 (650) 575-4456	Copy to: Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave, Suite 1400 Palo Alto, CA 94301 (650) 470-4500

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS FOR

6,977,776 SHARES OF COMMON STOCK

10,280,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

24,080,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF

CXAPP INC.

This prospectus relates to (i) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share (the “common stock”) previously issued to certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor (as defined below) and the Direct Anchor Investors (as defined below) in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, and (iv) the resale of up to 9,103,528 shares of common stock issuable upon exercise of the private warrants held by KINS Capital LLC (“Sponsor”) and affiliates. The public warrants were initially included in the units issued in connection with the initial public offering of KINS (as defined below), which comprised one share of Class A common stock and one-half of a redeemable warrant.

On March 14, 2023, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 25, 2022 (the “Merger Agreement”), by and among KINS Technology Group Inc., a Delaware corporation (“KINS”), KINS Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of KINS (“Merger Sub”), CXApp Holding Corp., a Delaware corporation (“Legacy CXApp”) and Inpixon, a Nevada corporation and parent company of Legacy CXApp (“Inpixon”). As contemplated by the Merger Agreement, Merger Sub merged with and into Legacy CXApp, the separate corporate existence of Merger Sub ceased and Legacy CXApp survived as a wholly-owned subsidiary of KINS (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Following the closing of the Merger, KINS changed its name to CXApp Inc. (“CXApp”).

We are registering the resale of shares of common stock and warrants as required by (i) the registration rights agreement, dated as of December 14, 2020 (the “Registration Rights Agreement”), entered into by and among KINS, Sponsor and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”) and (ii) the subscription agreements entered into by and among KINS, Sponsor and Direct Anchor Investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination.

We are also registering the resale of 100,000 shares of common stock held in private placements by BTIG, LLC (“BTIG”). BTIG entered into a letter agreement with KINS on March 14, 2023, to provide strategic and capital markets advisory services to KINS (and following the Business Combination, CXApp) (the “Advisory Agreement”). The services to be provided by BTIG pursuant to the Advisory Agreement include providing market and trading color and feedback, capital markets analysis and strategic advice, institutional shareholder targeting, introduction and feedback and such other advisory services as the parties may from time to time agree upon. The services are to be provided by BTIG over the one-year term of the Advisory Agreement. BTIG agreed to accept 100,000 shares of KINS’ stock as the fee for its services pursuant to the Advisory Agreement. The approximate cash equivalent of BTIG’s fee, and thus the approximate value of BTIG’s services pursuant to the Advisory Agreement, may be implied by reference to the market price of KINS’ stock at the time the Advisory Agreement was entered into. The closing price of KINS’ stock on Nasdaq on the day the Advisory Agreement was entered into was $9.94. Therefore, the implied value of BTIG’s services pursuant to the Advisory Agreement is approximately $994,000. The Advisory Agreement was entered into on the date of the consummation of the Business Combination and on the following day, the first day of trading after the Business Combination, the closing price of the Company’s Common Stock was $4.10.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for issuance or resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the Private Placement Warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.

Trading of our common stock and warrants began on The Nasdaq Capital Market (the “Nasdaq”) on March 15, 2023, under the new ticker symbol “CXAI” for the common stock and “CXAIW” for the warrants. Prior to the Merger, KINS’ units, Class A common stock and public warrants are publicly traded on the Nasdaq under the symbols “KINZU”, “KINZ” and “KINZW”, respectively. On June 16, 2023, the closing sale price of our common stock as reported by Nasdaq was $11.03 per share and the closing price of our warrants was $0.44 per warrant.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2023.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the Common Stock or Warrants offered by them described in this prospectus.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “CXApp” refer to the consolidated operations of CXApp Inc. and its subsidiaries. References to “KINS” refer to the Company prior to the consummation of the Business Combination and references to “Legacy CXApp” refer to CXApp Holding Corp. prior to the consummation of the Business Combination.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of them by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus includes industry position and industry data, forecasts, market size and growth and other data that we obtained or derived from internal company reports, independent third-party publications, surveys and studies by third parties and other industry data, such as reports by research companies. Some data are also based on good faith estimates, which are derived from internal company research or analyses or review of internal company reports as well as the independent sources referred to above. Although we believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Among other items, certain of the market research included in this prospectus was published prior to the COVID-19 pandemic and did not anticipate the virus or the impact it has caused on our industry. We have utilized this pre-pandemic market research in the absence of updated sources.

In addition, certain information contained in this document represents our management’s estimates. While we believe our internal estimates to be reasonable, and we are not aware of any misstatements regarding the industry data presented herein, they have not been verified by any independent sources. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

●	“Board” refers to the board of directors of CXApp;

●	“Bylaws” refers to the existing bylaws of CXApp currently in effect;

●	“Charter” refers to the existing amended and restated certificate of incorporation of CXApp currently in effect;

●	“Class A Common Stock” refers to shares of Class A common stock of CXApp, par value $0.0001 per share;

●	“Class C Common Stock” refers to shares of Class C common stock of CXApp, par value $0.0001 per share;

●	“Closing” refers to the closing of the Merger;

●	“Common Stock” refers to the Class A Common Stock and the Class C Common Stock;

●	“CXApp” refers to CXApp Inc., a Delaware corporation;

●	“Design Reactor” refers to Design Reactor Inc., a California corporation, which was formerly doing business under the name “The CXApp”;

●	“DGCL” refers to the General Corporation Law of the State of Delaware;

●	“Distribution” refers to distribution of the Enterprise Apps Business to the holders of Inpixon stock and other Inpixon securities on a certain record date through the distribution of all of the outstanding shares of Legacy CXApp capital stock to holders of Inpixon stock and other Inpixon securities on a certain record date on a pro rata, one for one basis, as described in the Separation and Distribution Agreement;

●	“Distribution Time” refers to the time at which Distribution occurs, which is deemed to be 12:01 a.m., New York time on March 14, 2023;

●	“Enterprise Apps Business” refers to the business conducted by CXApp and its direct and indirect subsidiaries, including the business related to the (i) software-as-a-service app and mapping platforms which enable corporate enterprise organizations to provide a custom-branded, location-aware employee app focused on enhancing the workplace experience and hosting virtual and hybrid events, (ii) augmented reality (or AR), computer vision, localization, navigation, mapping, and 3D reconstruction technologies, and (iii) on-device “blue dot” indoor location and motion technologies;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“GAAP” refers to accounting principles generally accepted in the United States of America;

●	“Inpixon” refers to Inpixon, a Nevada corporation;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012;

●	“KINS” refers to KINS Technology Group Inc., a Delaware corporation;

●	“KINS Initial Public Offering” refers to KINS’ initial public offering that was consummated on December 17, 2020;

●	“Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation, prior to the Merger;

●	“Merger” refers to the merger of Merger Sub with and into Legacy CXApp, with Legacy CXApp surviving the merger as a wholly-owned subsidiary of CXApp and the other transactions contemplated by the Merger Agreement;

●	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, Merger Sub, Inpixon and Legacy CXApp, as amended and modified from time to time;

●	“Merger Sub” refers to KINS Merger Sub Inc.;

●	“Nasdaq” refers to the Nasdaq Capital Market;

●	“Preferred Stock” refers to shares of “blank check” preferred stock, each having a par value of $0.0001;

●	“Stockholders” refers to the stockholders of CXApp;

●	“pro forma” refers to giving pro forma effect to the Merger;

●	“Registration Rights Agreement” refers to that certain registration rights agreement, dated as of December 14, 2020, by and among KINS, the Sponsor and certain other securityholders party thereto;

●	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“Separation” refers to a series of transactions by Inpixon and certain of Inpixon’s subsidiaries as result of which Inpixon’s Enterprise Apps Business is held by Legacy CXApp and its subsidiaries and is separated from the remainder of Inpixon’s businesses, on the terms and subject to the conditions of the Separation and Distribution Agreement;

●	“Separation and Distribution Agreement” refers to the Separation and Distribution Agreement, dated as of September 25, 2022, by and among Inpixon, Design Reactor, CXApp and KINS, as amended and modified from time to time;

●	“Sponsor” refers to KINS Capital, LLC, a Delaware limited liability company; and

●	“Subsidiary” refers to, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person;

●	“Warrants” refers to warrants to purchase one share of Common Stock at an exercise price of $11.50;

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “schedule,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts contained in this prospectus, including statements regarding CXApp’s future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of the CXApp technology platform and other technologies, CXApp’s expectations regarding the addressable markets for our technologies, including the growth rate of the markets in which it operates, and the potential for and timing of receipt of payments under CXApp’s agreements, are forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of CXApp, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

The forward-looking statements contained in this prospectus and in any document incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on CXApp. There can be no assurance that future developments affecting CXApp will be those that CXApp has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of CXApp) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements.

Forward-looking statements contained in this prospectus include, but are not limited to, statements such as the following:

●	realize the benefits expected from the Merger;

●	successfully defend litigation;

●	successfully deploy the proceeds from the Merger;

●	the sufficiency of sources of funding;

●	factors relating to the business, operations and financial performance of the Enterprise Apps Business, and CXApp and its subsidiaries, including:

●	changes in general economic conditions, geopolitical risk, including as a result of the COVID-19 pandemic or the conflict between Russia and Ukraine;

●	the ability to continue to meet Nasdaq’s listing standards following the consummation of the Business Combination;

●	the volatility of CXApp’s securities due to a variety of factors, including the inability to implement business plans or meet or exceed financial projections and changes in the capital structure; and

●	the anticipated benefits of the Separation may not be achieved;

●	CXApp’s historical combined financial data and pro forma financial statements are not necessarily representative of the results CXApp would have achieved as a standalone company and may not be a reliable indicator of its future results;

●	CXApp’s operating results and financial performance;

●	acceptance by new and existing partners in CXApp’s market;

●	CXApp’s ability to manage and grow its business and execution of its business and growth strategies;

●	risks arising from changes in technology;

●	the competitive environment in the enterprise apps market;

●	failure to maintain, protect and defend our intellectual property rights;

●	changes in government laws and regulations, including laws governing intellectual property, and the enforcement thereof affecting our business;

●	difficulties with performance of third parties we will rely on for our business growth;

●	difficulties developing and sustaining relationships with commercial counterparties;

●	CXApp may not be able to engage in certain transactions and equity issuances following the Distribution;

●	CXApp may have certain indemnification obligations to Inpixon under a tax matters agreement; and

●	other factors detailed under the section titled “Risk Factors.”

CXApp has based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect CXApp’s business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section captioned “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, CXApp operates in very competitive and rapidly changing environments. New risks and uncertainties emerge from time to time and it is not possible for CXApp to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. CXApp cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should any of CXApp’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. CXApp does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to CXApp as of the date of this prospectus, and while CXApp believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and its statements should not be read to indicate that CXApp has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 13 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock.

Overview

CXApp’s platform is a workplace experience platform for enterprise customers. Our technologies and solutions help enterprise customers deliver a comprehensive business journey in a work ‘from-anywhere’ world for employees, partners, customers and visitors. CXApp offers native mapping, analytics, on-device positioning (or ODP) and applications technologies that aim to bring people together.

Our customers use our enterprise solutions in a variety of ways, including, but not limited to, workplace experience, employee engagement, desk and meeting room reservations, workplace analytics, occupancy management, content delivery, corporate communications and notifications, event management, live indoor mapping, wayfinding and navigation.

Our enterprise app platform is the intersection of technology, intelligence, automation and experience for today’s hybrid workplace and the workplace of the future.

Our workplace experience solution is a software-as-a-service (or SaaS) platform for the enterprise. Our technology platform delivers the following core components that work in combination to deliver an incredible experience for companies around the world.

●	Workplace Experience — Our workplace experience solution enhances employee experience by providing organizations with a holistic, location-aware, customer-branded employee app for a more connected workplace. This solution helps organizations provide a frictionless work environment to employees with features such as: hot desk and room booking, indoor navigation with turn-by-turn directions on a digital map, company-wide news feeds, an in-app company directory of colleagues and workplace amenities, as well as bookable opportunities and experiences. Our clients include facilities teams solving space utilization challenges, workplace operations teams building incredible experiences for employees and IT teams focused on streamlining their tech stacks to boost productivity and efficiency.

●	Hybrid Meeting — Our executive briefing solution helps enterprise organization create high-touch, high-value, and personalize customer journeys for in-office, remote and hybrid meetings. Our hybrid solution offering streamlines multi-point customer experiences through one environment with support for multiple meetings and diversified locations, agendas for single or multi-day uses, and customizable components for every customer briefing program.

●	Hybrid Events — Our hybrid event solution provides both mobile app and virtual event capabilities to connect tens of thousands of remote and in-person audiences through a fully branded, end-to- end event journey. Our hybrid event platform can host multiple events for enterprise organizations and support ongoing event engagement touchpoints to attendees before, during, and after the event through features such as customizable agendas, real-time activity feeds, instant notifications and more.

●	Mapping Solutions — Our indoor mapping solution helps enterprise organizations add intelligence to complex indoor spaces by integrating business data with geospatially accurate indoor maps to create relevant views of indoor environments. Indoor mapping is integral to supporting location-aware, “internet of things” (or IoT) enabled smart office touchpoints or devices within the customer’s premises. Developers use our mapping solution to bring indoor maps to apps, enabling multiple uses with a single set of maps. This product is intended to serve as a digital twin of a physical space facilitates and can be used for facility management, security, customer or worker experiences, asset tracking and more.

●	Analytics Dashboard — Our robust cloud-based analytics dashboards give enterprise organizations insights into how real estate, technology and people interact across the workplace, so they can make business decisions to unlock savings, improve employee experience or optimize services. With our analytics platform, we allow data from multiple sensors and data sources (third-party sensors, native mapping solutions and data) to be visualized for action by workplace operations teams.

●	On-Device Positioning (or ODP) — Our on-device positioning technology, commonly known as “blue dot,” enables powerful location-based uses and builds upon our mapping offering to give enterprises clients a seamless way to provide navigation assistance within a venue (workplace, event show floor etc.). Our solution displays a user’s precise location and runs on a smartphone, smartwatch or other IoT wearable device and can operate without the internet.

The Business Combination and Related Transactions

On September 25, 2002, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Inpixon, (“Inpixon”), Legacy CXApp and KINS Merger Sub Inc. (“Merger Sub”). The Merger Agreement provided for, among other things, the merger of Merger Sub with and into Legacy CXApp (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Legacy CXApp surviving the Merger as a wholly-owned subsidiary of CXApp, in accordance with the terms and subject to the conditions of the Merger Agreement.

On March 14, 2023 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy CXApp, with Legacy CXApp surviving the merger as a wholly-owned subsidiary of the Company (the “Closing”).

In connection with Closing, we changed our name from KINS to CXApp Inc. The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination.

The rights of holders of our Common Stock and Warrants are governed by our amended and restated certificate of incorporation (our “certificate of incorporation” or “Charter”), our amended and restated bylaws (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated as of December 14, 2020, by and between KINS and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). See the section titled “Description of Capital Stock.”

Resale of Shares in this Registration Statement

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for issuance or resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants. On June 16, 2023, the closing sale price of our common stock as reported by Nasdaq was $11.03 per share and the closing price of our warrants was $0.44 per warrant.

Furthermore, with regard to the Private Placement Warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

Summary of Risk Factors

In addition to the other information contained in this prospectus, the following risks have the potential to impact the business and operations of CXApp. An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described in this prospectus, together with the other information contained in this prospectus. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of CXApp. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to, the following (See “Risk Factors”). Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to the business of CXApp.

●	We have a history of operating losses and there is no assurance that we will ever be able to earn sufficient revenue to achieve profitability or raise additional financing to successfully operate our business plan.

●	We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

●	We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

●	Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure by us to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

●	Our historical financial results and unaudited pro forma combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations after the Merger may differ materially.

●	Because we have not conducted an underwritten offering of our securities, no underwriter has conducted a due diligence review of our business, operations or financial condition or reviewed the disclosure in this prospectus.

●	The market price of our Common Stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

●	The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and Nasdaq, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost- effective manner. We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

●	Our historical combined financial data and pro forma financial statements are not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

Emerging Growth Company

CXApp is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, CXApp is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CXApp intends to take advantage of the benefits of this extended transition period.

CXApp will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering of our securities, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

CXApp is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CXApp will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common equity held by non-affiliates exceeds $700 million as of the prior September 30th or (2) the market value of its common equity exceeds $250 million and its annual revenues exceeds $100 million during such fiscal year.

THE OFFERING

Shares of Common Stock Offered by the Selling Securityholders	6,977,776 shares of Common Stock and 9,103,528 shares of Common Stock issuable upon exercise of Warrants

Shares of Common Stock offered by the Company	24,080,000 shares of Common Stock issuable upon exercise of Warrants

Warrants offered by the Selling Securityholders	10,280,000 Warrants

Shares of Common Stock outstanding prior to this offering	14,069,999 shares of Common Stock (as of June 16, 2023)

Warrants outstanding prior to this offering	24,080,000 Warrants (as of June 16, 2023)

Exercise price per warrant	$11.50

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

Risk factors	You should carefully read the section titled “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants

Nasdaq symbol for our Common Stock	“CXAI”

Nasdaq symbol for our Warrants	“CXAIW”

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to (i) 31,057,776 shares of Common Stock constituting approximately 220% of our issued and outstanding shares of Common Stock as of June 16, 2023, consisting of (a) up to 6,877,776 shares of Common Stock that were originally issued to the Sponsor in the form of sponsor shares prior to the KINS Initial Public Offering at a price of approximately $0.004 per share, (b) up to 10,280,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued to Sponsor and the Direct Anchor Investors in a private placement at a price of $1.00 per Private Placement Warrant in connection with the KINS Initial Public Offering by certain of the Selling Securityholders named in this prospectus, (c) up to 13,800,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants, (d) the resale of up to 9,103,528 shares of common stock issuable upon exercise of the private warrants held by the Sponsor and affiliates and (e) up to 100,000 shares of Common Stock issued in a private placement to BTIG, LLC, which were initially issued without cash consideration (holding an implied value of $9.94 per share based on the closing price of KINS’ stock at the time the Advisory Agreement was entered into) in exchange for their engagement to provide strategic and capital markets advisory services and (ii) 10,280,000 Warrants constituting approximately 42.7% of our issued and outstanding Warrants as of June 16, 2023, which were originally issued at a price of $1.00 per Warrant. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such Selling Securityholder initially purchased the securities. See “Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.

Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities.

Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the Selling Securityholders, as well as Inpixon, Inpixon’s management (through their interests in the Sponsor), and the Direct Anchor Investors, acquired, or may acquire, shares of our Common Stock or Warrants at prices below the current trading price of our Common Stock, and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 31,057,776 shares of Common Stock constituting approximately 220% of our issued and outstanding shares of Common Stock as of June 16, 2023, consisting of (a) up to 6,877,776 shares of Common Stock that were originally issued to the Sponsor in the form of sponsor shares prior to the KINS Initial Public Offering at a price of approximately $0.004 per share, (b) up to 10,280,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which were originally issued to the Sponsor and the Direct Anchor Investors in a private placement at a price of $1.00 per Private Placement Warrant in connection with the KINS Initial Public Offering certain of the Selling Securityholders named in this prospectus, (c) up to 13,800,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants, (d) the resale of up to 9,103,528 shares of common stock issuable upon exercise of the private warrants held by the Sponsor and affiliates and (e) up to 100,000 shares of Common Stock issued in a private placement to BTIG, LLC and (ii) 10,280,000 Warrants constituting approximately 42.7% of our issued and outstanding Warrants as of June 16, 2023, which were originally issued at a price of $1.00 per Warrant.

Based on the closing price of our Common Stock of $11.03 on June 16, 2023, (i) the Sponsor may experience potential profit of up to $11.03 per share of Common Stock based on the Sponsor’s initial purchase price of shares of Common Stock in the form of sponsor shares prior to the KINS Initial Public Offering at a price of approximately $0.004 per share, (ii) Inpixon and Inpixon’s management may experience potential profit of up to $11.03 per share of Common Stock based on approximately 598,000 shares of Common Stock attributable to them through their interests in the Sponsor, (iii) the Direct Anchor Investors may experience potential profit of up to $11.03 per share of Common Stock based on the Direct Anchor Investors’ initial purchase of Private Placement Warrant in connection with the KINS Initial Public Offering at a price of approximately $1.00 per Private Placement Warrant, and (iv) BTIG may experience potential profit of up to $1.09 per share of Common Stock based on the Company issuing 100,000 shares of Common Stock to BTIG in a private placement (as a fee for its services pursuant to the Advisory Agreement) and assuming that the “purchase price” of the Common Stock was the market price of KINS’ stock on the date the Advisory Agreement was entered into (which was $9.94 on March 14, 2023).

Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Selling Securityholders purchased shares of our Common Stock or our warrants.

Our Warrants are exercisable for shares of our Common Stock, which exercises will increase the number of shares of Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.

The outstanding Warrants to purchase an aggregate of 24,080,000 shares of our Common Stock will become exercisable on April 13, 2023, subject to other conditions set forth in “Description of Capital Stock” further below. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per whole share. Warrants may be exercised only for a whole number of shares of Common Stock. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

Our warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the warrants.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for issuance or resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the Private Placement Warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

Risks Relating to our Business

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus. The risks and uncertainties described below are those that we have identified as material but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to CXApp Inc.

We have a history of operating losses and there is no assurance that we will ever be able to achieve sufficient bookings growth, maintain license renewals and earn revenue to achieve profitability or raise additional financing to successfully operate our business plan.

We have a history of operating losses and may not have sufficient bookings, license renewals and earn revenue to support our operations. We have incurred recurring net losses of approximately $29.2 million and $42.0 million for the fiscal years ended 2022 and 2021, respectively. Our continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient growth in bookings from new and existing customers, maintaining the level of renewals from existing customers and to achieve growth in revenues. Our operations have primarily been funded by our previous parent company with proceeds from public and private offerings of capital stock and secured and unsecured debt instruments. Based on our current business plan, we may need additional capital to support our operations, which may be satisfied with additional debt or equity financings. Future financings through equity offerings will be dilutive to existing stockholders. In addition, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other derivative securities. We may also issue incentive awards under our equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could affect the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Our ability to maintain sufficient cash flow to support operations over the next year is dependent upon achieving substantial growth in bookings and maintaining the level of customer renewals.

Our ability to maintain sufficient cash flow to support operations over the next year depends on achieving significant growth in new bookings from both new and existing customers, and ensuring a consistent level of customer renewals. Our business operates under a SaaS subscription model, where the majority of our bookings come from new customer licenses, expansions, or feature upgrades from existing customers.

Under this model, our licensing agreements are typically invoiced upfront for the initial term of the license, usually 12 months, shortly after the contract begins. The cash collected for each invoice is specific to the terms of the agreement. However, according to GAAP, revenue recognition for the subscription licenses occurs gradually over a 12-month period following the commencement of the contract. In the event of early customer termination, certain agreements may allow for a refund based on the elapsed time, approximating the unearned deferred revenue on our balance sheet at that time.

Consequently, our cash flow relies on achieving growth in new bookings while maintaining the level of renewals from existing customers. Any difficulties in sustaining growth in bookings, delays in securing new bookings, or reductions/delays in customer renewals could have a negative impact on our ability to maintain sufficient cash flow and sustain our operations.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management and our audit committee concluded that it was appropriate to restate previously issued and audited financial statements as of and for the period ended December 31, 2022.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, we identified a material weakness in our internal control around the interpretation and accounting for extinguishment of a significant contingent obligation in June 2022. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2022. This material weakness resulted in a material misstatement of our reported accretion of Class A common stock subject to possible redemption, reported net income and earnings per share and related financial disclosures for the three and six months ended June 30, 2022, the three and nine months ended September 30, 2022 and for the fiscal year ended December 31, 2022 (the “Affected Periods”).

To respond to this material weakness, we have devoted significant effort and resources to the remediation and improvement of our internal control over financial reporting. We intend to take steps to remediate this material weakness, including plans to enhance processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements, enhance access to accounting literature, research materials and documents and increase communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to its accounting for the extinguishment of contingent obligations see “Note 2” to the accompanying financial statements, as well as Part II, Item 9A: Controls and Procedures included in our Form 10-K, as amended.

Efforts to remediate this material weakness may not be effective or prevent any future material weakness or significant deficiency in our internal control over financial reporting. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of our common stock to decline. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken or that we plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to annually furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm may be required to attest to the effectiveness of its internal control over financial reporting depending on our reporting status. We will be required to disclose changes made in its internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Our corporate strategy contemplates potential future acquisitions and to the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. There can be no assurance that we would be able to accomplish such an expansion on a timely basis. If we are unable to effect any required expansion and are unable to perform our contracts on a timely and satisfactory basis, our reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in contract terminations and significant liability. Any such result would adversely affect our business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which could hurt our financial performance.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including those who create software programs and sales professionals. Competition for personnel with skill sets specific to our industry is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new customer engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on customer engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

●	the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on our management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We may be subject to claims that we and our employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any such claims or litigation. In addition, litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

The loss of key personnel may adversely affect our operations.

Our success depends to a significant extent upon the operation, experience, and continued services of certain of our officers, and other key personnel. While our key personnel are employed under employment contracts, there is no assurance we will be able to retain their services. The loss of our key personnel could have an adverse effect on us. If certain of our executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, on our hosted cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers on premise or host on our infrastructure involve managing and protecting confidential information and other sensitive corporate and government information. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

We may enter into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

We may enter into joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations and growth prospects may be materially harmed.

We have not registered copyrights on any of the software we have developed, and while we may register copyrights in the software if needed before bringing suit for copyright infringement, such registration can introduce delays before suit of over three years and can constrain damages for infringement. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute actual or potential infringement of our intellectual property rights. In addition, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

In addition, any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain and are subject to change that can affect validity of patents issued under previous legal standards, particularly with respect to the law of subject matter eligibility. Our inability to protect our property rights could adversely affect our financial condition, operating results and growth prospects.

Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes. We have not registered copyrights on any of the proprietary software we have developed. Our performance and ability to compete are dependent to a significant degree on our proprietary technology. Common law protection may be narrower than that which we could obtain under registered copyrights. As a result, we may experience difficulty in enforcing our copyrights against certain third party infringements. As part of our confidentiality-protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. The laws of other countries may afford us little or no protection of our intellectual property. We also rely on a variety of technology that we license from third parties. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially and adversely affect our business.

The growth of our business is dependent on increasing sales to our existing customers and obtaining new customers, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement solutions that anticipate and respond to rapid changes in technology, the industry, and customer needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

There can be no assurances that consumer or commercial demand for our future products will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results. Unless we are able to release location based products that meet a significant market demand, we will not be able to improve our financial condition or the results of our future operations.

If we are unable to sell additional products and services to our customers and increase our overall customer base, our future revenue and operating results may suffer.

Our future success depends, in part, on our ability to expand the deployment of technologies with existing customers and finding new customers to sell our products and services to. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional products and services, and our ability to attract new customers, depends on a number of factors, including the perceived need for indoor mapping products and services, as well as general economic conditions. If our efforts to sell additional products and services are not successful, our business may suffer.

We operate in a highly competitive market and we may be required to reduce the prices for some of our products and services to remain competitive, which could adversely affect our results of operations.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face, among other things, significant price competition from our competitors. As a result, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors and may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our products and services.

Our profitability is dependent on the prices we are able to charge for our products and services. The prices we are able to charge for our products and services are affected by a number of factors, including:

●	our customers’ perceptions of our ability to add value through our products and services;

●	introduction of new products or services by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our products or services justifies it;

●	procurement practices of our customers; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

A delay in the completion of our customers’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our customers to purchase products and services from us to maintain and increase our earnings, and customer purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific customer are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, and similar disruptions from unauthorized tampering or human error. Any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our customers. The operations of our cloud based applications and analytics are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;

●	errors in the processing of data by our systems;

●	computer viruses or software defects;

●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

●	increased capacity demands or changes in systems requirements of our customers; and

●	errors by our employees or third-party service providers.

Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages, or quality problems, at one of our manufacturing partners would negatively affect sales of product lines manufactured by that manufacturing partner and adversely affect our business and operating results.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

Our top three customers accounted for approximately 27% of our gross revenue during the years ended December 31, 2022 and 2021. One customer accounted for 11% of our gross revenue in 2022, and a separate customer accounted for 12% of our gross revenue in 2021; however, each of these customers may or may not continue to be a significant contributor to revenue in 2023. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

While we believe that we have sufficient cash funds to satisfy our working capital needs for the next 12 months, we expect that we may need to raise funds in order to continue our operations and implement our plans to grow our business. However, if we decide to seek additional capital, we may be unable to obtain financing on terms that are acceptable to us or at all. If we are unable to raise the required cash, our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges could be limited.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our customers may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our customers for any reason, our business and financial condition could be adversely affected.

If our products fail to satisfy customer demands or to achieve increased market acceptance our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products are critical to our continued success. Demand for our products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the mobile device management market. We expect the proliferation of mobile devices to lead to an increase in the data security demands of our customers, and our products may not be able to scale and perform to meet those demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of these products, our business operations, financial results and growth prospects will be materially and adversely affected.

Defects, errors, or vulnerabilities in our products or services or the failure of such products or services to prevent a security breach, could harm our reputation and adversely affect our results of operations.

Because our location based security products and services are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to advanced persistent threats (“APTs”) or security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ hardware products and thereby leave customers vulnerable to APTs or security attacks.

Any defects, errors or vulnerabilities in our products could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation.

Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

Developing products and related enhancements in our field is expensive. Investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. We may not achieve the cost savings or the anticipated performance improvements expected, and we may take longer to generate revenue from products in development, or generate less revenue than expected.

Our future plans include significant investments in research and development and related product opportunities. Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, we may not receive significant revenue from these investments in the near future, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

Global events such as the lasting impact of the COVID-19 pandemic and other general economic factors may impact our results of operations.

While the impact of the COVID-19 pandemic is generally subsiding, the lasting impact on our business and results of operations continues to remain uncertain. While we were able to continue operations remotely throughout the pandemic, we have and may continue to see a continued impact of the pandemic in the deployment and implementation of our products and services as return to office initiatives remain ongoing. In addition, other global events, such as the recent military conflict between Russian and Ukraine and other general economic factors that are beyond our control beyond our control may impact our results of operations. These factors can include interest rates; recession; inflation; unemployment trends; the threat or possibility of war, terrorism or other global or national unrest; political or financial instability; and other matters that influence our customers spending. Increasing volatility in financial markets and changes in the economic climate could adversely affect our results of operation. While we have been able to realize growth in the year ended December 31, 2022 as compared to the year ended December 31, 2021, the impact that these global events will have on general economic conditions is continuously evolving and the ultimate impact that they will have on our results of operations continues to remain uncertain. There are no assurances that we will be able to continue to experience the same growth or not be materially adversely effected.

Our international business exposes us to geo-political and economic factors, legal and regulatory requirements, public health and other risks associated with doing business in foreign countries.

We provide our products and services to customers worldwide. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy.

Our international sales are also subject to local government laws, regulations and procurement policies and practices, which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively affect our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

In addition, our international operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as 2019-Novel Coronavirus (2019-nCoV), avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. With respect to political factors, the United Kingdom’s 2016 referendum, commonly referred to as “Brexit,” has created economic and political uncertainty in the European Union. Also, the European Union’s General Data Protection Regulation imposes significant new requirements on how we collect, process and transfer personal data, as well as significant fines for non-compliance. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit, in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and uncertain global outlook. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

Changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international relations, could adversely affect our financial performance and supply chain economics.

As a result of changes to U.S. administrative policy, among other possible changes, there may (i) changes to existing trade agreements; (ii) greater restrictions on free trade generally; and (iii) significant increases in tariffs on goods imported into the United States, particularly those manufactured in China. China is currently a leading global source of hardware products, including the hardware products that we use. In January 2020, the U.S. and China entered into Phase One of the Economic and Trade Agreement Between the United States of America and the People’s Republic of China (the “Phase One Trade Agreement”). The Phase One Trade Agreement takes steps to ease certain trade tensions between the U.S. and China, including tensions involving intellectual property theft and forced intellectual property transfers by China. Although the Phase One Trade Agreement is an encouraging sign of progress in the trade negotiations between the U.S. and China, questions still remain as to the enforcement of its terms, the resolution of a number of other points of dispute between the parties, and the prevention of further tensions. If the U.S.-China trade dispute re-escalates or relations between the United States and China deteriorate, these conditions could adversely affect our ability to source our hardware products and therefore our ability to manufacture our products. Our ability to manufacture our products could also be affected by economic uncertainty, in China or by our failure to establish a positive reputation and relationships in China. The occurrence of any of these events could have an adverse effect on our ability to source the components necessary to manufacture our products, which, in turn, could cause our long-term business, financial condition and operating results to be materially adversely affected.

There is also a possibility of future tariffs, trade protection measures, import or export regulations or other restrictions imposed on our products or on our customers by the United States, China or other countries that could have a material adverse effect on our business. A significant trade disruption or the establishment or increase of any tariffs, trade protection measures or restrictions could result in lost sales adversely impacting our reputation and business. A trade war, other governmental action related to tariffs or international trade agreements, changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where we currently do business or any resulting negative sentiments towards the United States could adversely affect our supply chain economics, consolidated revenue, earnings and cash flow.

We intend to use and leverage open source technology in which may create risks of security weaknesses.

Some parts of our technology may be based on open-source technology. There is a risk that the development team or other third parties may intentionally or unintentionally introduce weaknesses or bugs into the core infrastructure elements of our technology solutions interfering with the use of such technology or causing loss to us.

We may not be able to develop new products or enhance our product to keep pace with our industry’s rapidly changing technology and customer requirements.

The industry in which we operate is characterized by rapid technological changes, new product introductions, enhancements, and evolving industry standards. Our business prospects depend on our ability to develop new products and applications for our technology in new markets that develop as a result of technological and scientific advances, while improving performance and cost-effectiveness. New technologies, techniques or products could emerge that might offer better combinations of price and performance than the blockchain technology solutions that are being developed by us. It is important that we anticipate changes in technology and market demand. If we do not successfully innovate and introduce new technology into our anticipated technology solutions or effectively manage the transitions of our technology to new product offerings, our business, financial condition and results of operations could be harmed.

Domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, broadly defined and rapidly evolving. Such regulation could directly restrict portions of our business or indirectly affect our business by constraining our customers’ use of our technology and services or limiting the growth of our markets.

Federal, state, municipal and/or foreign governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering user privacy, data security, technologies that are used to collect, store and/or process data, and/or the collection, use, processing, transfer, storage and/or disclosure of data associated with individuals. The categories of data regulated under these laws vary widely, are often broadly defined, and subject to new applications or interpretation by regulators. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging indoor positioning analytics technologies, creates a risk that regulators, lawmakers or other third parties, such as potential plaintiffs, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for our services and technologies or impose burdensome requirements on our services and/or customers’ use of our services, thereby rendering our business unprofitable.

Some features of our services may trigger the data protection requirements of certain foreign jurisdictions, such as the EU General Data Protection Regulation (the “GDPR”), and the EU ePrivacy Directive. In addition, our services may be subject to regulation under current or future laws or regulations. For instance, the EU ePrivacy Directive is soon to be replaced in its entirety by the ePrivacy Regulation, which will bring with it an updated set of rules relevant to many aspects of our business. If our treatment of data, privacy practices or data security measures fail to comply with these current or future laws and regulations in any of the jurisdictions in which we collect and/or process information, we may be subject to litigation, regulatory investigations, civil or criminal enforcement, financial penalties, audits or other liabilities in such jurisdictions, or our customers may terminate their relationships with us. In addition, data protection laws, such as the GDPR, foreign court judgments or regulatory actions could affect our ability to transfer, process and/or receive transnational data that is critical to our operations, including data relating to users, customers, or partners outside the United States. For instance, the GDPR restricts transfers of personal data outside of the European Economic Area, including to the United States, subject to certain requirements. Such data protection laws, judgments or actions could affect the manner in which we provide our services or adversely affect our financial results if foreign customers and partners are not able to lawfully transfer data to us.

This area of the law is currently under intense government scrutiny and many governments, including the U.S. government, are considering a variety of proposed regulations that would restrict or impact the conditions under which data obtained from individuals could be collected, processed, stored, transferred, sold or shared with third parties. In addition, regulators such as the Federal Trade Commission and the California Attorney General are continually proposing new regulations and interpreting and applying existing regulations in new ways. For example, in June 2018, California passed the California Consumer Privacy Act (the “CCPA”), which provides new data privacy rights for consumers and new informational, disclosure and operational requirements for companies, effective January 2020. Fines for non-compliance may be up to $7,500 per violation. The burdens imposed by the GDPR and CCPA, and changes to existing laws or new laws regulating the solicitation, collection, processing, or sharing of personal and consumer information, and consumer protection could affect our customers’ utilization of our services and technology and could potentially reduce demand, or impose restrictions that make it more difficult or expensive for us to provide our services.

In addition, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield frameworks and the European Commission’s Model Contractual Clauses, each of which are currently under particular scrutiny. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

If our customers fail to abide by applicable privacy laws or to provide adequate notice and/or obtain any required consent from end users, we could be subject to litigation or enforcement action or reduced demand for our services.

Our customers utilize our services and technologies to track connected devices anonymously and we must rely on our customers to implement and administer notice and choice mechanisms required under applicable laws. If we or our customers fail to abide by these laws, it could result in litigation or regulatory or enforcement action against our customers or against us directly.

Any actual or perceived failure to comply with our privacy policy or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions or penalties against us.

Any failure or perceived failure to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal data or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services such as ours. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or otherwise interact with them. If enough end users choose not to visit our customers’ venues or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations and policies concerning privacy and data security that are applicable to the businesses of our customers may limit the use and adoption of our technologies and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our technologies. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

We may be subject to the excise tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our common stock on or after January 1, 2023.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376), which, among other things, imposes a 1% excise tax on certain domestic corporations that repurchase their stock on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. The Excise Tax is expected to apply to any redemptions of our Class A common stock occurring on or after January 1, 2023, including redemptions in connection with the Business Combination, unless an exemption is available. Issuances of securities in connection with the Business Combination are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the fair market value of securities redeemed may exceed the fair market value of securities issued.

Our cash and cash equivalents may be exposed to failure of our banking institutions.

While we seek to minimize our exposure to third-party losses of our cash and cash equivalents, we hold our balances in a number of large financial institutions. Notwithstanding, those institutions are subject to risk of failure. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was unable to continue their operations and the Federal Deposit Insurance Corporation was appointed as receiver for SVB and created the National Bank of Santa Clara to hold the deposits of SVB after SVB was unable to continue their operations. As of March 20, 2023, substantially all of our cash and cash equivalents are held with other large financial institutions, and we do not expect further developments with SVB to have a material impact on our cash and cash equivalents balance, expected results of operations, or financial performance for the foreseeable future. However, if further failures in financial institutions occur where we hold deposits, we could experience additional risk. Any such loss or limitation on our cash and cash equivalents would adversely affect our business.

Risks Relating to Ownership of our Securities

The market price of our securities have been, and are likely going to continue to be, volatile and fluctuate substantially, which could cause the value of your investment to decline.

The trading price of our Common Stock, as well as our warrants, has been, and is likely going to continue to be volatile. Since the closing of our initial business combination through June 16, 2023, our stock price has ranged from $1.21 to $21.00. The stock market and our securities have experienced extreme volatility in the past and may experience similar volatility moving forward. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors including the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	price and volume fluctuations in the market prices of stocks generally;

●	strategic actions by us or our competitors;

●	changes in how enterprises perceive the benefits of our platform and products;

●	announcements by us or our competitors of new products, solutions or technologies or significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in our management or departures of key personnel;

●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	future sales of our Common Stock or other securities;

●	investor perceptions or the investment opportunity associated with our Common Stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our Common Stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles;

●	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

●	the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto.

These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and for as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We do not intend to pay dividends on our Common Stock, so any returns will be substantially limited to the value of our Common Stock.

We have no current plans to pay any cash dividends on our Common Stock. The declaration, amount and payment of any future dividends on shares of our Common Stock will be at the sole discretion of our Board. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on our or our subsidiaries’ payment of dividends to our stockholders and such other factors as our Board may deem relevant. In addition, our ability to pay dividends is limited by our indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they publish inaccurate or unfavorable research about our Common Stock, the stock price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade their evaluations of our Common Stock, the price of our Common Stock could decline. If one or more of these analysts ceases to cover us, we could lose visibility in the market for our Common Stock, which in turn could cause our stock price or trading volume to decline.

Any future sales or offerings of our common stock may cause substantial dilution to stockholders and could cause the price of our Common Stock to decline.

The sale of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

Pursuant to the Insider Letter (as defined in the Sponsor Support Agreement), during the Founder Shares Lock-Up Period (as defined in the Insider Letter), KINS’ directors and executive officers will not, subject to the exceptions noted therein, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of our Common Stock, or any stock options, restricted stock units, or other equity awards outstanding as of immediately following the Closing in respect of our awards outstanding immediately following the Closing. Following the expiration or waiver of the Lockup Period, such shares will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our Common Stock and make it difficult for us to raise funds through securities offerings in the future.

If the stockholders to the Registration Rights Agreement, dated as of December 14, 2020, that was entered into by KINS, the Sponsor and the other parties thereto in connection with the KINS initial public offering exercise their registration rights, the market price of shares of our Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Common Stock or other securities.

In addition, the shares of our Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of our Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Charter and Bylaws have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

●	a classified board of directors whose members serve staggered three-year terms;

●	the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	certain limitations on convening special stockholder meetings;

●	limiting the ability of stockholders to act by written consent;

●	the limitation of the liability of, and the indemnification of, our directors and officers;

●	providing that our Board is expressly authorized to make, alter or repeal our bylaws; and

●	the removal of directors only for cause and only upon the affirmative vote of holders of the majority of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Capital Stock” for more information.

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Charter provides that, subject to limited exceptions, any (1) derivative action, suit or proceeding brought on behalf of us, (2) action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our director, officer or stockholder to us or our stockholders, (3) action, suit or proceeding arising pursuant to any provision of the DGCL or the Charter or the Bylaws (as either may be amended from time to time), (4) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (5) action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction thereof, another state or federal court located within the State of Delaware; provided that, (i) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and (ii) such exclusive forum provision shall not apply to claims or causes of action brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to consent to the provisions of the Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the Nasdaq, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost-effective manner. We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Legacy CXApp has previously operated as a privately owned company and expects to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock. In addition, we will be required under the Sarbanes-Oxley Act, as well as rules adopted by the SEC and Nasdaq to implement specified corporate governance practices that previously did not apply to Legacy CXApp as a private company.

As a public company with equity securities listed on Nasdaq, we will need to comply with rules and regulations of the SEC and the requirements of Nasdaq. Complying with these rules, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will significantly increase our costs and expenses. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, as a public company we will incur substantial costs to obtain director and officer liability insurance policies. These factors could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee.

We will be required to ensure that we have the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm our business, financial condition and results of operations.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock or warrants by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the Private Placement Warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

MARKET INFORMATION

Our Common Stock and Warrants are listed on Nasdaq under the symbols “CXAI” and “CXAIW,” respectively. Prior to the consummation of the Business Combination, the Class A common stock, units and warrants were listed on Nasdaq under the symbols “KINZ,” “KINZU” and “KINZW,” respectively. As of June 16, 2023, there were approximately 45 holders of record of our shares of Class A Common Stock, approximately 45 holders of record of shares of Class C Common Stock and approximately six holders of record of our redeemable Warrants. The actual number of stockholders of our Common Stock and the actual number of holders of our Warrants is greater than the number of record holders and includes holders of our Common Stock or Warrants whose shares of Common Stock or Warrants are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of KINS and CXApp adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included in the prospectus.

The historical financial information of KINS was derived from the audited financial statements of KINS as of and for the year ended December 31, 2022. The historical financial information of CXApp was derived from the audited combined carve-out financial statements of Design Reactor and subsidiaries as of and for the year ended December 31, 2022, included elsewhere in this Report. Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of KINS and Design Reactor and subsidiaries, respectively. This information should be read together with the financial statements of KINS and Design Reactor and subsidiaries and related notes, the sections titled “KINS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Design Reactor, Inc and Subsidiaries” and other information included in the prospectus and this registration statement, as applicable.

The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a forward merger), KINS’ assets and liabilities will be recorded at carrying value and the assets and liabilities associated with CXApp will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. The process of valuing the net assets of CXApp immediately prior to the merger for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical balance sheets of KINS and CXApp on a pro forma basis as if the Business Combination and related transactions had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest period presented. KINS and CXApp have not had any historical operating relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger Agreement

On September 25, 2022, KINS entered into the Merger Agreement, by and among KINS, Inpixon, CXApp, and Merger Sub, pursuant to which KINS will combine with CXApp, Inpixon’s Enterprise Apps Business. Also on September 25, 2022, and in connection with the execution of the Merger Agreement, KINS, Inpixon, CXApp and the Sponsor entered into the Sponsor Support Agreement.

Immediately prior to the Merger and pursuant to the Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, and other ancillary conveyance documents, Inpixon, among other things and on the terms and subject to the conditions of the Separation and Distribution Agreement, transferred the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp and, in connection therewith, effected the Distribution by distributing to Inpixon securityholders 100% of the CXApp Common Stock, as further described below.

Immediately following the Distribution, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into CXApp, with CXApp continuing as the surviving company in the Merger and as a wholly-owned subsidiary of KINS (the Merger).

The Merger Agreement, along with the Separation and Distribution Agreement and the other transaction documents entered into in connection therewith, provides for, among other things, the consummation of the following transactions (collectively, the “Business Combination”): (i) Inpixon agreed to transfer the Enterprise Apps Business to its wholly-owned subsidiary, CXApp, and contribute $10 million in capital thereto (net of cash held by CXApp as of the Effective Time), (ii) following the Separation, Inpixon agreed to distribute 100% of the shares of CXApp Common Stock to Inpixon securityholders by way of the Distribution and (iii) following the completion of the foregoing transactions and subject to the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, the parties agreed to consummate the Merger.

Following the Business Combination, New CXApp has two classes of common stock: New CXApp Class A Common Stock and New CXApp Class C Common Stock. The New CXApp Class A Common Stock and the New CXApp Class C Common Stock are identical in all respects, except that the New CXApp Class C Common Stock is subject to transfer restrictions and automatically converts into New CXApp Class A Common Stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the New CXApp Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

At the closing of the Business Combination, each share of KINS Class A Common Stock and Class B Common Stock was exchanged for one share of New CXApp Class A Common Stock, subject to adjustment pursuant to the Sponsor Support Agreement noted below. Additionally, the outstanding shares of CXApp Common Stock after the Distribution and immediately prior to the effective time of the Merger were converted into an aggregate of 6.9 million shares of New CXApp Common Stock which were issued to Inpixon shareholders, subject to adjustment. Each holder’s aggregate merger consideration consisted of 10% New CXApp Class A Common Stock and 90% New CXApp Class C Common Stock (such percentages, in each case, subject to adjustment to comply with the listing requirements set forth under Nasdaq Listing Rule 5505(b)(2). Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed that, subject to the limitation set forth therein, the total amount of shares of New CXApp Common Stock issued to CXApp Stockholders (as of immediately after consummation of the Distribution) at the Closing will exceed the total amount of shares of New CXApp Common Stock issued to all other parties at the Closing by one share.

The following summarizes the pro forma ownership of Common Stock of New CXApp following the Business Combination:

	Class A	%	Class C	%	Total Shares	%
CXApp existing Stockholders(1)	1,547,700	11.0%	5,487,300	39.0%	7,035,000	50.0%
KINS Public Stockholders(2)(7)	157,223	1.1%	-	-%	157,223	1.1%
Sponsor(3)(6)(7)	6,054,776	43.0%	-	-%	6,054,776	43.0%
Direct Anchor Investors(4)	225,000	1.6%	-	-%	225,000	1.6%
Inpixon(5)(6)(7)	598,000	4.3%	-	-%	598,000	4.3%
Pro forma Common Stock	8,582,699	61.0%	5,487,300	39.0%	14,069,999	100.0%

(1)	The New CXApp Class A Common Stock and the New CXApp Class C Common Stock will be identical in all respects, except that the New CXApp Class C Common Stock will be subject to transfer restrictions and will automatically convert into New CXApp Class A Common Stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the New CXApp Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger. Includes 135,000 shares of New CXApp Common Stock issuable pursuant to a working capital adjustment.
(2)	Excludes 13,800,000 shares of New CXApp Class A Common Stock underlying the public warrants.
(3)	Excludes 10,280,000 shares of New CXApp Class A Common Stock underlying the private warrants.
(4)	Includes 225,000 shares of New CXApp Class A Common Stock held by BlackRock Inc. and reflecting forfeiture to Sponsor of 525,000 shares of KINS Class B Common Stock prior to Closing.
(5)	Reflects shares of New CXApp Class A Common Stock attributable to Inpixon for its existing interests in KINS.
(6)	Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed, subject to the limitation set forth therein, to forfeit 22,224 shares of New CXApp Common Stock (as of immediately prior to the consummation of the Merger).
(7)	Reflects the redemptions of 230,328 KINS public shares prior to Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(in thousands, except share and per share amounts)

			Autonomous		Transaction		Pro
	KINS	CXApp	Entity		Accounting		Forma
	(Historical)	(Historical)	Adjustments		Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$224	$6,308	$3,692	A	$1,579	C	$11,223
					(580)	E
Accounts receivable, net of allowances	-	1,338	-		-		1,338
Notes and other receivables	-	273	-		-		273
Prepaid expenses and other current assets	4	650	-		-		654
Total current assets	228	8,569	3,692		999		13,488
Cash and investments held in Trust Account	3,924	-	-		(2,345)	B	-
					(1,579)	C
Property and equipment, net	-	202	-		-		202
Operating lease right-of-use asset, net	-	681	-		-		681
Software development costs, net	-	487	-		(487)	H	-
Goodwill	-	-	-		42,102	H	42,102
Intangible assets, net	-	19,289	-		1,681	H	20,970
Other assets	-	52	-		-		52
Total Assets	$4,152	$29,280	$3,692		$40,371		$77,495

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$-	$1,054	$-		$-		$1,054
Accrued liabilities	2,834	1,736	-		3,699	D	8,037
					(232)	E
Operating lease obligation, current	-	266	-		-		266
Deferred revenue	-	2,162	-		226	H	2,388
Acquisition liability	-	197	-		(197)	F	-
Income taxes payable	49	-	-		-		49
Promissory note - related party working capital loan	348	-	-		(348)	E	-
Total current liabilities	3,231	5,415	-		3,148		11,794
Operating lease obligation, noncurrent	-	444	-		-		444
Other liabilities, noncurrent	-	30	-		-		30
Derivative liabilities	722	-	-		-		722
Total Liabilities	3,953	5,889	-		3,148		12,990

Temporary Equity:
Common stock subject to possible redemption	3,914	-	-		(2,345)	B	-
					(1,569)	G
Total temporary equity	3,914	-	-		(3,914)		-

Stockholders’ Equity (Deficit)
Preferred stock	-	-	-		-		-
Class A Common Stock	-	-	-		1	G	1
Class B Common Stock	1	-	-		(1)	G	-
Class C Common Stock	-	-	-		1	H	1
Parent’s net equity	-	23,391	3,692	A	197	F	-
					(27,280)	H
Additional paid-in capital	-	-	-		1,569	G	71,918
					70,349	H
Accumulated deficit	(3,716)	-	-		(3,699)	D	(7,415)
Total stockholders’ equity (deficit)	(3,715)	23,391	3,692		41,137		64,505
Total liabilities, temporary equity and stockholders’ equity (deficit)	$4,152	$29,280	$3,692		$40,371		$77,495

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

			Autonomous		Transaction		Pro
	KINS	CXApp	Entity		Accounting		Forma
	(Historical)	(Historical)	Adjustments		Adjustments		Combined
Revenues	$-	$8,470	$-		$-		$8,470
Cost of revenues	-	2,064	-		-		2,064
Gross profit	-	6,406	-		-		6,406

Operating expenses:
Formation and operating costs	2,951	-	-		-		2,951
Research and development	-	9,323	-		-		9,323
Sales and marketing	-	5,096	-		-		5,096
General and administrative	-	11,571	811	AA	3,699	CC	16,081
Acquisition-related costs	-	16	-		-		16
Impairment of goodwill	-	5,540	-		-		5,540
Amortization of intangibles	-	3,885	-		(162)	DD	3,723
Total operating expenses	2,951	35,431	811		3,537		42,730

Loss from operations	(2,951)	(29,025)	(811)		(3,537)		(36,324)

Other income (expense):
Interest income, net	-	4	-		-		4
Other expense	-	(1)	-		-		(1)
Gain on elimination waiver of deferred underwriting fee	372	-	-		-		372
Change in fair value of derivative liabilities	10,553	-	-		-		10,553
Interest earned on cash and investments held in Trust Account	422	-	-		(422)	BB	-
Total other income (expense)	11,347	3	-		(422)		10,928

Income (loss) before income taxes	8,396	(29,022)	(811)		(3,959)		(25,396)

Income tax expense	(49)	(153)	-		-		(202)

Net income (loss)	$8,347	$(29,175)	$(811)		$(3,959)		$(25,598)

Net income (loss) per share (Note 4):
Class A common stock (basic & diluted)	$0.43						$(1.82)
Class B common stock (basic & diluted)	$0.43
Class C common stock (basic & diluted)							$(1.82)

Weighted average shares outstanding:
Class A common stock (basic & diluted)	12,546,423						8,582,699
Class B common stock (basic & diluted)	6,900,000
Class C common stock (basic & diluted)							5,487,300

NOTES TO
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a forward merger), KINS’ assets and liabilities will be recorded at carrying value and the assets and liabilities associated with CXApp will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in these unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Business Combination and related transactions as if they occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to the Business Combination and related transactions as if they occurred on January 1, 2022. These periods are presented on the basis that KINS is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on currently available information and certain assumptions and methodologies that New CXApp management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. New CXApp management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of KINS and Design Reactor and subsidiaries.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New CXApp. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The Company has elected not to present management adjustments and will only be presenting transaction accounting adjustments and autonomous entity adjustments in the unaudited pro forma condensed combined financial information. The autonomous entity adjustments are management estimates to reflect incremental costs of CXApp being a standalone entity.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of New CXApp Common Stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2022.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The autonomous entity adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

A.	Represents Inpixon’s remaining contribution to CXApp of approximately $3.7 million in accordance with the Separation and Distribution Agreement, in which Inpixon has agreed to contribute cash of $10 million to CXApp, net of cash held by CXApp as of the Effective Time (approximately $6.3 million as of December 31, 2022).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

B.	Reflects redemptions of 230,328 KINS public shares prior to closing, for aggregate payments to redeeming shareholders of $2.3 million at a redemption price of $10.18 per share.

C.	Reflects the reclassification of $1.6 million held in the Trust Account after redemptions, inclusive of interest earned on the Trust Account, to cash and cash equivalents that becomes available at closing of the Business Combination.

D.	Represents non-recurring estimated transaction costs inclusive of advisory, banking, printing, legal and accounting fees incurred in connection to the Business Combination. Estimated total transaction costs of approximately $6.1 million are anticipated to be paid after closing, of which $2.4 million is accrued on the historical financial statements of KINS. Transaction costs expected to be incurred by CXApp and KINS in connection with the Business Combination totaling $2.8 million and $3.3 million, respectively, are expensed as incurred in accordance with ASC 805.

E.	Represents the settlement of franchise taxes payable by KINS totaling $0.2 million and repayment of a KINS related party promissory note totaling $0.3 million at closing of the Business Combination.

F.	Reflects the settlement of the acquisition liability by New CXApp and Inpixon. The acquisition liability relates to the acquisition of Design Reactor (CXApp) by Inpixon in 2021 which Inpixon has assumed and therefore will not be an obligation of New CXApp. Inpixon has settled the remaining acquisition related obligations with the sellers.

G.	Reflects the reclassification of approximately $1.6 million of KINS Class A Common Stock to permanent equity and conversion of KINS Class B Common Stock to New CXApp Class A Common Stock.

H.	Represents adjustments for the estimated preliminary purchase price allocation for the Business Combination. The preliminary calculation of total consideration is presented below as if the Business Combination was consummated on December 31, 2022:

Fair Value
(in thousands)
Equity consideration to CXApp existing Stockholders(1)	$69,000
Working capital adjustment(2)	1,350
Total consideration	$70,350
Assets acquired:
Cash and cash equivalents	$10,000
Accounts receivable	1,338
Notes and other receivables	273
Prepaid expenses and other current assets	650
Property and equipment	202
Operating lease right-of-use asset	681
Other assets	52
Trade names and trademarks	2,960
Customer relationships	5,654
Developed technology	10,040
Non-compete agreements	52
Intellectual property	1,777
Internal software	487
Goodwill	42,102
Total assets acquired	76,268
Liabilities assumed:
Accounts payable	1,054
Accrued liabilities	1,736
Deferred revenue	2,388
Operating lease obligations	710
Other liabilities	30
Total liabilities assumed	5,918
Estimated fair value of net assets acquired	$70,350

(1)	Represents the pre-transaction equity value of CXApp of $69.0 million issuable to existing CXApp Stockholders in 6,900,000 shares of New CXApp Common Stock consisting of 10% New CXApp Class A Common Stock and 90% New CXApp Class C Common Stock (such percentages, in each case, subject to adjustment to comply with NASDAQ listing requirements), each at a deemed value of $10.00 per share.
(2)	Represents additional equity consideration issuable to existing CXApp Stockholders in 135,000 shares of New CXApp Common Stock pursuant to a working capital adjustment.

Below is a summary of intangible assets identified and acquired in the Business Combination based on the preliminary purchase price allocation and the resulting adjustments to recognize the step-up in basis:

		Fair Value	Useful Life
Identified Intangible Assets (in thousands)	Fair Value	Adjustment	(Years)
Trade names and trademarks	$2,960	$1,502	7.00
Customer relationships	5,654	1,018	5.00
Developed technology	10,040	(1,741)	10.00
Non-compete agreements	52	(1,362)	1.58
Intellectual property	1,777	1,777	2.00
Internal software	487	487	2.00
Total	$20,970	$1,681

Goodwill represents the excess of total consideration over the estimated fair value of the net assets acquired and is largely attributable to synergies and acquired workforce. Approximately $42.1 million has been allocated to goodwill pursuant to the preliminary purchase price allocation.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized. The Company is evaluating whether the goodwill is deductible for income tax purposes.

This adjustment also eliminates the pro forma historical equity of CXApp of approximately $27.3 million in accordance with the acquisition accounting at closing, and reflects the issuance of 7,035,000 shares of New CXApp Common Stock at a deemed value of $10.00 per share as merger consideration at closing within the par value accounts of New CXApp Class A and Class C Common Stock, respectively, and additional paid-in capital.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The autonomous entity adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are as follows:

AA. Reflects estimated incremental general and administrative expenses to reflect CXApp as a standalone entity, primarily including additional compensation costs, insurance, and other general and administrative costs.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are as follows:

BB. Reflects elimination of investment income on the Trust Account.

CC. Reflects estimated transaction costs not yet recognized within the historical financial information presented of approximately $3.7 million to be expensed as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

DD. Represents incremental adjustments to intangible asset amortization for the step-up in basis of intangible assets subject to amortization acquired in the Business Combination assuming the Business Combination occurred on January 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

			Amortization for
			the Year Ended
Identified Intangible Assets (in thousands)	Fair Value	Years of Amortization	December 31, 2022
Trade names and trademarks	$2,960	7.00	$423
Customer relationships	5,654	5.00	1,131
Developed technology	10,040	10.00	1,004
Non-compete agreements	52	1.58	33
Intellectual property	1,777	2.00	889
Internal software	487	2.00	244
Total amortization expense			$3,723

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entirety of all periods presented.

	Year Ended December 31,
	2022(1)
	Class A	Class C
Pro forma net loss	$(15,615)	$(9,983)
Weighted average shares outstanding - basic and diluted	8,582,699	5,487,300
Pro forma net loss per share - basic and diluted	$(1.82)	$(1.82)
Excluded securities:(2)
Public Warrants	13,800,000	13,800,000
Private Warrants	10,280,000	10,280,000

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF DESIGN REACTOR, INC. AND SUBSIDIARIES

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying condensed consolidated financial statements, combined carve-out financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere, including information with respect to its plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The following discussion refers to the financial results of Design Reactor, Inc. and Subsidiaries, for the years ended December 31, 2022, and December 31, 2021. For purposes of this following discussion the terms “we”, ‘our” or “us” or “the Company” and similar references refers to Design Reactor, Inc. and Subsidiaries and its affiliates. The terms defined in this section shall have the meaning ascribed to it in this section only. Except for per share data and as otherwise indicated, all dollar amounts set out herein are in millions.

Overview of Our Business

Design Reactor, Inc. and subsidiaries is in the business of delivering a workplace experience platform for enterprise customers. Our technologies and solutions help enterprise customers deliver a comprehensive business journey in a work ‘from-anywhere’ world for employees, partners, customers and visitors. We offer native mapping, analytics, on-device positioning (or ODP) and applications technologies that aim to bring people together.

Our customers use our enterprise solutions in a variety of ways, including, but not limited to, workplace experience, employee engagement, desk and meeting room reservations, workplace analytics, occupancy management, content delivery, corporate communications and notifications, event management, live indoor mapping, wayfinding and navigation.

Our enterprise app platform is the intersection of technology, intelligence, automation and experience for today’s hybrid workplace and the workplace of the future.

Prior to the closing of the Business Combination, Design Reactor, Inc. and subsidiaries were wholly owned subsidiary of Inpixon (“Inpixon”) and the Company’s financial statements consist of Design Reactor, Inpixon Canada, Inpixon Philippines and select assets, liabilities, revenues and expenses of Inpixon and Inpixon India (collectively the “Company,” “we,” “us” or “our”), show the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company and should be read in conjunction with the accompanying notes thereto. The Company’s combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in the Company’s financial statements include an allocation for certain corporate and shared service functions. Management believes the assumptions underlying our combined carve-out financial statements are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

The unaudited condensed consolidated financial statements of Successor and Predecessor are not comparable due to a new basis of accounting that was created from the business combination that occurred on the Closing Date. Therefore, the reporting period has been separated by a black line in the condensed consolidated financial statements with the Predecessor representing the pre-Closing Date period (January 1, 2023 through March 14, 2023) and the Successor representing the post-Closing Date period (March 15, 2023 through March 31, 2023). The Company noted that the “Predecessor” includes financial information related to the Enterprise Apps Business, while the “Successor” includes financial information related to the newly formed company after the business combination.

Recent Events

The Business Combination

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”), was entered into by and among Inpixon, KINS Technology Group Inc., a Delaware corporation (“KINS”), CXApp Holding Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Inpixon (“CXApp”), and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) in exchange for the issuance of shares of KINS capital stock valued at $69 million (the “Business Combination”). The transaction closed on March 14, 2023.

Immediately prior to the Merger and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, (the “Separation Agreement”), and other ancillary conveyance documents, Inpixon, among other things and on the terms and subject to the conditions of the Separation Agreement, transferred the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the “Reorganization”). Following the Reorganization, Inpixon distributed 100% of the common stock of CXApp, par value $0.00001, to certain holders of Inpixon securities as of the record date (the “Spin-Off”).

Immediately following the Spin-Off, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into CXApp (the “Merger”), with CXApp continuing as the surviving company and as a wholly-owned subsidiary of KINS.

The Merger Agreement, along with the Separation and Distribution Agreement and the other transaction documents entered into in connection therewith, provided for, among other things, the consummation of the following transactions: (i) Inpixon transferred the Enterprise Apps Business (the “Separation”) to its wholly-owned subsidiary, CXApp, and contributed approximately $4 million in additional cash so that CXApp would have a minimum of $10 million in cash and cash equivalents as of the closing of the Business Combination before deduction of expenses (the “Cash Contribution”), (ii) following the Separation, Inpixon distributed 100% of the shares of CXApp Common Stock to Inpixon securityholders by way of the Distribution and (iii) following the completion of the foregoing transactions and subject to the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, the parties consummated the Merger. The Separation, Distribution and Merger were intended to qualify as “tax-free” transactions.

At the time the Business Combination was effected (the “Closing”), the outstanding shares of CXApp Common Stock after the Distribution and immediately prior to the effective time of the Merger were converted into an aggregate of 7,035,000 shares of KINS Common Stock which was issued to Inpixon securityholders, subject to adjustment. Each holder’s aggregate merger consideration consisted of approximately 22% KINS Class A Common Stock and approximately 78% KINS Class C Common Stock.

Resale of Shares in this Registration Statement

The Company has filed this registration statement for the resale of a substantial number of shares, which has the potential to significantly impact the market for our company’s common stock. When a large number of shares become available for sale, it can create an imbalance between supply and demand, potentially resulting in downward pressure on the market price of the common stock. The increased supply of shares from this resale could outweigh the existing demand, leading to a potential decline in market price.

Investors should carefully consider the impact of the Sponsor’s ability to sell all of its shares, given their significant ownership stake of approximately 43% of outstanding shares of common stock. The sale of these shares by the Sponsor could have a notable effect on the overall market for our common stock. It is crucial for investors to evaluate the potential consequences of this significant ownership concentration and its potential impact on the market price.

Furthermore, the availability of the registration statement allows the Sponsor to sell its shares at any time while the registration statement remains effective. This unrestricted ability to sell shares may increase the supply of shares in the market, potentially exerting further downward pressure on the market price of our common stock.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the Private Placement Warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

Accounting Treatment for the Business Combination

The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company.

Key Factors Affecting Design Reactor’s Results of Operations

Our financial position and results of operations depend to a significant extent on the following factors:

Customer Base

Our customer base is currently operating within approximately 17 different industries, including approximately 24% in software and technology, 24% in healthcare and 20% in retail. Approximately 85% of our customers are headquartered in the United States; however, our products are deployed across more than 400 customer campuses located in approximately 240 cities and over 55 countries throughout the world.

Our management uses key metrics such as total revenue growth, recurring and non-recurring revenue, existing customer expansion rates, number of customer campuses (which management believes is a more meaningful metric to measure performance than total number of customers), and churn rates to measure customer growth and market penetration. The CXApp carve-out financials show that our revenue has increased from approximately $6.4M for the twelve-month period ending December 2021 to approximately $8.5M for the twelve-month period ending December 31, 2022 (which was as a result of a full year of the acquisition of Design Reactor in April 2021). Approximately 65% of the Company’s revenue was recurring in 2022 and approximately 53% was recurring in 2021. Approximately 40% of our customers have expanded to add additional revenue opportunities with new campuses, features, or integrations within twelve months of initial deployment and we have an average quarterly customer churn rate of less than 5% for the twelve months ended December 31, 2022.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our top three customers accounted for approximately 27% of our gross revenue during each of the years ended December 31, 2022 and 2021. One customer accounted for 11% of our gross revenue in 2022 and a separate customer accounted for 12% in 2021; however, each of these customers may or may not continue to be a significant contributor to revenue in 2023. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Competition

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face, among other things, significant price competition from our competitors. As a result, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors and may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our products and services.

Our profitability is dependent on the prices we are able to charge for our products and services. The prices we are able to charge for our products and services are affected by a number of factors, including:

●	our customers’ perceptions of our ability to add value through our products and services;

●	introduction of new products or services by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our products or services justifies it;

●	procurement practices of our customers; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

Research and Development

Our future plans include investments in research and development and related product opportunities. Our management believes that we must continue to dedicate resources to research and development efforts to maintain a competitive position. However, if we do not receive significant revenue from these investments, if the investments don’t yield expected benefits or if we don’t have the needed funding to invest in the technology, our results of operations could be adversely impacted.

Pandemic and World Environment

Our business has been impacted by the COVID-19 pandemic and general macroeconomic conditions and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience impact in the demand of certain products and delays in certain projects and customer orders either because of customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology. If we are unable to successfully respond and manage the impact of the pandemic, and the resulting responses to it, our business, operations, financial condition and results of operations could be adversely impacted.

Components of Results of Operations

Revenues

The Company derives revenue from software as a service, design, deployment and implementation services for its enterprise apps business.

Cost of Revenues

Cost of revenues includes the direct costs to deliver the services including labor, overhead, hardware and shipping and freight costs.

Gross Profit

Gross profit, calculated as revenues less costs of revenues, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, customer mix, and production volumes.

Operating Expenses

Operating expenses consist primarily of research and development costs, sales and marketing costs, and general and administrative costs.

Other Income (expense)

Other income (expense) consists primarily of interest expense.

RESULTS OF OPERATIONS

Comparison of the results of operations for the periods ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor), and the three months ended March 31, 2022 (Predecessor)

The following table sets forth our results of operations. This data should be read together with our unaudited financial statements and related notes.

	Successor	Predecessor
(in thousands)	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022
Condensed Consolidated Statements of Operations Data
Revenues	$342	$1,620	$2,582
Cost of revenues	87	483	589
Gross profit	255	1,137	1,993
Operating expenses	742	5,518	3,565
Loss from operations	(487)	(4,381)	(1,572)
Other income (expense), net	1,685	1	1
Income tax benefit/(provision)	1,560	-	(100)
Net income (loss)	$2,758	$(4,380)	$(1,671)

Revenues

The Company derives revenue from subscription software as a service, design, deployment and implementation services for its enterprise apps business. Revenue was $342 thousand and $1,620 thousand for the period ended March 31, 2023 (Successor) and the period ended March 14, 2023 (Predecessor), respectively, compared to $2,582 thousand for the three months ended March 31, 2022 (Predecessor). This decrease of $620 thousand is primarily attributable to timing of sales and level of bookings.

Gross Margin

Cost of revenues includes the direct costs to deliver the services including labor and overhead. Cost of revenues were $87 thousand and $483 thousand for the period ended March 31, 2023 (Successor) and the period ended March 14, 2023 (Predecessor), respectively, compared to $589 thousand for the three months ended March 31, 2022 (Predecessor). The gross profit margin was 75% and 70% for the period ended March 31, 2023 (Successor) and the period ended March 14, 2023 (Predecessor), respectively, compared to 77% for the three months ended March 31, 2022 (Predecessor). This fluctuation in gross margin is primarily due to the sales mix during the year and the timing of related support expenses.

Operating Expenses

Operating expenses consist primarily of research and development costs, sales and marketing costs, and general and administrative costs. Operating expenses were $742 thousand and $5,518 thousand for the period ended March 31, 2023 (Successor) and the period ended March 14, 2023 (Predecessor), respectively, compared to $3,565 thousand for the three months ended March 31, 2022 (Predecessor). This increase of $2,695 thousand is primarily attributable to a $2,827 thousand benefit recorded during the three months ended March 31, 2022 (Predecessor) related to an earnout.

Other Income/(Expense)

Other income/(expense) was an $1,685 thousand in income and $1 thousand in income for the period ended March 31, 2023 (Successor) and the period ended March 14, 2023 (Predecessor), respectively, compared to $1 thousand in income for the three months ended March 31, 2022 (Predecessor). This increase in other income was primarily attributable to changes in fair value of derivative warrant liabilities of $1,686 thousand during the period ended March 31, 2023 (Successor).

Provision for Income Taxes

There was an income tax benefit of approximately $1,560 thousand and $0 thousand for the period ended March 31, 2023 (Successor) and the period ended March 14, 2023 (Predecessor), respectively, compared income tax expense of $100 thousand for the three months ended March 31, 2022 (Predecessor). The income tax benefit relates for the period ended March 31, 2023 (Successor) primarily a result of the release of valuation allowance attributable to acquired intangible assets from the Business Combination.

Non-GAAP Financial information

EBITDA

The Company includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non- recurring items and non-cash stock-based compensation. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP. The table below presents our adjusted EBITDA, reconciled to net income for the periods indicated (in thousands).

	Successor	Predecessor
	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022
Net income (loss)	$2,758	$(4,380)	$(1,671)
Interest and other (income)	1	(1)	(1)
Income tax (benefit)/provision	(1,560)	-	100
Depreciation and amortization	120	1,034	1,120
EBITDA	1,319	(3,347)	(452)
Adjusted for:
Earnout compensation expense (benefit)	-	-	(2,827)
Changes in fair value of warrant liabilities	(1,686)	-	-
Unrealized (gains) losses	3	(32)	(266)
Stock-based compensation - compensation and related benefits	2	158	647
Adjusted EBITDA	$(362)	$(3,221)	$(2,898)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non- cash items including acquisition transaction and financing costs, impairment, unrealized gains, stock based compensation, interest income and expense, and income tax benefit.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other condensed consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. As of March 31, 2023 (Successor), our principal source of liquidity was cash and cash equivalents of $6,724 thousand.

Financing Obligations and Requirements

As of March 31, 2023 (Successor), the Company has a working capital surplus of approximately $3,052 thousand, and cash and cash equivalents of approximately $6,724 thousand. For the period ended March 31, 2023 (Successor), the Company had a net income of approximately $2,758 thousand. During the period ended March 31, 2023 (Successor), the Company used approximately $4,431 thousand of cash for operating activities.

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. To the extent that our resources from the business combination are insufficient to satisfy our cash requirements, we may enter into equity or debt financing transactions. These transactions are expected to provide us additional cash to fund our capital and liquidity requirements in the short and long-term. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, or eliminating redundancies, which may adversely affect our business, operating results, financial condition and prospects. Our business has been impacted by the COVID-19 pandemic and general macroeconomic conditions and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience impact in the demand of certain products and delays in certain projects and customer orders either because customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology.

The total impact that COVID-19 and general macroeconomic conditions may continue to impact our results of operations continues to remain uncertain and there are no assurances that we will be able to continue to experience the same growth or not be materially adversely affected. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position and access to capital markets, the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date this financial statements were made issued.

Liquidity and Capital Resources

The Company’s net cash flows used in operating, investing and financing activities and certain balances are as follows (in thousands):

	Successor	Predecessor
	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022

Cash flows (used in) provided by
Net cash used in operating activities	$(4,431)	$(5,144)	$(4,140)
Net cash provided by (used in) investing activities	9,980	(54)	(51)
Net cash (used in) provided by financing activities	(328)	8,892	4,553
Effect of exchange rates on cash	-	1	4
Net increase in cash and cash equivalents	$5,221	$3,695	$366

	Successor	Predecessor
	March 31, 2023	December 31, 2022
Cash and cash equivalents	$6,724	$6,308
Working capital surplus	$3,052	$3,154

Operating Activities for the periods ended March 31, 2023 (Successor), March 14, 2023 (Predecessor), and the three months ended March 31, 2022 (Predecessor)

	Successor	Predecessor
	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022
Net income (loss)	$2,758	$(4,380)	$(1,671)
Non-cash income and expenses	(3,113)	1,200	(1,272)
Net change in operating assets and liabilities	(4,076)	(1,964)	(1,197)
Net cash used in operating activities	$(4,431)	$(5,144)	$(4,140)

Cash Flows from Investing Activities for the periods ended March 31, 2023 (Successor), March 14, 2023 (Predecessor), and the three months ended March 31, 2022 (Predecessor)

Net cash flows provided by investing activities during the period ended March 31, 2023 (Successor) was approximately $9,980 thousand compared to net cash flows used in investing activities for the period ended March 14, 2023 (Predecessor) and during the three months ended March 31, 2022 (Predecessor) of approximately $54 thousand and $51 thousand, respectively. Cash flows related to investing activities during the period ended March 31, 2023 (Successor) include $23.0 thousand for the purchase of property and equipment, and $10,003 thousand for cash acquired in connection with the Business Combination. Cash flows related to investing activities during the period ended March 14, 2023 (Predecessor) include $9 thousand for the purchase of property and equipment, and $45 thousand for the investment in capitalized software. Cash flows related to investing activities during the three months ended March 31, 2022 (Predecessor) include $12 thousand for the purchase of property and equipment, and $39 thousand for investment in capitalized software.

Cash Flows from Financing Activities for the periods ended March 31, 2023 (Successor), March 14, 2023 (Predecessor), and the three months ended March 31, 2022 (Predecessor)

Net cash flows used in financing activities during period ended March 31, 2023 (Successor) was $328 thousand compared to net cash flows provided by financing activities for the period ended March 14, 2023 (Predecessor) and during the three months ended March 31, 2022 (Predecessor) of approximately $8,892 thousand and $4,553 thousand, respectively. During the period ended March 31, 2023 (Successor), the Company paid $328 thousand in cash outflows from a repayment of a related party promissory note. During the period ended March 14, 2023 (Predecessor), the Company received $9,089 thousand in incoming cash flows from parent, and paid $197 thousand in cash outflows from a payment of an acquisition liability. During the three months ended March 31, 2022 (Predecessor), the Company received $6,444 thousand in incoming cash flows from parent, and paid $104 thousand and $1,787 thousand in cash outflows from taxes paid related to share based compensation and from a payment of an acquisition liability, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consists of operating lease liabilities and acquisition liabilities that are included in our balance sheet. As of March 31, 2023 (Successor), the total obligation for operating leases is approximately $571 thousand, of which approximately $195 thousand is expected to be paid in the next twelve months.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Critical Accounting Estimates

Our financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our condensed consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the condensed consolidated financial statements which are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service and professional services for its enterprise apps software.

Our contracts with customers often include promises to transfer multiple distinct products and services.

Our licenses are sold as perpetual or term licenses and the arrangements typically contain various combinations of maintenance and professional services, which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

●	Revenue related to subscription software as a service contract is recognized over time using the output method (days of software provided) because we are providing continuous access to its service.

●	Professional services revenue is accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the statement of operations in proportion to the stage of completion of the contract. Accounting for these contracts involves the use of estimates to determine total contract costs to be incurred.

●	Professional services revenue under fixed fee contracts is recognized over time using the input method (direct labor hours) to recognize revenue over the term of the contract. We have elected the practical expedient to recognize revenue for the right to invoice because our right to consideration corresponds directly with the value to the customer of the performance completed to date.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. We offer discounts in the form of prompt payment discounts and rebates for a decrease in service level percentages. We have determined that the most likely amount method is most useful for contracts that provides these discounts and rebates as the contracts have two potential outcomes and a significant reversal in the amount of cumulative revenue recognized is not expected to occur. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.

Goodwill, Acquired Intangible Assets and Other Long-Lived Assets - Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation we did not record a charge for impairment related to long-lived assets for the period ended March 31, 2023 (Successor) or the year ended December 31, 2022 (Predecessor).

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the period ended March 14, 2023 (Predecessor), period ended March 31, 2023 (Successor), and the three months ended March 31, 2022 (Predecessor), which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

We have recorded goodwill and other indefinite-lived assets in connection with the Business Combination. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount may not be recoverable.

We analyzed goodwill first to assess qualitative factors, such as macroeconomic conditions, changes in the business environment and reporting unit specific events, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. If we bypass the qualitative assessment or conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We calculate the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, we use internally developed discounted cash flow models that include the following assumptions, among others made by management: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, we use internal analyses based primarily on market comparables. We base these assumptions on its historical data and experience, third party appraisals, industry projections, micro and macro general economic condition projections, and its expectations. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies and (iii) the adequacy of future income as of and for the period ended March 31, 2023 (Successor), based upon certain economic conditions and historical losses through March 31, 2023. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for the Company as of March 31, 2023 (Successor) and December 31, 2022 (Predecessor), and no liability for unrecognized tax benefits was required to be reported.

The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the period ended March 31, 2023 (Successor), the period ended March 14, 2023 (Predecessor), or the three months ended March 31, 2022 (Predecessor).

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our financial results will be adjusted. All acquisition costs are expensed as incurred. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are combined as of and subsequent to the acquisition date and are included in our financial statements from the acquisition date.

Derivative Warrant Liabilities

We account for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheets date until exercised, and any change in fair value is recognized in our Condensed Consolidated Statements of Operations. We utilized the Public Warrant quoted market price as the fair value of the Warrants as of each relevant date.

Year Ended December 31, 2022 compared to the Year Ended December 31, 2021

The following table sets forth our results of operations for the years ended December 31, 2022 and 2021. This data should be read together with our financial statements and related notes included elsewhere in this registration statement, and is qualified in its entirety by reference to such financial statements and related notes in this Report.

	For the Years Ended December 31
	2022		2021
		% of		% of	$	%
(in thousands, except percentages)	Amount	Revenues	Amount	Revenues	Change	Change*
Revenues	$8,470	100%	$6,368	100%	$2,102	33%
Cost of revenues	2,064	24%	1,646	26%	418	25%
Gross profit	6,406	76%	4,722	74%	1,684	36%
Operating expenses	35,431	418%	49,225	773%	(13,794)	(28)%
Loss from operations	(29,025)	(343)%	(44,503)	(699)%	15,478	(35)%
Other income (expense)	3	0%	1	0%	2	200%
Income tax provision	(153)	(2)%	2,527	40%	(2,680)	106%
Net loss	$(29,175)	(344)%	$(41,975)	(659)%	12,800	(30)%

*	Amounts used to calculate dollar and percentage changes are based on numbers in the thousands. Accordingly, calculations in this item, which may be rounded to the nearest hundred thousand, may not produce the same results.

Revenues

Revenues for the year ended December 31, 2022 were $8.5 million, compared to $6.4 million for the comparable period in the prior year for an increase of approximately $2.1 million, or approximately 33%. This increase is primarily the result of the inclusion of a full twelve months of revenue received from smart office app sales in 2022 as compared to only 8 months of mobile apps sales in 2021 following the acquisition of Design Reactor in 2021.

Gross Margin

Cost of revenues for the year ended December 31, 2022 were $2.1 million compared to $1.6 million for the comparable period in the prior year. This increase in cost of revenues of approximately $0.4 million, or approximately 25%, was primarily attributable to higher hosting fees and costs associated with the sale of professional services as a result of increased CXApp product line sales during the year.

The gross profit margin for the year ended December 31, 2022 was 76% compared to 74% for the year ended December 31, 2021. This increased margin is primarily due to more smart office app sales in 2022 versus 2021, which has higher overall gross margins.

Operating Expenses

Operating expenses for the year ended December 31, 2022 were $35.4 million and $49.2 million for the comparable period ended December 31, 2021. Of this $13.8 million decrease, there was a decrease of $6.4 million in impairment of goodwill, decrease of $9.4 million for the change in earnout expense, decrease of $2.5 million of stock based compensation offset by an increase of approximately $2.9 million that is attributable to increased operating expenses primarily due to actions taken to consummate the CXApp- acquisition, increased unrealized foreign exchange loss of $1.4 million and an approximate $0.2 million increase in sales and marketing expenses. With the Company’s current liquidity position, the Company has taken steps to reduce operating expenses. Going forward CXApp expects lower acquisition/financing transaction costs, unrealized losses, lower compensation as a result of headcount reductions in Q4 2022 and Q1 2023, as well as lower professional fees and insurance expenses.

Loss From Operations

Loss from operations for the year ended December 31, 2022 was $29.0 million as compared to $44.5 million for the comparable period in the prior year. This decrease in loss of $15.5 million is primarily attributable to decreased operating expenses of $13.8 million as detailed above plus the increased gross profit margin of approximately $1.7 million.

Other Income/(Expense)

Other income/expense for the years ended December 31, 2022 and 2021 were income of approximately $0.03 million and $0.01 million, respectively, and the difference was immaterial.

Provision for Income Taxes

There was an income tax loss of $0.2 million for the year ended December 31, 2022 and an income tax benefit of approximately $2.5 million for the year ended December 31, 2021. The net income tax benefit for the year ended December 31, 2021 is related to a deferred tax benefit from the release of a valuation allowance following the acquisition of intangibles of Design Reactor.

Net Loss

Net loss for the year ended December 31, 2022 was $29.2 million, compared to $42.0 million for the comparable period in the prior year. This decrease in loss of approximately $12.8 million was primarily attributable to the decrease in operating expenses of $13.8 million and the higher gross margin of $1.7 million, offset by a lower income tax benefit of approximately $2.7 million.

Non-GAAP Financial information

EBITDA

This Report includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP. The table below presents our adjusted EBITDA, reconciled to net income for the periods indicated (in thousands).

	For the Years Ended
	December 31,
	2022	2021
Net loss	$(29,175)	$(41,975)
Interest and other income	4	1
Tax expense (benefit)	153	(2,527)
Depreciation and amortization	4,531	3,571
EBITDA	(24,487)	(40,930)
Adjusted for:
Acquisition transaction/financing costs	16	628
Earnout compensation expense/(benefit)	(2,827)	6,524
Professional service fees	-	683
Impairment of goodwill	5,540	11,896
Unrealized gains on notes, loans, investments	1,478	(185)
Stock-based compensation – compensation and related benefits	1,640	4,120
Severance costs	754	135
Adjusted EBITDA	$(17,886)	$(17,129)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non- cash items including acquisition transaction and financing costs, earnout compensation expense, professional service fees, goodwill impairment, unrealized gains, stock based compensation, severance costs, interest income and expense, and income tax benefit.

●	We believe that it is useful to provide investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. In light of the significant number of redemptions and the unlikelihood that the company will receive significant proceeds from exercises of the warrants due to the disparity between the exercise price of the warrants and the current trading price of the Class A common stock, the company’s capital resources and its liquidity position since the business combination are not expected to improve.

As of December 31, 2022, our principal source of liquidity was cash of $6.3 million. As part of the business combination with KINS, our net cash position increased to $10 million at the closing of the transaction. In addition, the net cash position further increased with the $1.6 million we received from the KINS trust account. The total net cash position will be reduced by the transaction expenses of the business combination, which are estimated to be approximately $1.2 million.

The resale of shares under this registration statement may impact the company’s ability to raise additional capital by influencing investor sentiment, potentially resulting in a decrease in demand for the company’s securities. Additionally, the resale of shares may lead to dilution of existing shareholders’ ownership and put downward pressure on the market price of the company’s securities, which could affect the company’s ability to attract new investors and raise capital at favorable terms.

Financing Obligations and Requirements

As of December 31, 2022, the Company had a working capital surplus of approximately $3.2 million, and cash of approximately $6.3 million. For the year ended December 31, 2022, the Company had a net loss of approximately $29.2 million. During the year ended December 31, 2022, the Company used approximately $18.9 million of cash for operating activities. As part of the Inpixon (“Inpixon”) group of companies, the Company has historically been dependent upon Inpixon for its working capital and financing requirements until the closing, as Inpixon uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company were accounted for through the net parent investment account. Accordingly, none of Inpixon’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in the combined carve-out financial statements other than any such amounts that may already be represented as cash balances of the Design Reactor, Inpixon Canada and Inpixon Philippines bank accounts as of December 31, 2022. Net parent investment represents Inpixon’s interest in the recorded net assets of the Company. All significant transactions between the Company and Inpixon have been included in the accompanying combined carve-out financial statements. Transactions with Inpixon are reflected in the accompanying Combined Statements of Changes in Equity as “Parent’s net investment” and in the accompanying Combined Balance Sheets within “Parent’s net investment.” The income statement of the Company includes revenues and expenses that are specifically identifiable to the Company plus certain allocated corporate overhead or other shared costs based on methodologies that management deems appropriate for the nature of the cost. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying combined financial statements. As part of the spin-off transaction, Inpixon contributed the cash needed so that the Company has a $10 million cash balance at the time of the closing of the transaction.

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. To the extent that our resources from the business combination are insufficient to satisfy our cash requirements, we may enter into equity or debt financing transactions. These transactions are expected to provide us additional cash to fund our capital and liquidity requirements in the short and long-term. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, or eliminating redundancies, which may adversely affect our business, operating results, financial condition and prospects. Our business has been impacted by the COVID-19 pandemic and general macroeconomic conditions and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience impact in the demand of certain products and delays in certain projects and customer orders either because of customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology.

Despite these challenges, we were able to realize growth in total revenue for the year ended December 31, 2022 when compared to the year ended 2021, as a result of the addition of the new CXApp product line during the second quarter of 2021. The total impact that COVID-19 and general macroeconomic conditions may continue to impact our results of operations continues to remain uncertain and there are no assurances that we will be able to continue to experience the same growth or not be materially adversely affected. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern; however, with the company’s current liquidity position the company has taken action to reduce operating expenses and extend its runway. This, along with the capital it will receive in the KINS transaction, leads the company to believe it has the ability to mitigate such concerns for a period of at least one year from the date these combined carve-out financials statements were issued.

Liquidity and Capital Resources as of December 31, 2022 Compared With December 31, 2021

The Company’s net cash flows used in operating, investing and financing activities for the years ended December 31, 2022 and 2021 and certain balances as of the end of those periods are as follows (in thousands):

	For the Years Ended
	December 31,
	2022	2021
Net cash used in operating activities	$(18,895)	$(16,919)
Net cash used in investing activities	(482)	(15,469)
Net cash provided by financing activities	20,728	37,330
Effect of foreign exchange rate changes on cash	(71)	(61)
Net increase in cash and cash equivalents	$1,280	$4,881

	As of December 31,
	2022	2021
Cash and cash equivalents	$6,308	$5,028
Working capital surplus (deficit)	$3,154	$(9,702)

Operating Activities for the years ended December 31, 2022 and 2021

Net cash used in operating activities during the period consisted of the following (in thousands):

	For the Years Ended
	December 31,
	2022	2021
Net loss	$(29,175)	$(41,975)
Non-cash income and expenses	10,133	23,585
Net change in operating assets and liabilities	147	1,471
Net cash used in operating activities	$(18,895)	$(16,919)

The non-cash income and expense for the year ended December 31, 2022 of approximately $10.1 million consisted primarily of the following (in thousands):

$4,531	Depreciation and amortization
266	Amortization of right of use asset
1,640	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
1,478	Unrealized loss on note
5,540	Impairment of goodwill
(2,827)	Earnout payment expense
(495)	Other
$10,133	Total non-cash expenses

The net cash used in the change in operating assets and liabilities for the year ended December 31, 2022 aggregated approximately $0.1 million and consisted primarily of the following (in thousands):

$109	Decrease in accounts receivable and other receivables
244	Decrease in inventory, other current assets and other assets
400	Increase in accounts payable
583	Increase in accrued liabilities and other liabilities
(257)	Decrease in operating lease liabilities
(932)	Decrease in deferred revenue
$147	Net cash used in the changes in operating assets and liabilities

The non-cash income and expense for the year ended December 31, 2021 of approximately $23.6 million consisted primarily of the following (in thousands):

$3,571	Depreciation and amortization
257	Amortization of right of use asset
4,120	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
(185)	Unrealized gain/loss on note
(2,591)	Deferred income tax
11,897	Impairment of goodwill
6,524	Earnout payment expense
(8)	Other
$23,585	Total non-cash expenses

The net cash used in the change in operating assets and liabilities for the year ended December 31, 2021 aggregated approximately $1.5 million and consisted primarily of the following (in thousands):

$255	Decrease in accounts receivable and other receivables
(427)	Increase in inventory, other current assets and other assets
69	Increase in accounts payable
892	Increase in accrued liabilities and other liabilities
(275)	Decrease in operating lease liabilities
957	Increase in deferred revenue
$1,471	Net cash used in the changes in operating assets and liabilities

Cash Flows from Investing Activities as of December 31, 2022 and 2021

Net cash flows used in investing activities during 2022 was approximately $0.5 million compared to net cash flows used in investing activities during 2021 of approximately $15.5 million. Cash flows related to investing activities during the year ended December 31, 2022 include $0.1 million for the purchase of property and equipment and $0.4 million for investment in capitalized software. Cash flows related to investing activities during the year ended December 31, 2021 include $0.2 million for the purchase of property and equipment, $0.2 million for investment in capitalized software, $15.0 million paid for the acquisition of CXApp, $0.01 million for the acquisition of intangible assets and $0.1 million paid for acquisition of Visualix.

Cash Flows from Financing Activities as of December 31, 2022 and 2021

Net cash flows provided by financing activities during the year ended December 31, 2022 was $20.7 million. Net cash flows provided by financing activities during the year ended December 31, 2021 was $37.3 million. During the year ended December 31, 2022, the Company received incoming cash flows from Inpixon of $26.0 million, paid $0.1 million of taxes related to the net share settlement of restricted stock units, and paid a $5.1 million liability related to the CXApp acquisition. During the year ended December 31, 2021, the Company received incoming cash flows from Inpixon of $39.0 million, paid $0.7 million of taxes related to the net share settlement of restricted stock units, paid a $0.5 million liability related to the CXApp acquisition, and paid a $0.5 million acquisition liability to the pre-acquisition stockholders of Locality Systems Inc.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consists of operating lease liabilities and acquisition liabilities that are included in our combined balance sheet. As of December 31, 2022, the total obligation for operating leases is approximately $0.7 million, of which approximately $0.3 million is expected to be paid in the next twelve months. As of December 31, 2022, our obligation for acquisition liabilities related to CXApp is approximately $0.2 million of which all is expected to be paid in the next twelve months.

Quantitative and Qualitative Disclosures about Market Risk

We have not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. We use an assumed dividend yield of zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. We account for forfeitures as they occur.

Critical Accounting Policies and Estimates

Our combined financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our combined carve-out financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our combined carve-out financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the combined carve-out financial statements that are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

The Company recognizes revenue when control of the promised products or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps systems, and professional services for work performed in conjunction with its systems.

Our contracts with customers often include promises to transfer multiple distinct products and services. Our licenses are sold as perpetual or term licenses and the arrangements typically contain various combinations of maintenance and professional services, which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

●	We receive fixed consideration for sales of hardware and software products. Revenue is recognized at the point in time when the customer has title to the product and risks and rewards of ownership have transferred.

●	Revenue related to software as a service contract is recognized over time using the output method (days of software provided) because we are providing continuous access to its service.

●	Design and implementation revenue is accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the combined statement of operations in proportion to the stage of completion of the contract. Accounting for these contracts involves the use of estimates to determine total contract costs to be incurred.

●	Professional services revenue under fixed fee contracts is recognized over time using the input method (direct labor hours) to recognize revenue over the term of the contract. We have elected the practical expedient to recognize revenue for the right to invoice because our right to consideration corresponds directly with the value to the customer of the performance completed to date.

●	We recognize revenue related to Maintenance Services evenly over time using the output method (days of software provided) because we provide continuous service, and the customer simultaneously receives and consumes the benefits provided by our performance as the services are performed.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. We offer discounts in the form of prompt payment discounts and rebates for a decrease in service level percentages. We have determined that the most-likely-amount method is most useful for contracts that provide these discounts and rebates as the contracts have two potential outcomes and a significant reversal in the amount of cumulative revenue recognized is not expected to occur. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.

Goodwill, Acquired Intangible Assets and Other Long-Lived Assets — Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation we did not record a charge for impairment related to long-lived assets for the years ended December 31, 2022 or 2021.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended December 31, 2022 and 2021, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

We have recorded goodwill and other indefinite-lived assets in connection with our acquisitions of Locality, Jibestream, and CXApp. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination.

The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount may not be recoverable.

We analyzed goodwill first to assess qualitative factors, such as macroeconomic conditions, changes in the business environment and reporting unit specific events, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. If we bypass the qualitative assessment or conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We calculate the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, we use internally developed discounted cash flow models that include the following assumptions, among others made by management: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, we use internal analyses based primarily on market comparables. We base these assumptions on historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and expectations. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis. For example, a 100 basis points increase or decrease in only the discount rate utilized as part of the discounted cash flow method (income approach) related to the Indoor Intelligence reporting unit could impact the overall fair value of the reporting unit, on a weighted average, by approximately $2.0 million (decrease) and $2.5 million (increase), respectively.

We performed impairment testing during the period and have recorded impairment of goodwill of $5.5 million and $11.9 million during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, cumulative impairment changes are approximately $17.4 million.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the year ended December 31, 2022, based upon certain economic conditions and historical losses through December 31, 2022. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for Design Reactor and Inpixon Philippines as of December 31, 2022 and 2021, and no liability for unrecognized tax benefits was required to be reported.

The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2022 and 2021.

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our combined financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are combined as of and subsequent to the acquisition date and are included in our Combined Financial Statements from the acquisition date.

JOBS Act Accounting Election

Following the transaction, Design Reactor will be an “emerging growth company” as defined in the JOBS Act. As such, Design Reactor will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Design Reactor has not made a decision whether to take advantage of any or all of these exemptions. If Design Reactor does take advantage of some or all of these exemptions, some investors may find Design Reactor’s common stock less attractive. The result may be a less active trading market for Design Reactor’s common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that Design Reactor, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Design Reactor has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

BUSINESS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to CXApp Inc.

Overview

CXApp’s platform is a workplace experience platform for enterprise customers. Our technologies and solutions help enterprise customers deliver a comprehensive business journey in a work ‘from-anywhere’ world for employees, partners, customers and visitors. CXApp offers native mapping, analytics, on-device positioning (or ODP) and applications technologies that aim to bring people together.

Our customers use our enterprise solutions in a variety of ways, including, but not limited to, workplace experience, employee engagement, desk and meeting room reservations, workplace analytics, occupancy management, content delivery, corporate communications and notifications, event management, live indoor mapping, wayfinding and navigation.

Our enterprise app platform is the intersection of technology, intelligence, automation and experience for today’s hybrid workplace and the workplace of the future.

Corporate Strategy

The office, now, is everywhere. We believe that giving employees and teams the ability to manage different types of ‘office scenarios’ from their personal device will be the dominating path forward for a lot of companies.

We believe mobile apps are the only technology that can clearly communicate with employees, other technologies, and physical spaces. Enterprise organizations are considering mobile apps imperative for the successful management of distributed workforces, and the changing office landscape. Over the next five years, we believe all enterprise organizations will be using a mobile app to manage their workplace experience initiatives.

We believe CXApp is uniquely positioned as the connection point of hybrid workplace models — bringing people together through a workplace experience app that helps companies build a more meaningful and productive work experience. We put key technologies, employee engagement initiatives, workplace automation and best practices into action with a comprehensive approach to the workplace — so employees and operations can make faster, reliable, data-driven decisions that influence performance and improve productivity.

Through our strategic growth model, we aim to connect every experience in the workplace with the CXApp platform no matter who you are, where you are, or what you’re doing.

Business Model

The CXApp workplace solution is a SaaS product for enterprise organizations, distributing a mobile app to all employees within the organization. It includes a content management system (or CMS) so customers can adjust configurations for their workplace settings autonomously and spontaneously.

Our pricing structure consists of recurring software fees as well as a professional service fee to setup and deploy a new location or campus, including digitized maps and configurations at the global and regional level.

Technology Overview

CXApp’s platform is a comprehensive workplace experience solution, helping customers drive engagement across their global workforce by introducing a mobile-first mindset to everyday interactions and business needs. We bring workplace experience initiatives together in one hassle-free system so customers don’t have to host, manage, support or maintain. We believe this results in low cost, low overhead and easy maintenance.

The benefits of our technology platform include but are not limited to:

●	Our platform is built on a SaaS model with off-the-shelf product and services requiring minimal customization.

●	Multiple uses, features, technology and partners are all pulled into one platform, creating a central hub.

●	Regular updates, ongoing enhancements and maintenance are performed to ensure all customer apps are built with industry best practices.

●	All customer apps are hosted in an exclusive cloud instance for increased security and reliability.

●	Each customer has access to their own content management system compliance and authentication, built into the platform.

●	The iOS mobile app is natively built with the latest version Swift framework.

●	The AndroidX mobile app is natively built with the latest version AndroidX framework.

●	Security and data privacy protocols are compliant with the EU General Data Protection Regulation and have an ISO 27001 certification.

●	Additional security clearances include SSL/TLS 1.2 for Google App Engine, AES256 bit Advanced Encryption and Google Cloud Key Store.

Products and Services

Our workplace experience solution is a software-as-a-service (or SaaS) platform for the enterprise. Our technology platform delivers the following core components that work in combination to deliver an incredible experience for companies around the world.

●	Workplace Experience — Our workplace experience solution enhances employee experience by providing organizations with a holistic, location-aware, customer-branded employee app for a more connected workplace. This solution helps organizations provide a frictionless work environment to employees with features such as: hot desk and room booking, indoor navigation with turn-by-turn directions on a digital map, company-wide news feeds, an in-app company directory of colleagues and workplace amenities, as well as bookable opportunities and experiences. Our clients include facilities teams solving space utilization challenges, workplace operations teams building incredible experiences for employees and IT teams focused on streamlining their tech stacks to boost productivity and efficiency.

●	Hybrid Meeting — Our executive briefing solution helps enterprise organization create high-touch, high-value, and personalize customer journeys for in-office, remote and hybrid meetings. Our hybrid solution offering streamlines multi-point customer experiences through one environment with support for multiple meetings and diversified locations, agendas for single or multi-day uses, and customizable components for every customer briefing program.

●	Hybrid Events — Our hybrid event solution provides both mobile app and virtual event capabilities to connect tens of thousands of remote and in-person audiences through a fully branded, end-to- end event journey. Our hybrid event platform can host multiple events for enterprise organizations and support ongoing event engagement touchpoints to attendees before, during, and after the event through features such as customizable agendas, real-time activity feeds, instant notifications and more.

●	Mapping Solutions — Our indoor mapping solution helps enterprise organizations add intelligence to complex indoor spaces by integrating business data with geospatially accurate indoor maps to create relevant views of indoor environments. Indoor mapping is integral to supporting location-aware, “internet of things” (or IoT) enabled smart office touchpoints or devices within the customer’s premises. Developers use our mapping solution to bring indoor maps to apps, enabling multiple uses with a single set of maps. This product is intended to serve as a digital twin of a physical space facilitates and can be used for facility management, security, customer or worker experiences, asset tracking and more.

●	Analytics Dashboard — Our robust cloud-based analytics dashboards give enterprise organizations insights into how real estate, technology and people interact across the workplace, so they can make business decisions to unlock savings, improve employee experience or optimize services. With our analytics platform, we allow data from multiple sensors and data sources (third-party sensors, native mapping solutions and data) to be visualized for action by workplace operations teams.

●	On-Device Positioning (or ODP) — Our on-device positioning technology, commonly known as “blue dot,” enables powerful location-based uses and builds upon our mapping offering to give enterprises clients a seamless way to provide navigation assistance within a venue (workplace, event show floor etc.). Our solution displays a user’s precise location and runs on a smartphone, smartwatch or other IoT wearable device and can operate without the internet.

Product Roadmap and Enhancements

Our ability to adapt to technological advancements within our industry is critical to our long-term success and growth. As a result, our executive management must continuously work to ensure that it remains informed and prepared to quickly adapt and leverage new technologies within our product and service offering as such technologies become available. In connection with that goal, we have multi-year product roadmap development plans which include activities related to expanding the use of augmented reality (or AR) and 3D mapping, new integrations with our partners to connect enterprise services to our app, changes to our desk booking solution to allow faster and more informed decision making by the user and improving our on-device positioning solutions and other initiatives described below.

●	Positioning Innovation Powered by Machine Learning — We are expanding our use of machine learning and neural networks to improve positioning accuracy, reliability and range for our positioning and mapping. These improvements will impact our on-device positioning technology used to provide an indoor blue dot for enterprise customers. Following these enhancements, we believe our products should be able to assist in providing predictive, more accurate, bidirectional location information to secure and optimize our deployments using hardware that includes iOS and Android smartphones, IoT sensors, access points or BLE beacons. In addition, we are implementing predictive AI models across our workplace experience platform to provide more actionable insights to our customers on their indoor spaces and how these spaces are being utilized. We expect certain product enhancements related to these initiatives to be released in the first half of 2023, however, this is continuously evolving technology and we would expect to continue to allocate resources to additional development initiatives over the coming years.

●	Mapping and Digital Twin — Our advanced mapping platform is built with a set of developer tools to power an infinite number of experiences across multiple platforms. We are researching and evaluating ways in which laser imaging, detection, and ranging (or LIDAR) research and technology can aid map development and points of interest (or POI) location in a deployment. We believe leveraging these technologies in our mapping platform will allow us to explore new navigation uses, applications for deployment of assets and possibilities for optimization in manufacturing and office environments. These enhancements to our mapping platform are part of a longer-term roadmap initiative which may require allocation of resources over the next 12-36 months. Initiatives over the next twelve months for these activities are anticipated to be focused on research and the development of a prototype.

●	App — With the addition of our on-device positioning technology and the expanding usage of apps in the workplace, particularly campus-style and large building environments, we are continuously evaluating ways to improve our app capabilities, including by enhancing our software development kits (or SDKs) and adding new functionality or features to support integration with workplace systems and tools. Our application programming interface (or API) and SDK integrations with customers that provide conferencing, collaboration, delivery, secure lockers, access control, parking and IoT management are key differentiators that we believe make our app the gateway for our customers. We have several planned releases over the next 12 months in furtherance of these initiatives.

●	Analytics and Insights — We provide data science analytics in the cloud, along with specially optimized algorithms that are intended to increase usability of the data we collect for our customers. We have released a beta version of our software with additional analytics capabilities and expect to release a general availability version before the end of the first quarter of 2023. In the future, we would look to expand this offering, with the goal of allowing customers to export data to internal business intelligence systems and to upload additional datasets that might include security systems, or occupancy information. Our plan is for our system to deliver data reporting and visualizations to the user combining these data sources.

●	Augmented Reality (or AR) and 3D — Our augmented reality SDKs will allow businesses to easily scan a space and subsequently attach AR content persistently to any position in the world. AR technologies may be used to both display and capture spatial data that can be overlaid with the rich, profile-based maps in our CMS. The use of AR technologies will help in connection with the application of visual asset tracking use cases without beacons, digital twin creation and applications for the metaverse or other applications. Our AR roadmap initiatives are anticipated to be implemented over the course of a multiyear plan.

We expect that we will have sufficient funding for planned initiatives on our product roadmap over the next twelve months, however, we expect that additional funding may be required in connection with certain of the longer term, multi-year development initiatives on the roadmap.

Industry Background

Around 2009, we saw digital transformation initiatives begin to impact the corporate workplace, manifesting across components such as conference room signage, room booking, next-gen intranets, and transparent communications. Technology offered an easy way to begin to integrate these elements into the workplace.

Companies were slowly moving towards flexible work models, desk booking and sensor integrations. But timelines for digital workplace transformation were expedited during the pandemic. Since more people were ‘stuck at home’ during this timeframe, especially in the corporate sector, workplace tools emerged to satisfy niche uses.

As more third-party platforms were introduced to the workplace ecosystem, data, information, and experiences became increasingly siloed. Now, mobile apps are proving to be the main connection point to plug into multiple platforms and bring every experience into one mobile command center. As the workplace and common workday interactions become more accessible and tied together through a single mobile app, we’re seeing efficiencies across workplace experience, boosts in productivity, reduced overhead, and increased insights into key workplace initiatives.

As more tools and systems connect together, comprehensive workplace analytics will become crucial for job roles such as corporate real estate, facilities, and even human resources as they’ll be able to glean cross- platform, actionable insights that impact spaces, technology, and the people that use them.

As we move towards new versions of the workplace, post-pandemic, analysts and industry experts believe hybrid work will remain, but each company will be responsible for defining and managing their own protocols, expectations, and operating ratios. We see a fruitful opportunity where workplace technology apps are significantly growing as more companies adopt this technology to manage hybrid workplaces and bring distributed teams together.

Trends

We have observed that companies want employees back in the office 3-5 days a week, but employees need more engagement to bring them back in the post-pandemic environment. Pressing issues and considerations include disinterest in ‘the purpose’ of the office, uncertainty of colleague’s in-office status, a growing inequity of the hybrid work model, apprehension of densely occupied places, and overall disengagement from employees.

There are things real estate, operations, workplace experience, IT teams and cross-functional groups can do to set-up the workplace for success such as increasing communication, automating interactions, and having better insights into how space is being utilized. This means investment in IoT, mobility, and cloud solutions to keep the people and technology in the new workplace connected.

As teams continue to re-enter the post-pandemic workplace in phases and at reduced capacities, we believe a mobile app is more relevant than ever, as a connection point for an increasingly distributed workforce.

We believe trends that work in our favor include:

●	Heavy and Complex Tech Stacks. As more technologies come online to fulfill niche uses, the market becomes saturated, and employees and operations personnel are inundated with app overload, heavy and somewhat complex tech stacks, and increased expenses. Our one-app approach and open ecosystem uniquely position CXApp as a one-stop shop for workplace experience, tying multiple uses together.

●	Incomplete and Inaccurate Occupancies. With a hybrid model, desks are no longer a 1:1 ratio leading to confusion around who is sitting where and when. With point-solutions, companies can wind up with ghost bookings, double-bookings, or gaps across core collaboration capabilities for teams. Our native desk booking and room reservation technology support advanced reservation, hot- desking or on-demand reservations, team insights, and integration with sensors to always provide the most accurate inventory.

●	Changing Spaces and Places. The average corporate campus encompasses dozens, if not hundreds, of points of interest — including workstations, conference rooms, dining areas, lobbies, offices, fitness studios and collaboration zones. With a hybrid work setting, space has become more flexible and some areas are no longer fixed points of interests. Spaces can easily be reconfigured to serve a better purpose if they’re being underutilized. There is no longer a ‘normal workday’ where employees show up to the same cube on the same floor and eat at the same café. It’s become a scramble. We believe our mapping solution and blue dot capabilities make it easier for employees to navigate changing workplace environments and easily locate new desks, new spaces, and find people while on- the-go.

The new world of work is a combination of technologies shaped by physical, virtual, and augmented experiences that make up the how, when, where, and sometimes why we show up. Offices, now, are considered innovation hubs and collaboration centers that attract and connect talent and inspire innovation.

We believe successful organizations will turn to mobile apps to welcome employees back to the office, manage expectations, better support a hybrid work model, enable data-informed decisions, and deliver excellent experiences to employees.

Market Size

In its Digital Workplace Market Size & Trends Report, 2030, the global digital workplace market size was valued by the research company Grand View Research (based in San Francisco, CA) at $27.33 billion in 2021 and is expected by Grand View Research to expand at a compound annual growth rate (or CAGR) of 22.3% from 2022 to 2030. Grand View Research believes that the current growth in this market can be attributed to the increased digitalization, increasing demand for desktop-as-a-service, and growing demand for employees for greater flexibility in terms of work-life balance. With the outbreak of the COVID-19 pandemic, businesses have shifted to remote working and transformed their technologies to create a digital workplace to ensure business continuity.

In its Global Virtual Events Market Size & Share Report, 2030, the global virtual events market size was valued by Grand View Research at $114.12 billion in 2021 and is anticipated by Grand View Research to expand at a CAGR of 21.4% from 2022 to 2030. Grand View Research anticipates that the widespread use of collaboration and communication tools in various industries and industry verticals, including retail & e-commerce, healthcare, manufacturing, construction, and education, among others, will boost the market growth during the forecast period.

In its Global Market for Workplace Experience Apps Report, 2020 to 2025, the global workplace experience apps market in the commercial office space was estimated by the research company Memoori (based in Saltsjö-boo, Sweden) at $406 million in 2020, and is expected by Memoori to rise to $988 million by 2025, growing at a rate of 19% CAGR.

The occupancy analytics market in the commercial office space (for systems sales) was estimated by Memoori at $2.17 billion in 2019, and is expected by Memoori to rise to $5.73 billion by 2024, growing at a rate of 21.5% CAGR. We estimate that the workplace experience apps market is around 15% of this overall occupancy analytics market.

Growth Strategy

Since our core workplace product’s inception in 2017, our go to market strategy was direct to customer focusing on the Fortune 3000 enterprise space. This has benefited us by acquiring customers from the Fortune 500 across financial services, media and software industries, allowing us to emerge in what we believe is a leadership role for enterprise companies looking for workplace technology.

We also established a technology partner program that we believe is strong and has served us well. As of today, we have more than 75 partners, including, but not limited to digital lockers, sensors and single sign-on (or SSO) platforms, which allows us to offer seamless integration and workflow for delivering a holistic employee experience application.

Part of our future growth strategy includes, but is not limited to, the following strategic initiatives:

●	Continue to grow our native development roadmap to align with market trends and new features to support companies and industries going through digital transformation and hybrid workforce models.

●	Take our existing direct sales team and expand into new verticals.

●	Continue to grow our foundational channel partner program to forge mutual relationship between other workplace technologies that want to become integrators and/or resellers.

●	Build a robust sales and marketing roadmap to increase awareness and open channel opportunities, program opportunities and cross-marketing opportunities with existing industry associations and organizations to become thought leaders and trusted advisors in the work tech sector.

Research and Development Expenses

Our research and development (R&D) activities have primarily been focused on enhancing our workplace app and mapping platform with additional features and capabilities to strengthen the total offering of our workplace solutions. In addition, we have allocated development resources to integrating our recently acquired technologies with our existing solutions, such as integrating our mapping and app platform, and incorporating “on device” positioning and analytics capabilities within our platform. Our management believes that we must continue to dedicate a significant number of resources to research and development efforts to maintain a competitive position in the market. Our products intersect many emerging fields including AI, the metaverse, augmented reality and space management, and we plan to continue to innovate and patent new methods to solve problems for our customers. While our R&D expenses have historically exceeded our revenues, we anticipate R&D expenses will grow at a slower rate than our revenue, however, we may need additional funding to support our planned R&D activities after the next 12 months or if we decide to accelerate the time to availability for planned development activities to grow faster or meet customer demand. For more information see “Business — Product Roadmap and Enhancements.”

Sales and Marketing

We utilize direct sales and marketing through sales representatives, who are compensated with a base salary and, in certain instances, may participate in incentive plans such as commissions or bonuses. To generate demand for our products and services, we utilize account-based marketing initiatives, lead gen and demand gen programs, tradeshows, webinars and other direct and indirect marketing activities to reach our target audience. Additionally, we have dedicated resources to support and grow our business through strategic channel and technology partner opportunities.

Our products are primarily sold on a recurring SaaS license model along with one-time implementation costs (for professional services). The SaaS model is typically for a multi-year contract and includes maintenance upgrades. It is common for our customers to expand our products to additional locations as well as implement new features resulting in additional revenue potential.

Customers

We believe in a unified workplace where employees have on-demand access to real-time communications, collaboration and contextual experiences in one app — from employee to employee, building to building, campus to campus. Customers use the CXApp platform to streamline operations in a single mobile app platform to deliver the best possible experience to employees whether they are on-site, in-person and everywhere in between.

We believe our unique approach to workplace apps offers customers a feature-rich, white label experience allowing the in-app experience to reflect each customer’s distinct business goals and brand identity. We go beyond point-solutions, offering a robust product that serves multiple uses backed by native applications, technology partner integrations and workplace analytics that help employees and operations make data-informed decisions.

Our customers include Fortune 1000 enterprises primarily in the United States with deployments globally across industries, including, but not limited to software/technology, financial services, next-gen auto manufacturing, entertainment and life science companies. A list of customers is available on our website at www.cxapp.com.

Competition, Strengths, and Differentiation

For our workplace experience app, events and executive briefing center products we compete with companies such as Eptura, Modo Labs, HqO, Robin Powered and Comfy. For our mapping product, we compete with companies such as MappedIn, Mapwize and Esri. For our events product, we compete with companies such as Cvent, Double Dutch and Event Base.

We believe we offer a unique and differentiated approach to the market with our workplace experience app that our competition is currently not positioned/not capable of servicing, as described below.

●	One App. We understand today’s workplace is a collection of spaces, people, activity-based work, virtual and physical interactions, culture, experiences and the technology that binds them. CXApp has built a mobile command center through a single workplace app that helps enterprise companies build culture, foster innovation, empower employees, and create equitable experiences for a distributed workforce.

●	Delivering On Experience. The CXApp platform is the connection point for every employee across your workforce. We have built a culture around workplace experience and help companies deliver that experience direct to employees to help attract and retain top talent, keep employees engaged and invested in company culture, and support them through a hybrid workforce model that is easy to navigate and easy to use.

●	Comprehensive Uses. The CXApp technology supports a multitude of uses for enterprise organization including, but not limited to, workplace experience, mapping, meeting room reservations, desk booking, campus directories, navigation, facility management, analytics and security, across numerous industries in both the private and public sector.

●	Growing Ecosystem. With a strong partner ecosystem and broad product integrations (Slack, Zoom, Office365, G-suite, Okta, ServiceNow, etc.) our smart office app serves as the gateway to corporate communications and productivity portfolio. We have over 75 partner integrations and collaborative approach to creating a workplace ecosystem that helps customers streamline their technology stack and reduce app overload.

●	Scalable Solution. We are built to support customers’ expanding needs and uses. Our solution allows for employee growth and can aid on-boarding and employee orientation. We make it easy to add campus locations around the globe as our clients expand their workforce.

●	Technology-agnostic. We embrace an ecosystem of hardware, software, integration and distribution partners welcoming integration and synchronization with third-party data and systems in combination with our platform. Our open architecture is designed to enable the integration of disparate technologies, preserve investment and avoid obsolescence. APIs make it possible to move data in and out of our platform. Our SDKs enable developers to build new apps or to integrate location data into their existing mobile apps, websites or kiosks.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements and other contractual rights. We do not believe that our proprietary technology is dependent on any single patent or copyright or groups of related patents or copyrights. We believe the duration of our patents is adequate relative to the expected lives of our products. Our patent portfolio offers protections including detecting objects and positioning in a 3D environment, indoor navigation with sensor fusion, wireless signal fingerprinting, source-based anonymity and time synchronization methods.

In connection with the terms of the Separation and Distribution Agreement, each of Inpixon and CXApp have granted the other party a limited worldwide, non-exclusive, irrevocable, royalty free, fully paid up, perpetual, non-exclusive license (the “Licensee”) to use, practice and otherwise exploit such intellectual property (with certain exceptions) that is owned, controlled or purported to be owned or controlled by the other party (the “Licensor”) to the extent used, practiced or otherwise exploited in the business of the Licensee during the twelve (12) months prior to the Distribution Time or is reasonably anticipated to be used after the Distribution Time based on the written business or product plans existing as of the Distribution Time, solely for the conduct of any business of the Licensee as conducted on or prior to the Distribution Time and reasonably anticipated extension or evolutions thereof that are not substitutes for any product or service of the Licensor as of the Distribution Time.

As of this time, and notwithstanding the license granted under the Separation and Distribution Agreement, we do not anticipate that any of our products and technologies will require reliance on any intellectual property retained by Inpixon.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Employees and Management

As of March 20, 2023, there are 87 employees, including 3 management personnel, 8 sales personnel, 2 marketing personnel, 32 technical and engineering personnel, 32 customer service personnel and 10 finance, legal, human resource and other administration personnel.

Khurram P. Sheikh currently serves as Chief Executive Officer and as Interim Chief Financial Officer, and Leon Papkoff currently serves as the Chief Product Officer of CXApp.

Corporate History

On March 16, 1998, Design Reactor, Inc. (“Design Reactor”), our operating subsidiary, was incorporated in California as a statutory close corporation.

On June 22, 2001, Smart Medium, Inc., a California corporation was merged into Design Reactor.

On April 30, 2021, Inpixon acquired over 99.9% of the outstanding capital stock of Design Reactor pursuant to the terms of a stock purchase agreement from various sellers party thereto. On May 10, 2021, Inpixon acquired the remaining interest of Design Reactor and now own 100% of the outstanding capital stock of Design Reactor.

Following its acquisition of Design Reactor, Inpixon combined Design Reactor’s business with the following businesses:

●	Certain technology and intellectual property, including patents, related to the analytics business acquired by Inpixon, through Inpixon Canada as purchaser, in connection with its acquisition of all of the issued and outstanding capital stock of Locality Systems Inc. on May 21, 2019.

●	Inpixon’s mapping product, which Inpixon acquired in connection with the acquisition of Jibestream, Inc. on August 15, 2019, and which was amalgamated into Inpixon Canada (as defined below) on January 1, 2020.

●	Inpixon’s suite of on-device “blue-dot” indoor location and motion technologies, including patents, trademarks, software and related intellectual property, which Inpixon acquired from Ten Degrees Inc., Ten Degrees International Limited (“TDIL”), mCube International Limited (“MCI”), the holder of a majority of the outstanding capital of TDIL, and mCube, Inc., the sole stockholder of 100% of the outstanding capital stock of MCI, on August 19, 2020.

●	Certain computer vision, robust localization, large-scale navigation, mapping and 3D reconstruction technologies (collectively, the “AR Technology”), the intellectual property and patent applications underlying the AR Technology, Inpixon acquired in connection with its acquisition of substantially all of the assets of Visualix GmbH i.L. (the “Visualix”) via an asset purchase agreement with Visualix, its founders and Future Energy Ventures Management GmbH on April 23, 2021.

Legacy CXApp was incorporated under the laws of the State of Delaware on September 19, 2022, specifically for the purpose of effecting the Separation and was a wholly-owned subsidiary of Inpixon. Legacy CXApp has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions. Pursuant to the Separation and Distribution Agreement, (i) Inpixon undertook a series of internal reorganization and restructuring transactions to effect the transfer of its (direct or indirect) ownership of the Enterprise Apps Business to Legacy CXApp in the Separation and (ii) immediately prior to the Merger and after the Separation, Inpixon distributed 100% of the outstanding shares of Legacy CXApp Common Stock to Inpixon securityholders in the Distribution.

On March 14, 2023, pursuant to the Merger Agreement, a business combination between KINS and Legacy CXApp was effectuated through the merger of Merger Sub with and into Legacy CXApp, with Legacy CXApp surviving as the surviving company and as a wholly-owned subsidiary of KINS. KINS subsequently changed its name to CXApp, and shares of CXApp Class A Common Stock began trading on the Nasdaq on March 15, 2023.

Corporate Information

We have four operating subsidiaries: (i) Legacy CXApp, a Delaware corporation, 100% of the capital stock of which is owned by CXApp, (ii) Design Reactor, Inc., a California corporation (“Design Reactor”), 100% of the capital stock of which is owned by Legacy CXApp; (iii) Inpixon Canada, Inc., a British Columbia corporation, based in Coquitlam, British Columbia (“Inpixon Canada”), 100% of the capital stock of which is owned by Design Reactor; and (iv) Inpixon Philippines, Inc., a Philippines corporation (“Inpixon Philippines”), 99.97% of the capital stock of which is owned by Design Reactor.

Our principal executive offices are located at Four Palo Alto Square, Suite 200, 3000 El Camino Rd., Palo Alto, CA 94306. Our Canadian subsidiary maintains offices in Toronto, Ontario and our Philippines subsidiary maintains offices in Manila, Philippines. Our Internet website is www.cxapp.com. The information on, or that can be accessed through, our website is not part of this report, and you should not rely on any such information in making any investment decision relating to our Common Stock.

MANAGEMENT

The following sets forth certain information, as of June 16, 2023, concerning the persons who serve as our directors and executive officers. Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean CXApp Inc.

Executive Officers

Name	Age	Position
Khurram P. Sheikh	51	Chairman, Chief Executive Officer, and Interim Chief Financial Officer
Leon Papkoff	50	Chief Product Officer

Mr. Khurram P. Sheikh has served as the Founder, Chairman and Chief Executive Officer of KINS since its inception and Chief Financial Officer since August 2020. Mr. Sheikh has been at the forefront of innovation in the technology, mobile, semiconductor, telecom and media industries for the past 25 years with CEO and CTO roles at leading technology companies. Since March 2020, Mr. Sheikh has been the Founder, Executive Chairman & CEO of Aijaad, a boutique strategic advisory firm where he advises both large private equity firms as well as boards of public companies on the future of 5G, IoT, Edge Computing and AI technologies and is actively involved in M&A, technology strategy and market development. From 2016 to early 2020, Mr. Sheikh was the CEO of kwikbit, a private company building a “network as a service” solution using gigabit radios, edge compute, virtualization, and artificial intelligence. Prior to kwikbit, in 2014, Mr. Sheikh was appointed as the Chief Strategy and Technology Officer for Silicon Image (SIMG) and the President/CEO of its millimeter wave/5G subsidiary SiBEAM. SIMG was acquired by Lattice Semiconductor (Nasdaq:LSCC) in 2015 for $600 million after which Mr. Sheikh was appointed the Chief Strategy and Technology Officer of the combined company responsible for corporate strategy, roadmap, M&A and technology development and was there until 2016. From 2007 onwards, he was the CTO for Powerwave Technologies, a large wireless infrastructure vendor. Powerwave filed for Chapter 11 bankruptcy protection in January 2013, and in April 2013 Mr. Sheikh was appointed as the CEO of Powerwave to help with the sale of the company. Later that year, Mr. Sheikh successfully facilitated the sale of approximately 1,400 patents owned by Powerwave to private equity firm Gores Group. From 2005 to 2007, Mr. Sheikh was Vice President, Wireless Strategy and Development at Time Warner Cable leading the cable company’s entry into the wireless space. From 1996 to 2005, Mr. Sheikh held senior technology roles at Sprint including CTO Mobile Broadband responsible for deploying the world’s first 4G system and acquisition of multi-billion dollar spectrum assets at 2.5GHz. Mr. Sheikh holds a Bachelor of Science degree in Electrical Engineering with highest honors from the University of Engineering & Technology in Pakistan, as well as a Master of Science degree in Electrical Engineering from Stanford University. Mr. Sheikh is well qualified to serve as Chairman of the Company board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Mr. Leon Papkoff has served as Inpixon’s Executive Vice President of Experience Apps since April 2021. Currently, Mr. Papkoff is responsible for establishing the product vision, strategy and overall execution of Inpixon’s product team for the Enterprise Apps Business. Mr. Papkoff is the Founder of Design Reactor and from March 1998 until Inpixon’s acquisition of Design Reactor in April 2021, Mr. Papkoff was the Chief Financial Officer of Design Reactor. From June 2015 until April 2021, Mr. Papkoff was also the Chief Strategist of Design Reactor responsible for setting corporate strategy for the company. Mr. Papkoff has over 20 years of executive leadership, entrepreneurship, fiscal management and innovation experience, setting product vision and corporate strategy, driving innovation and scaling operations. Mr. Papkoff received a Bachelor of Science degree from Charles H. Lundquist College of Business at the University of Oregon in 1996. He has also taught Web Programing and Design at the San Jose State University.

Board of Directors

The following table sets forth information with respect to the individuals who serve on our board of directors.

Name	Age	Position
Khurram P. Sheikh	51	Class III Director Nominee, Chairman and Chief Executive Officer
Camillo Martino(1)(2)(3)	60	Class II Director Nominee
Di-Ann Eisnor(1)(2)(3)	50	Class I Director Nominee
George Mathai(1)(3)	56	Class III Director Nominee
Shanti Priya(2)(3)	52	Class II Director Nominee

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

The biography of Khurram P. Sheikh is set forth under the section entitled “— Executive Officers.”

Ms. Di-Ann Eisnor has served as a member of our Board of Directors since August 2020. Since November 2019, Ms. Eisnor has served as Co-Founder and CEO of Core, a venture-backed construction labor marketplace. Before that, from February 2019 until October 2019, she was an executive of The We Company, a part of the We Work Companies, where she was responsible for development of their cities platform. Prior to that, Ms. Eisnor served as Director of Urban Systems at Google, from June 2018 until February 2019. Previously, Ms. Eisnor was with Waze, Inc., a crowd-sourced navigation and real-time traffic application owned by Alphabet, Inc., for 10 years, most recently serving as the VP Platform and Director of Growth. Prior to joining Waze, Ms. Eisnor was co-founder and Chief Executive Officer of Platial Inc., a collaborative, user-generated cartographic website. Ms. Eisnor currently serves on the board of Saia Inc. (Nasdaq: SAIA) and Gray Area Foundation for the Arts. She is a venture partner at Obvious Ventures and is co-founder with Lupe Fiasco of Neighborhood Start Fund, a neighborhood-based micro-fund in underserved urban neighborhoods. She holds a Bachelor’s Degree in Studio Art and Business Administration from New York University. She is a 2014 Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network. Ms. Eisnor is well qualified to serve on our board because of her extensive experience advising boards of directors of public and private companies and her extensive professional experience.

Mr. Camillo Martino has served as a member of our Board of Directors since August 2020. Mr. Martino was a senior global semiconductor company executive and now serves as a board member and executive advisor to many global technology companies. Prior to his current board roles, Mr. Martino was a chief executive officer and C-suite executive of a number of high technology companies worldwide. He is currently Chair of the Board of Directors of Magnachip Semiconductor (NYSE: MX) and has served on this Board since August 2016. Since 2018, he has also served on the Board of Directors at Sensera (ASX: SE1). Mr. Martino also serves on the Board of Directors at multiple privately held companies, including VVDN Technologies (fastest growing ODM based in India with a focus on Wireless, Networking & IoT) and Sakuu Corporation (multi-material, multi-process Additive Manufacturing platform). Mr. Martino’s prior board service includes serving on the boards of Cypress Semiconductor from June 2017 through the sale of the company to Infineon in April 2020 and Moschip Technologies (BOM: 532407) from April 2017 to May 2019. As an operating executive, Mr. Martino served as Chief Executive Officer of Silicon Image, Inc. (where he also served as a director) from 2010 until the completion of its sale to Lattice Semiconductor Corporation (Nasdaq: LSCC) in March 2015, Chief Operating Officer of SAI Technology Inc. from January 2008 to December 2009 (where he also served as director from 2006 to 2010), and Chief Executive Officer of Cornice Inc. from 2005 to 2007 (where he also served as a director). From August 2001 to July 2005, Mr. Martino served as the executive vice president and chief operating officer at Zoran Corporation, a global SoC semiconductor company. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science from the University of Melbourne and a Graduate Diploma (in Digital Communications) from Monash University in Australia. Mr. Martino is well qualified to serve on our board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Mr. George Mathai has enjoyed decades working, consulting, and investing in early stage and small businesses at the crossroads of distinct technologies, multiple industries and novel markets. A technically trained business professional, his early experience in bridge design and infrastructure repair was at Edwards & Kelcey in New York, now Jacobs Engineering. In January 1993, Mr. Mathai transitioned to managing renovations projects and gaining strong communications and project execution skills, while driving revenue and profitability, at a small New York construction company. As a founder, he later parlayed his prior management and technical expertise in leading the biosensor development program at GenoRx in June 2000, an early stage, venture-backed concern in Hayward, California. His team accomplished a manufacturable process for detecting DNA electronically on a silicon biochip with the eventual sale of the technology to Bridger Technologies in April 2011. Thereafter, Mr. Mathai helped raise financing for an innovative antibiotic skin care start-up and worked to fundraise for an early-stage immune-mediated cancer therapeutic while at a boutique brokerage firm Objective Equity LLC. Overlapping these endeavors, were local business interests in retail, as well as due diligence consulting for mergers and acquisitions. The above broad and varied interests are also reflected in his educational history which includes bachelors and masters in civil engineering from University of California, Berkeley (May 1989) and City College of New York (June 1992), respectively, as well as, most recently upskilling at CalTech’s cybersecurity program (December 2020). Mr. Mathai’s extensive experience in several diverse industries, markets and customer types will bring a unique and inestimable resource to the board.

Ms. Shanti Priya has been the CFO of Maxfield Enterprises, Inc., a luxury retail company based in Los Angeles and has been leading the organization’s finance and operations since February 2018. Prior to that, Ms. Priya worked for over 12 years in corporate finance at Gap Inc. with her last role at the company as the Global Director of FP&A and Control overseeing the North American, European, and Asian markets. Before transitioning into a career in finance, Ms. Priya worked as a Producer managing content creation at a tech start-up, Knowledge Kids Network, an online educational media site. She holds a Bachelor of Arts in Honors English Literature with a minor in Biology from Scripps College. In addition, she holds a Master of Arts in Print Journalism and a Master of Business Administration both from the University of Southern California. Ms. Priya also serves on the board and as treasurer of Secular Student Alliance, a non-profit organization that educates high school and college students regarding secularism and scientific reasoning. She has previously served on the board of Sequoyah School, a non-profit private school serving the ages from K-8. Ms. Priya is well qualified to serve on our board of directors because of her substantial financial and operations experience.

Family Relationships

There are no family relationships between any of our directors and executive officers.

The Board Composition and Election of Directors

Director Independence

The Company’s board of directors (“Company Board”) consists of five (5) members. We determined that each director, other than Mr. Sheikh, are independent directors in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of the Company’s employees and that neither the director nor any of his, her or their family members has engaged in various types of business dealings with the Company. There are no family relationships among any of the Company’s directors or executive officers.

Classified Board of Directors

The Company Board is divided into three classes with staggered, three-year terms, in accordance with the terms of the Charter. At each annual meeting of stockholders, the directors whose terms then expire will be eligible for reelection until the third annual meeting following reelection. The directors will be divided among the three classes as follows:

●	the Class I directors will be Di-Ann Eisnor, and her term will expire at our first annual meeting of stockholders following the Merger;

●	the Class II directors will be Camillo Martino and Shanti Priya, and their terms will expire at our second annual meeting of stockholders following the Merger; and

●	the Class III directors will be Khurram P. Sheikh and George Mathai, and their terms will expire at our third annual meeting of stockholders following the Merger.

The Charter provides that the authorized number of directors may be changed only by resolution of the Company Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Company Board into three classes with staggered three-year terms may delay or prevent a change of the Company Board or a change in control of the Company. The Company’s directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding voting stock then entitled to vote in an election of directors.

Board Leadership Structure

The Company Board does not anticipate implementing a policy requiring the positions of the Chairman of the Board and Chief Executive Officer to be separate or held by the same individual. Any further determination to create such a policy is expected to be based on circumstances existing from time to time, based on criteria that are in the Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Company Board and its members, specific challenges faced by the Company or the industry in which it operates, and governance efficiency. We elected Mr. Sheikh as Chairman of the Board because Mr. Sheikh’s strategic vision for the business, his in-depth knowledge of the Company’s operations, and his experience in capital markets make him well qualified to serve as both Chairman of the Board and Chief Executive Officer of the Company. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Company Board. However, the Company Board may decide in the future to separate the roles of Chairman and Chief Executive Officers if it determines that such structure provides better and more effective oversight and management of the Company. If the Company Board convenes for a meeting, it is expected that the non-management directors will meet in one or more executive sessions, if the circumstances warrant it. The Company Board may also consider appointing a lead independent director, if the circumstances warrant it.

Board Committees and Independence

The Company Board consists of an audit committee, a compensation committee and a nominating and corporate governance. The composition of each committee is set forth below.

Role of Board in Risk Oversight Process

The Company Board is responsible for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Company Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees the Company’s management of financial risks. Periodically, the audit committee reviews the Company’s policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with the Company’s external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of the Company’s compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the Company Board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Company Board is regularly informed through committee reports about such risks. Matters of significant strategic risk is considered by the Company Board as a whole.

Committees of the Board of Directors

Audit Committee

The audit committee’s main function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. This committee’s responsibilities include, among other things:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The members of the Company’s audit committee are Shanti Priya, Camillo Martino and Di-Ann Eisnor. Shanti Priya serves as the chair of the committee. All members of the Company’s audit committee are independent directors and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Shanti Priya is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the audit committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

The compensation committee’s main function is to oversee the Company’s policies relating to compensation and benefits of the Company’s officers and employees. This committee’s responsibilities include, among other things:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and;

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

The members of the Company’s compensation committee are Camillo Martino, Di-Ann Eisnor, and George Mathai. Di-Ann Eisnor serves as the chair of the committee. The Board has determined that each of Camillo Martino, Di-Ann Eisnor, and George Mathai is independent under the applicable Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Company’s board of directors adopted a written charter for the compensation committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus. The compensation committee operates under its written charter and will review and evaluate at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting the Company Board in discharging the board of directors’ responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at the Company’s annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on the Company Board and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing the Company’s corporate governance policies, reporting and making recommendations to the Company Board concerning governance matters and oversight of the evaluation of the Company Board.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

The members of the Company’s nominating and corporate governance committee are Camillo Martino, Di-Ann Eisnor, and Shanti Priya. Camillo Martino serves as the chair of the committee. All members of the Company’s nominating and corporate governance committee are independent directors under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the nominating and corporate governance committee, which is available on the corporate website at www.cxapp.com.The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus. The nominating and corporate governance committee operates under its written charter and will review and evaluate at least annually.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee serves or served during the fiscal year ended December 31, 2021, as a member of the Company Board or compensation committee of a company that has one or more executive officers serving as a member of the board of directors or compensation committee.

Board Diversity

The Company’s nominating and corporate governance committee is responsible for reviewing with the Company Board, on an annual basis, the appropriate characteristics, skills and experience required for the Company Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members) for election or appointment, the nominating and corporate governance committee and the Company Board will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience as a board member or executive officer of another publicly held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

The Company Board evaluates, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Nasdaq Board Diversity Matrix

The following Board Diversity Matrix presents the Company Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by the director nominees.

Board Diversity Matrix (As of June 16, 2023)
Total Number of Directors	5

	Female	Male
Part I: Gender Identity
Directors	2	3
Part II: Demographic Background
Asian	1	2
White		1
Two or More Races or Ethnicities	1
LGBTQ+

Code of Business Conduct and Ethics

The Company adopted a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate website at www.cxapp.com. In addition, the Company intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the Company’s website address does not constitute incorporation by reference of the information contained at or available through its website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for CXApp’s executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, CXApp complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which for 2023 require compensation disclosure for CXApp’s principal executive officer and two most highly compensated executive officers other than its principal executive officers. These three officers are referred to as CXApp’s “named executive officers.”

Summary Compensation Table

The following table provides certain information regarding the compensation earned by the named executive officers from their services to KINS or Inpixon, as applicable, during the fiscal years ended December 31, 2022 and 2021.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Khurram P. Sheikh	2022	$-	$-	$-		$-	$-	$-
Chief Executive Officer	2021	$-	$-	$-		$-	$-	$-

Leon Papkoff	2022	$250,000.00	$100,000.00	$-		$-	$-	$350,000.00
Chief Product Officer	2021	$283,333.39	$75,000.00	$6,113,029.93	(2)	$-	$-	$6,471,363.32

(1)	The listed principal position of each named executive officer is the principal position each named executive officer holds with CXApp. Mr. Sheikh served as Chairman and Chief Executive Officer of KINS. Mr. Papkoff served as Executive Vice President of Experience Apps of Inpixon.
(2)	Represents the fair market value of shares of common stock of Inpixon as of April 30, 2021, issued on March 3, 2022, as an earnout payment pursuant to the terms and conditions of that certain Securities Purchase Agreement pursuant to which Inpixon acquired all of the outstanding capital stock of Design Reactor (the “Legacy CXApp Purchase Agreement”) and excludes the value attributed to 1,250,000 shares of restricted stock granted by Legacy CXApp in 2021 and acquired by Inpixon in connection with the terms of the Legacy CXApp Purchase Agreement.

Narrative Disclosure to the Summary Compensation Table

Khurram P. Sheikh, our chief executive officer, did not receive any compensation for his services to KINS during the fiscal years ended December 31, 2022 and 2021.

Leon Papkoff, our chief product officer, received (i) a salary of $250,000.00 and a bonus of $100,000.00 as compensation for his services to Inpixon during the fiscal year ended December 31, 2022; and (ii) a salary of $283,333.39, a bonus of $75,000.00 and stock awards valued at $6,113,029.93 (representing the fair market value of shares of common stock of Inpixon as of April 30, 2021, issued on March 3, 2022, as an earnout payment pursuant to the terms and conditions of the Legacy CXApp Purchase Agreement and excludes the value attributed to 1,250,000 shares of restricted stock granted by Legacy CXApp in 2021 and acquired by Inpixon in connection with the terms of the Legacy CXApp Purchase Agreement) as compensation for his services to Inpixon during the fiscal year ended December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2022.

Executive Compensation Arrangements

Offer of Employment Letters and Employee Agreements

During 2023, we were party to offer of employment letters with each of our named executive officers, the material terms of which are summarized below.

Khurram P. Sheikh Offer Letter

On March 29, 2023, the Company entered into an employment agreement (the “CEO Agreement”) with Khurram P. Sheikh to serve as the Company’s Chief Executive Officer. Pursuant to the CEO Agreement, Mr. Sheikh will continue in his role as Chief Executive Officer, and the terms of the agreement include an annual salary in the amount of $325,000, benefits, and other terms and conditions of employment, as well as an annual bonus with a target amount of $325,000 for each complete calendar year. This disclosure is qualified in its entirety by reference to the full text of the CEO Agreement. A copy of the CEO Agreement is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Leon Papkoff Offer Letter

On March 29, 2023, the Company entered into an employment agreement (the “CPO Agreement”) with Leon Papkoff to serve as the Company’s Chief Product Officer. Pursuant to the CPO Agreement, Mr. Papkoff will serve as Chief Product Officer, and the terms of the agreement include an annual salary in the amount of $300,000, benefits, and other terms and conditions of employment, as well as an annual bonus with a target amount of $195,000 for each complete calendar year. This disclosure is qualified in its entirety by reference to the full text of the CPO Agreement. A copy of the CPO Agreement is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Michael Angel Offer Letter

We have entered into an employment agreement with Michael Angel effective upon the consummation of the Business Combination. Mr. Angel serves as Chief Financial Officer of CXApp for a term commencing on the consummation of the Business Combination and will continue until terminated by CXApp or the employee or in accordance with the terms of the employment agreement. Mr. Angel will be paid an annualized base salary of $240,000, as revised periodically by CXApp, as well as an annual bonus with a target amount of $144,000 for each complete calendar year. The employment agreement contains provisions regarding non-solicitation, confidentiality of information and arbitration of disputes. Mr. Angel may terminate his employment by giving advance written notice to CXApp. CXApp may also terminate the employment agreement for cause as defined in the employment agreement, a copy of which is attached hereto as Exhibit 10.5 and is also incorporated herein by reference. On May 31, 2023, Michael Angel provided formal notice of his resignation as Chief Financial Officer of CXApp Inc. (the“Company”). Effective June 5, 2023, Mr. Angel's tenure as Chief Financial Officer concluded, and his employment with the Company will cease to be in an executive capacity. Mr. Angel will continue to remain employed as a non-executive employee of the Company until June 30, 2023.

2023 Equity Incentive Plan

At the special meeting held on March 10, 2023, the KINS stockholders considered and approved, among other things, the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the Closing. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A Common Stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp common stock issued and outstanding immediately after the Closing (giving effect to the redemptions). This description is qualified in its entirety by reference to the text of the Incentive Plan, a copy of which is attached hereto as Exhibit 10.7 and also is incorporated herein by reference.

Consulting Agreement with 3AM, LLC

Effective as of the Closing, Design Reactor entered into a consulting agreement (the “Consulting Agreement”) with 3AM, LLC, a Delaware limited liability (3AM) controlled by Nadir Ali, the current Chief Executive Officer and director of Inpixon, pursuant to which 3AM will provide advisory services in exchange for a one-time payment of $180,000 in consulting fees. The foregoing description is qualified in its entirety by reference to the text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.8 and also is incorporated herein by reference.

Executive Compensation Program

We have developed an executive compensation program, which was approved by our compensation committee, that is designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Director Compensation

Legacy CXApp and Design Reactor Practices

Legacy CXApp is a newly formed wholly owned subsidiary of Inpixon as the holding company for the Enterprise Apps Business following the internal reorganization. As such, until the closing of the Business Combination, its director compensation practices are governed by Inpixon’s practices, which are described below in “—Inpixon Practice.” Similarly, as a wholly owned subsidiary of Inpixon until the closing of the Business Combination, Design Reactor’s director compensation practices are also governed by Inpixon’s practices. See “—Inpixon Practice.”

Inpixon Practice

Cash Compensation

Under Inpixon’s non-employee director compensation policy in effect during 2022, each director is eligible to receive $30,000 per year for their services rendered on the Inpixon board of directors (“Inpixon Board”), $15,000 per year for service as the audit committee chair, $10,000 per year for service as the compensation committee chair, $6,000 per year for service on the audit committee, $4,000 per year for service on the compensation committee, and $2,500 per year for service on the nominating committee.

Non-employee members of the Inpixon Board are also reimbursed for expenses incurred in connection with such service.

Equity Compensation

Pursuant to Inpixon’s non-employee director compensation policy, each non-employee director is eligible to receive an annual non-qualified stock option to purchase up to 20,000 shares of Inpixon common stock, subject to the approval of the Inpixon Board.

Going Forward

Our board will implement an annual compensation program for its non-employee directors. The material terms of this program are not yet known and will depend on the judgment of the members of our board based on advice and counsel of its advisors.

Limitation on Liability and Indemnification of Directors and Officers

The Company’s Charter contains provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

●	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

●	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

The Company’s Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Company’s Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company will enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Company’s Charter are necessary to attract and retain qualified persons as directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive and Director Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2020, and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

CXApp has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

Employment Offer Letter Agreements

Khurram P. Sheikh Offer Letter

On March 29, 2023, the Company entered into an employment agreement (the “CEO Agreement”) with Khurram P. Sheikh to serve as the Company’s Chief Executive Officer. Pursuant to the CEO Agreement, Mr. Sheikh will continue in his role as Chief Executive Officer, and the terms of the agreement include an annual salary in the amount of $325,000, benefits, and other terms and conditions of employment, as well as an annual bonus with a target amount of $325,000 for each complete calendar year. This disclosure is qualified in its entirety by reference to the full text of the CEO Agreement. A copy of the CEO Agreement is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Leon Papkoff Offer Letter

On March 29, 2023, the Company entered into an employment agreement (the “CPO Agreement”) with Leon Papkoff to serve as the Company’s Chief Product Officer. Pursuant to the CPO Agreement, Mr. Papkoff will serve as Chief Product Officer, and the terms of the agreement include an annual salary in the amount of $300,000, benefits, and other terms and conditions of employment, as well as an annual bonus with a target amount of $195,000 for each complete calendar year. This disclosure is qualified in its entirety by reference to the full text of the CPO Agreement. A copy of the CPO Agreement is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Michael Angel Offer Letter

We have entered into an employment agreement with Michael Angel effective upon the consummation of the Business Combination. Mr. Angel serves as Chief Financial Officer of CXApp for a term commencing on the consummation of the Business Combination and will continue until terminated by CXApp or the employee or in accordance with the terms of the employment agreement. Mr. Angel will be paid an annualized base salary of $240,000, as revised periodically by CXApp, as well as an annual bonus with a target amount of $144,000 for each complete calendar year. The employment agreement contains provisions regarding non-solicitation, confidentiality of information and arbitration of disputes. Mr. Angel may terminate his employment by giving advance written notice to CXApp. CXApp may also terminate the employment agreement for cause as defined in the employment agreement, a copy of which is attached hereto as Exhibit 10.5 and is also incorporated herein by reference. On May 31, 2023, Michael Angel provided formal notice of his resignation as Chief Financial Officer of CXApp Inc. (the “Company”). Effective June 5, 2023, Mr. Angel's tenure as Chief Financial Officer concluded, and his employment with the Company will cease to be in an executive capacity. Mr. Angel will continue to remain employed as a non-executive employee of the Company until June 30, 2023.

Consulting Agreement with 3AM, LLC

Effective as of the Closing, Design Reactor entered into a consulting agreement (the “Consulting Agreement”) with 3AM, LLC, a Delaware limited liability (3AM) controlled by Nadir Ali, the current Chief Executive Officer and director of Inpixon, pursuant to which 3AM will provide advisory services in exchange for a one-time payment of $180,000 in consulting fees. The foregoing description is qualified in its entirety by reference to the text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.8 and also is incorporated herein by reference.

Certain Relationships and Related Party Transactions — CXApp

Agreements with Inpixon

CXApp and Inpixon operate separately, each as a public company. In connection with the Separation, Legacy CXApp has entered into various agreements to effect the Separation and provide a framework for CXApp’s relationship with Inpixon after the Separation, including the Separation and Distribution Agreement, an Employee Matters Agreement, a Tax Matters Agreement and a Transition Services Agreement. These agreements provide for the allocation between Legacy CXApp and Inpixon of Inpixon’s assets, employees, liabilities and obligations (including its property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Legacy CXApp’s separation from Inpixon and will govern certain relationships between CXApp and Inpixon after the Separation.

The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements which are filed as exhibits to this Annual Report.

Separation and Distribution Agreement

On September 25, 2022, in connection with the execution of the Merger Agreement, Inpixon, Legacy CXApp, Design Reactor and KINS entered into the Separation and Distribution Agreement which sets forth the principal actions to be taken in connection with the Separation. The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Inpixon and Legacy CXApp as part of the internal reorganization described therein and requires an Inpixon contribution to be made to Legacy CXApp. The Separation and Distribution Agreement also sets forth other agreements that govern certain aspects of Legacy CXApp’s relationship with Inpixon following the Business Combination. In connection with the Separation and Distribution Agreement and related ancillary agreements, Legacy CXApp issued additional shares of Legacy CXApp common stock to Inpixon. Inpixon distributed on a pro rata basis all of the outstanding shares of Legacy CXApp common stock to the Inpixon securityholders as of March 6, 2023 by delivering to the distribution agent a book-entry authorization representing the shares of Legacy CXApp common stock being distributed for the account of Inpixon securityholders. The distribution agent held such book-entry shares for the account of Legacy CXApp’s stockholders (as of immediately after consummation of the Distribution) pending the Merger.

On the date of the Distribution, Inpixon distributed on a pro rata basis all of the outstanding shares of Legacy CXApp common stock to the holders of Inpixon common stock and certain other holders of its securities as of March 6, 2023. The Distribution was effected by Inpixon delivering to the distribution agent a book-entry authorization representing the shares of Legacy CXApp common stock being distributed in the Distribution for the account of Inpixon securityholders. The distribution agent held such book-entry shares for the account of Legacy CXApp’s stockholders (as of immediately after consummation of the Distribution) pending the Merger. The shares of Legacy CXApp common stock were not be transferrable prior to the exchange of such shares for the shares of KINS common stock pursuant to the Merger.

Employee Matters Agreement

Prior to the Distribution, KINS, Inpixon, Legacy CXApp and Merger Sub entered into the Employee Matters Agreement, which set forth the terms and conditions of certain employee-related matters in connection with the transaction, including allocation of benefit plan assets and liabilities between Inpixon and Legacy CXApp, treatment of incentive equity awards in the Distribution and the Business Combination and related covenants and commitments of the parties.

Tax Matters Agreement

Prior to the Distribution, KINS, Legacy CXApp and Inpixon entered into the Tax Matters Agreement that governs each party’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

In general, KINS and Legacy CXApp are liable for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are (i) imposed with respect to tax returns that include both Legacy CXApp and Inpixon, to the extent such taxes are attributable to Legacy CXApp or the Enterprise Apps Business, or (ii) imposed with respect to tax returns that include Legacy CXApp but not Inpixon, in each case, for tax periods (or portions thereof) beginning after the Distribution.

Notwithstanding the foregoing, KINS and Legacy CXApp may be liable for certain taxes resulting from the restructuring transactions undertaken to effectuate the Distribution.

The Distribution, together with certain related transactions, is intended to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code. If the Distribution does not so qualify, the difference between the fair market value and the tax basis of the Legacy CXApp shares distributed by Inpixon to the Inpixon stockholders will be taxable income to Inpixon.

Even if the contribution and distribution, taken together, otherwise qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, the Distribution is still taxable to Inpixon (but not to Inpixon stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Inpixon or Legacy CXApp, directly or indirectly (including through acquisitions of our stock), as part of a plan or series of related transactions that includes the Distribution. For purposes of this test, the Merger is treated as part of a plan that includes the Distribution, but the Merger standing alone did not cause the Distribution to be taxable to Inpixon under Section 355(e) of the Code because holders of Legacy CXApp common stock own more than 50% of our common stock.

Per the terms of the Sponsor Support Agreement, the Sponsor has agreed to exchange up to 1 million shares of KINS Class B common stock for such number of shares of KINS Class A common stock as shall be necessary to ensure that the number of shares of KINS common stock issued as aggregate merger consideration to the holders of Legacy CXApp common stock exceeds 50% by at least one share than the number of shares of KINS common stock owned by all other holders of KINS common stock. Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed, subject to the limitation set forth therein, to forfeit 22,224 shares of KINS common stock (as of immediately prior to the consummation of the Merger).

The Tax Matters Agreement requires KINS and Legacy CXApp to comply with the representations made in the materials submitted to RSM US LLP in connection with a distribution tax opinion that Inpixon received regarding the intended tax treatment of the Distribution and certain related transactions.

The Tax Matters Agreement also includes covenants restricting Legacy CXApp’s and KINS’ ability to take or fail to take any action if such action or failure to act could reasonably be expected to adversely affect the intended tax treatment. In particular, in the two years following the Distribution, such restrictive covenants will generally prevent KINS and Legacy CXApp from (i) entering into any transaction which could, when combined with other transactions (including the Merger), result in a 45% or greater change in ownership of KINS’ or Legacy CXApp’s equity as part of a plan or series of related transactions that includes the Distribution, (ii) ceasing the active conduct of certain of Legacy CXApp’s businesses, (iii) voluntarily dissolving or liquidating KINS or Legacy CXApp and (iv) causing, permitting, or agreeing to the sale, transfer, or disposal of assets of Legacy CXApp that, in the aggregate, constitute more than 30% of the consolidated gross assets of Legacy CXApp, in each case, unless Legacy CXApp obtains a private letter ruling from the IRS, an unqualified opinion of a nationally recognized tax advisor that such action will not cause a failure of the intended tax treatment, or Inpixon consents to the undertaking of such action. Notwithstanding receipt of such ruling, opinion or consent, in the event that such action causes a failure of the intended tax treatment, KINS and Legacy CXApp could be responsible for all taxes arising therefrom.

Transition Services Agreement

In connection with the Separation, Legacy CXApp and Inpixon entered into the Transition Services Agreement pursuant to which Inpixon and its affiliates and Legacy CXApp and its affiliates will provide services to each other primarily related to payroll and benefits administration, IT support, finance and accounting services, contract administration and management services, and other administrative support services that may be required on an as needed basis, which services are of the type that Legacy CXApp and Inpixon provided to, and received from, each other prior to the Separation. The fees for each of the transition services are set forth in the Transition Services Agreement. The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, and if no expiration date is provided for any transition service, then such transition service will terminate twelve months after the date of the Transition Services Agreement, provided that the receiving party shall have the right to an extension of each or any transition service for up to six months by providing written notice to providing party in advance of the original termination date for such transition service if, prior to such request for extension, the receiving party has used commercially reasonable efforts to establish analogous capabilities of its own. The parties will also discuss in good faith any subsequent requests to further extend the transition services. In addition, (i) the receiving party may terminate a transition service with prior written notice, with certain exceptions, (ii) either party may terminate the Transition Services Agreement in the event of an uncured material breach by the other party, upon bankruptcy or insolvency of the other party, or (iii) the parties may terminate a transition service or the Transition Service Agreement upon mutual agreement. Legacy CXApp does not anticipate that its net costs associated with the Transition Services Agreement will be materially different than the historical costs that have been allocated by Inpixon to Legacy CXApp related to these same services.

Certain Relationships and Related Party Transactions — KINS

KINS Founder Shares

In November 2020, the Sponsor purchased 150,000 KINS Founder Shares of KINS Class B Common Stock for an aggregate price of $25,000. On December 11, 2020, KINS effected a 47.91667-for-1 stock split and on December 14, 2020, KINS effected a stock dividend of 1.2 shares of KINS Class B Common Stock for each share of KINS Class B Common Stock outstanding prior to the dividend, resulting in 6,900,000 shares of KINS Class B Common Stock being issued and outstanding. All share and per share amounts have been retroactively restated to reflect the stock split and stock dividend.

Pursuant to the Sponsor Support Agreement entered into among Legacy CXApp, KINS and the Sponsor, certain of the KINS Founder Shares are subject to restrictions. Prior to our Initial Public Offering, the BlackRock Investors acquired 750,000 shares of KINS Class B Common Stock and up to 525,000 shares are issuable to the Sponsor under certain conditions (as defined in the Sponsor Support Agreement, the “Potential Forfeiture Shares”).

Administrative Support Agreement

Commencing on December 14, 2020, KINS agreed to pay the Sponsor or an affiliate of the Sponsor a total of $20,000 per month for office space, utilities, secretarial support and administrative services. Upon completion a business combination or KINS’ liquidation, KINS will cease paying these monthly fees. KINS incurred and paid $60,000 and $180,000 for the three and nine months ended September 30, 2022, respectively.

Due from Sponsor

At the closing of the KINS Initial Public Offering on December 17, 2020, a portion of the proceeds from the sale of the KINS Private Placement Warrants in the amount of $2,124,125 was due to KINS to be held outside of the Trust Account for working capital purposes. KINS received the cash on February 18, 2021.

Sponsor Support Agreement

KINS, the Sponsor and Legacy CXApp entered into the Sponsor Support Agreement, dated as of September 25, 2022.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, at any meeting of the KINS Stockholders, or in any other circumstance in which the vote, consent or other approval of the KINS Stockholders is sought, (i) appear at each such meeting or otherwise cause all of its KINS Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent covering, all of its KINS Common Stock: (1) in favor of each Transaction Proposal; (2) against any proposal relating to a business combination (other than the Transaction Proposals); (3) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by KINS; (4) against any change in the business, management or the KINS Board (other than in connection with the Transaction Proposals); and (5) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of the Sponsor Support Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of KINS or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of KINS capital stock.

Private Placement Warrants

Simultaneously with the closing of the KINS Initial Public Offering, KINS completed the private sale of 10,280,000 KINS Private Placement Warrants at a price of $1.00 per KINS Private Placement Warrant to the Sponsor and the BlackRock Investors, generating gross proceeds of $10,280,000. The KINS Private Placement Warrants are identical to the KINS Public Warrants underlying the KINS Units sold in the KINS Initial Public Offering, except that the KINS Private Placement Warrants and the KINS Class A Common Stock issuable upon the exercise of the KINS Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, except as provided herein, the KINS Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock as of June 16, 2023 by:

●	each person who is known to be the beneficial owner of more than 5% of shares of our Common Stock;

●	each of our current named executive officers and directors; and

●	all our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The table below also reflects the beneficial ownership of shares of our Common Stock issuable upon the exercise of public warrants or private placement warrants. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. To our knowledge, no shares of our Common Stock beneficially owned by any executive officer or director have been pledged as security.

	Class A	%	Class C	%	Total Shares(1)%
Sponsor(2)(3)(4)(5)	15,158,304	39.7%	-	-%	15,158,304	39.7%
Directors and Executive Officers
Khurram P. Sheikh	15,756,304	41.3%	-	-	15,756,304	41.3%
Camillo Martino
Di-Ann Eisnor
Shanti Priya
George Mathai
Leon Papkoff
All directors and executive officers as a group (7 individuals)	15,756,304	41.3%	-	-	15,756,304	41.3%
Pro forma Common Stock	32,662,699	85.6%	5,487,300	14.4%	38,149,999	100.0%

(1)	The CXApp Class A Common Stock and the CXApp Class C Common Stock are identical in all respects, except that the CXApp Class C Common Stock are subject to transfer restrictions and will automatically convert into CXApp Class A Common Stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the CXApp Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.
(2)	Includes 9,103,528 shares of CXApp Class A Common Stock underlying the private warrants.
(3)	Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have, subject to the limitation set forth therein, forfeited 22,224 shares of CXApp Common Stock (as of immediately prior to the consummation of the Merger).
(4)	Reflects the redemptions of 230,328 KINS public shares prior to Closing.
(5)	The business address of Sponsor is Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

SELLING SECURITYHOLDERS

This prospectus relates to (i) the resale of up to 6,977,776 shares of common stock previously issued by certain of the Selling Securityholders, (ii) the resale of up to 10,280,000 warrants to purchase common stock and (iii) the resale of up to 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock. The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. The following table does not reflect the beneficial ownership of any shares of common stock issuable upon exercise of warrants unless such securities are exercisable or convertible within 60 days of March 14, 2023.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%	Number of Shares	%	Number of Shares	%
KINS Capital LLC(1)	15,756,304	39.7%	15,756,304	39.7%	0	0%
BTIG, LLC(2)	100,000	0.003%	100,000	0.003%	0	0%
BlackRock, Inc.(3)	225,000	0.004%	225,000	0.004%	0	0%

(1)	KINS Capital LLC (“Sponsor”) is the record holder of such shares. Mr. Khurram P. Sheikh is the managing member of the Sponsor, and as such Mr. Khurram P. Sheikh has voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of shares held directly by the Sponsor. Mr. Khurram P. Sheikh disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Sponsor is Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.
(2)	BTIG, LLC is the record holder of such shares. The business address of BTIG, LLC is 65 E 65th Street, New York, NY 10065.
(3)	The registered holders of the referenced shares are funds and accounts under management by BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such funds and accounts. On behalf of such funds and accounts, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 55 East 52nd Street, New York, NY 10055.

Warrants

	Beneficial Ownership Before the Offering		Securities to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%	Number of Warrants	%	Number of Warrants	%
KINS Capital LLC(1)	9,103,528	37.8%	9,103,528	37.8%	0	0%
BlackRock, Inc.(2)	1,176,472	4.9%	1,176,472	4.9%	0	0%

(1)	KINS Capital LLC (“Sponsor”) is the record holder of such shares. Mr. Khurram P. Sheikh is the managing member of the Sponsor, and as such Mr. Khurram P. Sheikh has voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of shares held directly by the Sponsor. Mr. Khurram P. Sheikh disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Sponsor is Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.
(2)	The registered holders of the referenced shares are funds and accounts under management by BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such funds and accounts. On behalf of such funds and accounts, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 55 East 52nd Street, New York, NY 10055.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock will consist of 212,000,000 shares, $0.0001 par value per share, of which: 210,000,000 shares will be designated as Common Stock; and 2,000,000 shares will be designated as Preferred Stock. CXApp has an aggregate of 14,069,999 shares of Common Stock issued and outstanding as of June 16, 2023.

Class A Common Stock and Class C Common Stock

The amended and restated certificate of incorporation authorizes two classes of common stock, the Class A Common Stock and the Class C Common Stock. The Class A Common Stock and the Class C Common Stock has the same rights, except the Class C Common Stock are not listed on an exchange and is subject to a 180-day lock-up period beginning on the Closing Date of the Merger. Upon the expiration of the lock-up period, such shares of Class C Common Stock will convert into shares of Class A Common Stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock will be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.

Voting Rights

Holders of Common Stock will be entitled to one vote for each share held as of the record date for determining stockholders entitled to vote on such matters, except as otherwise required by law.

Right to Receive Liquidation Distributions

Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of CXApp, the funds and assets of CXApp that may be legally distributed to the stockholders will be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Other Matters

All outstanding shares of the Common Stock will be fully paid and nonassessable. The Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

Under the terms of the certificate of incorporation, the Board is authorized, subject to limitations prescribed by the DGCL, to issue from time to time Preferred Stock in one or more series, and to determine and fix the number of shares of such series and such designations, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without approval by the stockholders. The Board is authorized to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without approval by the stockholders. The Board may also authorize the issuance of Preferred Stock with voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock.

Warrants

Public Warrants

Following the Business Combination between KINS and Legacy CXApp, there were 13,800,000 public warrants (“Public Warrants”) and 10,280,000 private placement warrants (the “Private Placement Warrants” and collectively with the Public Warrants, the “warrants”) outstanding. Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on December 15, 2021 (12 months from the closing of the KINS Technology Group Inc. initial public offering (the “KINS Initial Public Offering”)), except as described below. Pursuant to the warrant agreement, dated as of December 14, 2020, between Continental Stock Transfer & Trust Company (“Continental”) and us (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of our Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC, and within 60 business days following the closing of the Business Combination, to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or another exemption) for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) over the Warrant Price by (y) the fair market value and (B) 0.361 shares of Common Stock per Warrant. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by exchanging the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (as defined below) by (y) the fair market value. “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the third trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

●	if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

●	if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

●	if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding public warrants, as described above; and

●	if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of the Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
59	0.236	0.257	0.277	0.295	0.311	0.325	0.338	0.350	0.361
57	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.324	0.361

For example, if the volume-weighted average price of our Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.233 shares of Class A common stock for each whole warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.284 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant. Once the average last reported sale price of our Class A common stock exceeds $18.00, we will have the option to redeem the warrants using this method or as described above under the heading “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.”

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants.

As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had exercised their warrants for shares of Class A common stock if and when the Class A common stock trades at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Exercise Limitations. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, KINS Capital LLC, a Delaware limited liability company (“Sponsor”) and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” (defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “fair market value” means the volume weighted last reported average price of the Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants have been issued in registered form under a Warrant Agreement between Continental, as warrant agent and us. Warrant holders should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement with respect to the KINS Initial Public Offering, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the Warrant Agreement may be amended without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement as the parties thereto may deem necessary or desirable and that the parties deem shall not adversely affect the interest of any holder and (ii) providing for the delivery of an alternative issuance in the case of a reclassification, reorganization, merger or consolidation, or upon a dissolution. All other modifications or amendments require the vote or written consent of a majority of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, at least a majority of the holders of the then outstanding Private Placement Warrants.

The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders.

Private Placement Warrants

Sponsor and the Direct Anchor Investors purchased 9,103,528 and 1,176,472 private placement warrants, respectively, at a price of $10.00 per unit for an aggregate purchase price of $9,103,528 and $1,176,472, respectively, in a private placement that occurred concurrently with the KINS Initial Public Offering. With certain limited exceptions, the Private Placement Warrants were not transferable, assignable or salable (except to our officers and directors and other persons or entities pursuant to the Warrant Agreement, each of whom was subject to the same transfer restrictions) until the period ended April 13, 2023. The Private Placement Warrants will not be redeemable by us so long as they are held by Sponsor or its permitted transferees.

Sponsor, or its permitted transfers, has the option to exercise the Private Placement Warrants on a cash or cashless basis and is entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants being sold in this offering. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (as defined below), by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the warrant is sent to the warrant agent. If a holder of private placement warrants is affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Anti-Takeover Provisions

Certain provisions of Delaware law, the amended and restated certificate of incorporation, and the amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of CXApp. They are also designed, in part, to encourage persons seeking to acquire control of CXApp to negotiate first with the Board.

Classified Board of Directors

The amended and restated certificate of incorporation provides that the Board is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders following the effectiveness of the amended and restated certificate of incorporation, the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders following the effectiveness of the amended and restated certificate of incorporation, and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders following the effectiveness of the amended and restated certificate of incorporation. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the amended and restated certificate of incorporation provides that directors may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of CXApp entitled to vote at an election of directors.

Board of Directors Vacancies

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, and except as otherwise provided by law, the amended and restated certificate of incorporation authorizes only a majority of the remaining members of the Board (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), even though less than a quorum, to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

The amended and restated bylaws provide that the CXApp stockholders may take any action required or permitted to be taken at an annual or special meeting of stockholders by written consent in lieu of a meeting. The amended and restated certificate of incorporation and amended and restated bylaws further provide that special meetings of CXApp stockholders may be called only by the chairman of the Board, the Chief Executive Officer of CXApp or the Board pursuant to a resolution adopted by a majority of Board, and may not be called by any other person, including CXApp stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The amended and restated bylaws provide that CXApp stockholders seeking to bring business before CXApp’s annual meeting of stockholders, or to nominate candidates for election as directors at CXApp’s annual or a special meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Secretary at CXApp’s principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (subject to certain exceptions), and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by CXApp. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude CXApp stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Amended and Restated Certificate of Incorporation Provisions

Amendments to the provisions of the amended and restated certificate of incorporation related to preferred stock; the management of the business and for the conduct of the affairs of CXApp; special meetings; liabilities of directors of CXApp; restrictions on any business combination with any interested stockholder; indemnification of directors and officers of CXApp; and forum require the affirmative vote of the holders of at least sixty six and two-thirds percent (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of CXApp entitled to vote thereon, voting together as a single class.

Authorized but Unissued Capital Stock

CXApp’s authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of CXApp by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The amended and restated certificate of incorporation provides that, unless CXApp consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of CXApp; (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any of CXApp’s directors, officers, or stockholders to CXApp or its stockholders; (iii) any Proceeding arising pursuant to any provision of the DGCL, amended and restated certificate of incorporation or the amended and restated bylaws; (iv) any Proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (v) any Proceeding asserting a claim against CXApp or any current or former director, officer or stockholder governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce any liability or duty created by apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The amended and restated certificate of incorporation further provides that, unless CXApp consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against CXApp or its directors and officers.

Limitations on Liability and Indemnification of Directors and Officers

The amended and restated certificate of incorporation provides that no director of CXApp shall have any personal liability to CXApp or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Amendments to these provisions shall not adversely affect any right or protection of a director of CXApp in respect of any act or omission occurring prior to the time of such amendment.

The amended and restated certificate of incorporation further provides that CXApp indemnify directors and officers to the fullest extent permitted by law. CXApp is also expressly authorized to advance certain expenses (including, without limitation, attorneys’ fees) to its directors and officers and to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of CXApp against any expense, liability or loss, whether or not CXApp would have the power to indemnify such person against such expense, liability or loss under the DGCL.

In addition, CXApp entered into separate indemnification agreements with its directors and officers. These agreements, among other things, requires CXApp to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of CXApp’s directors or officers or any other company or enterprise to which the person provides services at CXApp’s request.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Common Stock is listed on Nasdaq under the symbol “CXAI,” and our Warrants are listed on Nasdaq under the symbol “CXAIW.”

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants of CXApp for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of CXApp for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

i.	1% of the total number of shares of CXApp Common Stock then outstanding; or

ii.	the average weekly reported trading volume of CXApp Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of CXApp under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about CXApp.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

i.	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

ii.	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

iii.	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

iv.	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

●	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholders defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act; provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The financial statements of KINS as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 appearing in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of KINS to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined carve-out financial statements as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022 of Design Reactor, Inc. and subsidiaries included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock and Warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.cxapp.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Interim Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2023 (unaudited) (Successor) and December 31, 2022 (audited) (Predecessor)	F-29
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Period from March 15, 2023 to March 31, 2023 (Successor), the Period from January 1, 2023 to March 14, 2023 (Predecessor), and the Three Months Ended March 31, 2022 (Predecessor)	F-30
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the Period from March 15, 2023 to March 31, 2023 (Successor), the Period from January 1, 2023 to March 14, 2023 (Predecessor), and the Three Months Ended March 31, 2022 (Predecessor)	F-31
Unaudited Condensed Consolidated Statements of Cash Flows for the Period from March 15, 2023 to March 31, 2023 (Successor), the Period from January 1, 2023 to March 14, 2023 (Predecessor), and the Three Months Ended March 31, 2022 (Predecessor)	F-32
Notes to Unaudited Condensed Consolidated Financial Statements	F-33 to F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

CXApp, Inc. (f/k/a KINS Technology Group Inc.):

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CXApp, Inc. (f/k/a KINS Technology Group Inc.) (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Company previously accounted for its deferred underwriting fee waiver as a forgiveness of debt and recorded a gain on its statement of income for the year ended 2022. Management has since evaluated its accounting treatment for the forgiveness and has determined that the forgiveness should have been treated as a credit to stockholders’ deficit. Accordingly, the 2022 financial statements have been restated to correct the accounting and related disclosure for the forgiveness of the deferred underwriting fee.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by June 15, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

New York, New York

April 17, 2023

PCAOB ID Number 100

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
	As Restated
ASSETS
Current assets
Cash	$224,489	$406,126
Prepaid expenses	3,536	126,667
Total current assets	228,025	532,793

Cash and investments held in trust account	3,923,804	278,836,080
TOTAL ASSETS	$4,151,829	$279,368,873

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$2,833,412	$767,253
Income taxes payable	49,175	-
Promissory note – related party	347,961	-
Total current liabilities	3,230,548	767,253

Derivative liabilities	722,400	11,275,369
Deferred underwriting fee payable	-	9,660,000
TOTAL LIABILITIES	3,952,948	21,702,622

Commitments and Contingencies
Class A common stock subject to possible redemption, 387,551 and 27,600,000 shares at $10.10 per share redemption value as of December 31, 2022 and 2021, respectively	3,914,265	278,760,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding at December 31, 2022 and 2021	690	690
Additional paid-in capital	-	-
Accumulated deficit	(3,716,074)	(21,094,439)
Total Stockholders’ Deficit	(3,715,384)	(21,093,749)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$4,151,829	$279,368,873

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
	As Restated
Operating and formation costs	$2,950,464	$1,497,914
Loss from operations	(2,950,464)	(1,497,914)

Other income:
Interest earned on cash and investments held in Trust Account	421,504	68,295
Interest income - bank	76	72
Change in fair value of derivative liability	10,552,969	10,637,431
Gain on forgiveness of deferred underwriting fee	371,910	-
Other income	11,346,459	10,705,798

Income before provision for income taxes	8,395,995	9,207,884
Provision for income taxes	(49,175)	-
Net income	$8,346,820	$9,207,884

Basic and diluted weighted average shares outstanding, Class A common stock	12,546,423	27,600,000

Basic and diluted net income per share, Class A common stock	$0.43	$0.27

Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	6,900,000

Basic and diluted net income per share, Class B common stock	$0.43	$0.27

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 (AS RESTATED) AND 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2020	-	$-	6,900,000	$690	$-	$(30,302,323)	$(30,301,633)

Net income	-	-	-	-	-	9,207,884	9,207,884

Balance — December 31, 2021	-	-	6,900,000	690	-	(21,094,439)	(21,093,749)

Change in value of common stock subject to redemption	-	-	-	-	-	9,031,545	9,031,545

Net income	-	-	-	-	-	8,346,820	8,346,820

Balance — December 31, 2022 (As Restated)	-	$-	6,900,000	$690	$-	$(3,716,074)	$(3,715,384)

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
	As Restated
Cash Flows from Operating Activities:
Net income	$8,346,820	$9,207,884
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and investments held in Trust Account	(421,504)	(68,295)
Change in fair value of derivative liability	(10,552,969)	(10,637,431)
Gain on forgiveness of deferred underwriting fee	(371,910)	-
Changes in operating assets and liabilities:
Prepaid expenses	123,131	329,967
Income tax payable	49,175	-
Accounts payable and accrued expenses	2,066,159	572,554
Net cash used in operating activities	(761,098)	(595,321)

Cash Flows from Investing Activities:
Cash withdrawn from trust account to pay franchise tax	231,500	-
Cash withdrawn from trust account in connection with redemptions	275,102,280	-
Net cash provided by investing activities	275,333,780	-

Cash Flows from Financing Activities:
Redemptions of common stock	(275,102,280)	-
Borrowings under promissory note	347,961	-
Payment of offering costs	-	(17,579)
Net cash used in financing activities	(274,754,319)	(17,579)

Net Change in Cash	(181,637)	(612,900)
Cash – Beginning of period	406,126	1,019,026
Cash – End of period	$224,489	$406,126

Non-cash investing and financing activities:
Change in value of Class A common stock subject to possible redemption	$256,545	$-
Forgiveness of deferred underwriting fee payable allocated to Class A common stock	$(9,288,090)	$-
Deferred underwriting fee payable	$-	$9,660,000

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CXApp Inc. (the “Company”) was incorporated in Delaware on July 20, 2020 as KINS Technology Group Inc. (“KINS”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one wholly-owned subsidiary, KINS Merger Sub Inc., which was incorporated in the State of Delaware on September 16, 2022 (“Merger Sub”). Merger Sub has no activity from date of incorporation, September 16, 2022 through December 31, 2022.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from July 20, 2020 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on December 14, 2020. On December 17, 2020, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to KINS Capital LLC (the “Sponsor”) and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors” and which the Direct Anchor Investors, together with the Sponsor, are the “initial stockholders”), generating gross proceeds of $10,280,000, which is described in Note 4.

Transaction costs incurred amounted to $15,688,848, consisting of $5,520,000 in cash underwriting fees, $9,660,000 of deferred underwriting fees and $508,848 of other offering costs.

Following the closing of the Initial Public Offering on December 17, 2020, an amount of $278,760,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination.). On December 9, 2022 the Special Meeting the Stockholders voted to allow the Company to redeem shares of Class A Common Stock in connection with the amendment to the Charter to the extent that such redemption would result in the Company having net tangible assets of less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Extended Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company previously had until June 17, 2022 to consummate a business combination. On June 10, 2022, the Company held a special meeting of stockholders pursuant to which its stockholders approved amending the Company’s amended and restated certificate of incorporation (the “Initial Charter Amendment”) to extend the date by which the Company has to consummate a business combination from June 17, 2022 to December 16, 2022. The Company’s stockholders approved the Initial Charter Amendment and as such the Company had until December 16, 2022 to consummate a business combination. On December 9, 2022, the Company held a special meeting of the stockholders in which the stockholders approved the proposal to amend the Company’s amended and restated certificate of incorporation (the “Charter Amendment”) to (A) extend the date by which the Company must (1) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), included as part of the units sold in the IPO, from December 16, 2022 to June 15, 2023 (the “Extended Combination Period”), and (B) allow the Company to redeem shares of Class A Common Stock in connection with the amendment to the Charter to the extent that such redemption would result in the Company having net tangible assets of less than $5,000,001. On December 14, 2022, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

If we have not completed a Business Combination by June 15, 2023 or during any extended time that we have to consummate a Business Combination beyond June 15, 2023 as a result of a stockholder vote to amend its certificate of incorporation, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Extended Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Extended Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Extended Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Extended Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.10 per Unit.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $224,489 in its operating bank accounts and a working capital deficit of $3,002,523.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares, unsecured, non-interest bearing promissory note of up to $300,000 from the Sponsor, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid subsequent to the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans. As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loan.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 15, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these consolidated financial statements. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 15, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by June 15, 2023. In addition, the Company may need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the liquidation date of June 15, 2023.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company had recognized a liability upon closing of their initial public offering in December 2020 for a portion of the underwriter’s commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in the initial public offering. The underwriter waived all claims to this deferred commission in June 2022. The Company previously recognized the waiver as an extinguishment, with a resulting non-operating gain recognized in its statement of operations for the three and six months ended June 30, 2022, nine months ended September 30, 2022 and the year ended December 31, 2022. Upon subsequent review and analysis, management concluded that the Company should have recognized the extinguishment of the contingent liability as a reversal in the same relative allocation applied at the initial public offering.

Therefore, the Company’s management and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s previously issued audited financial statements as of December 31, 2022 (the “Annual Report”) should no longer be relied upon and that it is appropriate to restate the Annual Report. As such, the Company will restate its financial statements in this Form 10-K/A for the Company’s unaudited financial statements for three and six months ended June 30, 2022, nine months ended September 30, 2022, and the audited financial statements for the year ended December 31, 2022 included in the Annual Report on the Company’s Form 10-K, as filed with the Securities and Exchange Commission (“SEC”) on March 21, 2023 (the “Original Filing”).

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Impact of the Restatement

The impact of the restatement on the consolidated statements of operations, statements of changes in stockholders’ deficit and statements of cash flows for the affected period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As Previously	Restatement
	Reported	Adjustment	As Restated
Unaudited Statement of Operations for the Three Months Ended June 30, 2022
Gain on forgiveness of deferred underwriting fee payable	9,660,000	(9,288,090)	371,910
Total other income (expenses)	10,396,046	(9,288,090)	1,107,956
Income (loss) before benefit from (provision for) income taxes	10,094,313	(9,288,090)	806,223
Net Income	10,071,447	(9,288,090)	783,357
Basic and diluted weighted average shares outstanding - Class A common stock	14,481,736	-	14,481,736
Basic and diluted earnings per share - Class A common stock	$0.47	$(0.43)	$0.04
Basic and diluted weighted average shares outstanding - Class B common stock	6,900,000	-	6,900,000
Basic and diluted earnings per share - Class B common stock	$0.47	$(0.43)	$0.04

	As Previously	Restatement
	Reported	Adjustment	As Restated
Unaudited Statement of Operations for the Six Months Ended June 30, 2022
Gain on forgiveness of deferred underwriting fee payable	9,660,000	(9,288,090)	371,910
Total other income (expenses)	18,587,467	(9,288,090)	9,299,377
Income (loss) before benefit from (provision for) income taxes	17,962,482	(9,288,090)	8,674,392
Net Income	17,939,616	(9,288,090)	8,651,526
Basic and diluted weighted average shares outstanding - Class A common stock	21,004,630	-	21,004,630
Basic and diluted earnings per share - Class A common stock	$0.64	$(0.33)	$0.31
Basic and diluted weighted average shares outstanding - Class B common stock	6,900,000	-	6,900,000
Basic and diluted earnings per share - Class B common stock	$0.64	$(0.33)	$0.31

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

	As Previously	Restatement
	Reported	Adjustment	As Restated
Unaudited Statement of Operations for the Nine Months Ended September 30, 2022
Gain on forgiveness of deferred underwriting fee payable	9,660,000	(9,288,090)	371,910
Total other income (expenses)	20,560,364	(9,288,090)	11,272,274
Income (loss) before benefit from (provision for) income taxes	18,838,653	(9,288,090)	9,550,563
Net Income	18,811,924	(9,288,090)	9,523,834
Basic and diluted weighted average shares outstanding – Class A common stock	16,466,455	-	16,466,455
Basic and diluted earnings per share – Class A common stock	$0.81	$(0.40)	$0.41
Basic and diluted weighted average shares outstanding - Class B common stock	6,900,000	-	6,900,000
Basic and diluted earnings per share - Class B common stock	$0.81	$(0.40)	$0.41

	As Previously	Restatement
	Reported	Adjustment	As Restated
Statement of Operations for the Year Ended December 31, 2022
Gain on forgiveness of deferred underwriting fee payable	9,660,000	(9,288,090)	371,910
Total other income (expenses)	20,634,549	(9,288,090)	11,346,459
Income (loss) before benefit from (provision for) income taxes	17,684,085	(9,288,090)	8,395,995
Net Income	17,634,910	(9,288,090)	8,346,820
Basic and diluted weighted average shares outstanding - Class A common stock	12,546,423	-	12,546,423
Basic and diluted earnings per share - Class A common stock	$0.91	$(0.48)	$0.43
Basic and diluted weighted average shares outstanding - Class B common stock	6,900,000	-	6,900,000
Basic and diluted earnings per share - Class B common stock	$0.91	$(0.48)	$0.43

Unaudited Statement of Changes in Stockholders’ Deficit for the Three Months Ended June 30, 2022

	Accumulated Deficit
	As Previously
	Reported	Adjustment	As Restated
Balance – March 31, 2022	$(13,226,270)	$-	$(13,225,580)
Net income	10,071,447	(9,288,090)	783,357
Accretion of Class A common stock to redemption value	(242,995)	9,288,090	9,045,095
Balance – June 30, 2022	$(3,397,818)	$-	$(3,397,128)

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Statement of Changes in Stockholders’ Deficit for the Year Ended December 31, 2022

	Accumulated Deficit
	As Previously
	Reported	Adjustment	As Restated
Balance – December 31, 2021	$(21,094,439)	$-	$(21,094,439)
Net income	17,634,910	(9,288,090)	8,346,820
Accretion of Class A common stock to redemption value	(256,545)	9,288,090	9,031,545
Balance – December 31, 2022	$(3,716,074)	$-	$(3,716,074)

	As Previously	Restatement
	Reported	Adjustment	As Restated
Unaudited Statement of Cash Flows for the Six Months Ended June 30, 2022
Net Income	17,939,616	(9,288,090)	8,651,526
Gain on forgiveness of deferred underwriting fee payable	(9,660,000)	9,288,090	(371,910)
Non-Cash Investing and Financing Activities
Extinguishment of deferred underwriting fee payable allocated to public shares	-	(9,288,090)	(9,288,090)

	As Previously	Restatement
	Reported	Adjustment	As Restated
Unaudited Statement of Cash Flows for the Nine Months Ended September 30, 2022
Net Income	18,811,924	(9,288,090)	9,523,834
Gain on forgiveness of deferred underwriting fee payable	(9,660,000)	9,288,090	(371,910)
Non-Cash Investing and Financing Activities
Extinguishment of deferred underwriting fee payable allocated to public shares	-	(9,288,090)	(9,288,090)

	As Previously	Restatement
	Reported	Adjustment	As Restated
Statement of Cash Flows for the Year Ended December 31, 2022
Net Income	17,634,910	(9,288,090)	8,346,820
Gain on forgiveness of deferred underwriting fee payable	(9,660,000)	9,288,090	(371,910)
Non-Cash Investing and Financing Activities
Extinguishment of deferred underwriting fee payable allocated to public shares	-	(9,288,090)	(9,288,090)

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the year ended December 31, 2022 (collectively, the “Affected Period”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the liability extinguishment in the Company’s previously issued audited financial statements for such period. The restated financial statements are indicated as “Restated” in the audited financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Accordingly, the actual results could differ significantly from those estimates.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of six months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 387,551 and 27,600,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital (to the extent available) and accumulated deficit.

At December 31, 2022 and 2021, the Class A common stock reflected in the consolidated balance sheets are reconciled in the following table:

Class A common stock subject to possible redemption, January 1, 2021	$278,760,000
Plus:
Accretion of carrying value to redemption value	-
Class A common stock subject to possible redemption, December 31, 2021	278,760,000
Plus:
Waiver of Class A common stock issuance costs	9,288,090
Less:
Accretion of carrying value to redemption value	(9,031,545)
Redemption of Class A Common Stock	(275,102,280)
Class A common stock subject to redemption, December 31, 2022	$3,914,265

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the consolidated statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity. Offering costs incurred amounted to $15,688,848, consisting of $5,520,000 in cash underwriting fees, $9,660,000 of deferred underwriting fees and $508,848 of other offering costs, of which $15,239,420 was charged to temporary equity and $449,428 was allocated to the warrant liability and expensed through the consolidated statements of operations.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value of the Warrants (as defined below) as of each relevant date.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. As of December 31, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was 0.3% and 0.0%, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Net Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the Warrants is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 24,080,000 shares of Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	Year Ended
	December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock
Numerator:
Allocation of net income, as adjusted	$5,385,193	$2,961,627	$7,366,307	$1,841,577
Denominator:
Basic and diluted weighted average shares outstanding	12,546,423	6,900,000	27,600,000	6,900,000

Basic and diluted net income per common stock	$0.43	$0.43	$0.27	$0.27

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except the derivative warrant liabilities (see Note 10).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 as of January 1, 2021 and the adoption did not have an impact on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

NOTE 4 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant” and, together with the Private Placement Warrants, the “Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Direct Anchor Investors purchased an aggregate of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $10,280,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Extended Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTIES

Founder Shares

On July 27, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). In October 2020, the Sponsor forfeited 625,000 Founder Shares and the Direct Anchor Investors purchased 625,000 Founder Shares for an aggregate purchase price of $2,717, or approximately $0.004 per share. In December 2020, the Company effected a 1:1.2 stock split of its Class B common stock, resulting in the Sponsor holding an aggregate of 6,150,000 Founder Shares, the Direct Anchor Investors holding an aggregate of 750,000 Founder Shares and there being an aggregate of 6,900,000 Founder Shares outstanding. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on December 14, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $20,000 per month for office space, utilities and secretarial and administrative support. For each of the years ended December 31, 2022 and 2021, the Company incurred and paid $240,000 in fees for these services.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Promissory Note — Related Party

On August 10, 2022, KINS Capital LLC issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $400,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) closing of the Merger as described in the BCA or (ii) June 15, 2023. As December 31, 2022, $347,961 was outstanding under the Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, there were no amounts outstanding under the Working Capital Loans.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on December 14, 2020, the holders of the Founder Shares, Private Placement Warrants and securities that may be issued upon conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement. The holders of at least 30% in interest of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed subsequent to the completion of a Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to a deferred fee of $0.35 per Unit, or up to $9,660,000 in the aggregate. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement.

On June 9, 2022, one of the underwriters waived its entitlement to the payment of any deferred fee to be paid under the terms of the underwriting agreement and is no longer serving in an advisor capacity. As a result, the Company recognized $9,660,000 of income in relation to the reduction of the deferred underwriter fee in the accompanying consolidated financial statements.

Merger Agreement

On September 25, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Inpixon, a Nevada corporation (“Inpixon”), CXApp Holding Corp., a Delaware corporation and wholly-owned subsidiary of Inpixon (“CXApp” and, together with Inpixon, collectively, the “Companies”), and Merger Sub, pursuant to which the Company will combine with CXApp, Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”). Also on September 25, 2022, and in connection with the execution of the Merger Agreement, the Company, Inpixon, CXApp and the Sponsor entered into that certain sponsor support agreement (the “Sponsor Support Agreement”).

Immediately prior to the Merger (as defined below) and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among the Company, Inpixon, CXApp and Design Reactor, Inc., a California corporation (“Design Reactor”) (the “Separation Agreement”), and other ancillary conveyance documents, Inpixon will, among other things and on the terms and subject to the conditions of the Separation Agreement, transfer the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the “Reorganization”) and, in connection therewith, will distribute (the “Distribution”) to Inpixon stockholders and other security holders 100% of the common stock of CXApp, par value $0.00001 (the “CXApp Common Stock”), as further described below.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Immediately following the Distribution, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into CXApp (the “Merger”), with CXApp continuing as the surviving company in the Merger and as a wholly-owned subsidiary of the Company.

The Merger Agreement, along with the Separation Agreement and the other transaction documents to be entered into in connection therewith, provides for, among other things, the consummation of the following transactions (collectively, the “Business Combination”): (i) Inpixon will transfer the Enterprise Apps Business (the “Separation”) to its wholly-owned subsidiary, CXApp, and contribute $10 million in capital thereto (the “Cash Contribution”), (ii) following the Separation, Inpixon will distribute 100% of the shares of CXApp Common Stock to Inpixon stockholders and other security holders by way of the distribution and (iii) following the completion of the foregoing transactions and subject to the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, the parties shall consummate the Merger. The Separation, Distribution and Merger are intended to qualify as “tax-free” transactions.

Upon consummation of the Business Combination, the Company will have two classes of common stock: Class A common stock, par value $0.0001 per share (the “Company’s Class A Common Stock”), and Class C common stock, par value $0.0001 per share (the “Company’s Class C Common Stock” and together with the Company’s Class A Common Stock, the “Company’s Common Stock”). The Company’s Class A Common Stock and the Company’s Class C Common Stock will be identical in all respects, except that the Company’s Class C Common Stock will be subject to transfer restrictions and will automatically convert into Company’s Class A Common Stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the Company’s Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger. The Company’s Class A Common Stock will be listed on the Nasdaq Capital Market (“Nasdaq”) and are expected to be trading under a new ticker symbol. The outstanding warrants of the Company will be listed on Nasdaq and are expected to be trading under a new ticker symbol.

Consideration Paid

At the time the Business Combination is effected (the “Closing”), the outstanding shares of CXApp Common Stock after the Distribution and immediately prior to the effective time of the Merger will be converted into an aggregate of 6.9 million shares of The Company’s Common Stock which shall be issued to Inpixon shareholders, subject to adjustment. Each holder’s aggregate merger consideration will consist of 10% Company’s Class A Common Stock and 90% Company’s Class C Common Stock (such percentages, in each case, subject to adjustment to comply with the listing requirements set forth under Nasdaq Listing Rule 5505(b)(2) with respect to KINS).

Representations and Warranties & Covenants

Pursuant to the Merger Agreement, the Company, CXApp and Inpixon each made representations and warranties customary for transactions of this type regarding themselves and their respective businesses. The representations and warranties made pursuant to the Merger Agreement will not survive the Closing. In addition, the parties to the Merger Agreement agreed to be bound by certain covenants that are customary for transactions of this type. The covenants made under the Merger Agreement generally will not survive the Closing, with the exception of certain covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which will survive in accordance with the terms of the Merger Agreement.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Conditions to Closing

The consummation of the Business Combination is subject to conditions customary for transactions involving special purpose acquisition companies, including, among others: (i) there is not in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority of competent jurisdiction, statute, rule or regulation enjoining or prohibiting the consummation of the Merger, (ii) the Company shall have at least $5,000,001 of net tangible assets as of the Closing, (iii) the Company’s Class A Common Stock issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, (iv) CXApp and the Company shall each have performed and complied in all material respects with the covenants required by the Merger Agreement to be performed by it as of or prior to Closing, (v) customary bring down conditions related to the accuracy of the CXApp’s and the Company’s respective representations and warranties in the Merger Agreement, (vi) the consummation of the Distribution, the Reorganization and other transactions contemplated by the Separation and Distribution Agreement, (vii) the Company’s registration statement to be filed with the Securities and Exchange Commission (“SEC”) shall have become effective (and no stop order suspending effectiveness have been issued and no proceedings for that purpose has been initiated or threatened by the SEC), (viii) each of the Company’s and CXApp’s stockholder approvals shall have been obtained and (ix) the sum of (A) the aggregate amount of cash available in KINS’s trust account following the Company’s stockholders’ meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (as defined in the Merger Agreement) (but prior to payment of any transaction expenses), (B) the aggregate gross purchase price of any other purchase of shares of the Company’s Common Stock (or securities convertible or exchangeable for the Company’s Common Stock) actually received by the Company prior to or substantially concurrently with the closing of the Merger, and (C) the aggregate gross purchase price of any other purchase of shares of CXApp Common Stock (or securities convertible or exchangeable for CXApp Common Stock) actually received by CXApp prior to or substantially concurrently with the closing of the Merger, shall be equal to or greater than $9.5 million. The Company’s obligation to consummate the Business Combination is also conditioned on there having been no event that has had, or would reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” on CXApp.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including (i) by the mutual written consent of the Company and CXApp, (ii) by the Company or CXApp, if the Closing shall not have occurred on or before March 16, 2023, (iii) by the Company or CXApp, if there has been any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority that would make the Merger illegal or otherwise prevent or prohibit the Merger, (iv) by the Company or CXApp, if KINS has not obtained the requisite approval from its stockholders, (v) by KINS or CXApp if the other party breaches certain representations, warranties, or covenants, as specified in the Merger Agreement, and that breach is unable to be cured, or is not cured, within 30 days, or by CXApp if there has been an uncured breach by Sponsor of certain of its obligations under the Sponsor Support Agreement or (vi) by the Company if CXApp has not obtained the requisite approval from its stockholders within one hour of the effective date of the Company’s registration statement, provided that CXApp or the Company pay a termination fee of $2.0 million to the other party if the Merger Agreement is terminated pursuant to (v) or (vi) above.

Separation and Distribution Agreement

On September 25, 2022, in connection with the execution of the Merger Agreement, the Company entered into the Separation Agreement with CXApp, Inpixon and Design Reactor, pursuant to which, among other things, (i) Inpixon will undertake a series of internal reorganization and restructuring transactions to effect the transfer of its (direct or indirect) ownership of the Enterprise Apps Business to CXApp in the Separation and (ii) immediately prior to the Merger and after the Separation, Inpixon will distribute 100% of the outstanding shares of CXApp Common Stock to Inpixon’s stockholders and certain other security holders in the Distribution.

The Separation Agreement also sets forth other agreements among Inpixon and CXApp related to the Separation, including provisions concerning the termination and settlement of intercompany accounts and the obtaining of third-party consents. The Separation Agreement also sets forth agreements that will govern certain aspects of the relationship between Inpixon and CXApp after the Distribution, including provisions with respect to release of claims, indemnification, access to financial and other information and access to and provision of records.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

Consummation of the Distribution is subject to a number of conditions, including, among others, (i) the completion of the Reorganization and other related transactions, (ii) the execution of the ancillary agreements by the parties and (iii) the satisfaction or waiver of all conditions under the Merger Agreement (other than those conditions that are to be satisfied contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time).

Sponsor Support Agreement

On September 25, 2022, in connection with the execution of the Merger Agreement, the Company, Inpixon, CXApp and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to vote any of the Company’s securities held by it to approve the Business Combination and the other of the Company’s stockholder matters required pursuant to the Merger Agreement, and not to seek redemption of any of the Company’s securities in connection with the consummation of the Business Combination. Pursuant to the Sponsor Support Agreement, the Sponsor and the Company also agreed to amend the letter agreement, dated as of December 14, 2020 between the Sponsor and the Company (the “Insider Letter”) to amend the Founder Shares Lock-Up Period (as defined in the Insider Letter) to provide for lock-up of its shares of the Company’s Class B common stock, par value $0.0001 per share (“Company’s Class B Common Stock”) (or Company’s Class A Common Shares issuable upon conversion thereof) until the earlier of (A) the 180th day after the closing of the Merger and (B) (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction following the closing of the Merger or (y) the day that the last reported sale price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the Closing of the Merger; provided, that 22% of such shares (subject to adjustment) shall not be subject to foregoing lock-up. Additionally, Sponsor has agreed to exchange 6,150,000 shares of the Company’s Class B Common Stock, equal to such that the number of shares of the Company’s Common Stock issued as aggregate merger consideration exceeds (by one share): (i) the aggregate number of shares of the Company’s Class A Common Stock held by Sponsor at Closing (after taking into the exchange), plus (ii) the aggregate number of shares of the Company’s Class B Common Stock held by certain funds and accounts managed by BlackRock, Inc. (including all Potential Forfeiture Shares (as defined in the Sponsor Support Agreement)), plus (iii) the aggregate number of shares of the Company’s Class A Common Stock that have not properly elected to redeem their shares of the Company’s Class A Common Stock pursuant to the Company’s governing documents, plus (iii) any shares of the Company’s Common Stock issued as incentives for non-redemption transactions and financing transactions, in each case, free and clear of all liens; provided, that, in no instance shall the number of shares issued to Sponsor in the exchange be less than 5,150,000 shares of the Company’s Class A Common Stock.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 2,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 387,551 and 27,600,000 shares of Class A common stock issued and outstanding which are subject to possible redemption and presented as temporary equity, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,900,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder (except for any Founder Shares held by the Direct Anchor Investors who have agreed not to effect a conversion with respect to such Founder Shares until the consummation of the initial Business Combination), on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination (including pursuant to a specified future issuance), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including pursuant to a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in a Business Combination).

NOTE 9 — DERIVATIVE WARRANT LIABILITIES

As of December 31, 2022 and 2021 there were 13,800,000 Public Warrants outstanding and 10,280,000 Private Placement Warrants Outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

●	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

●	if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00 – Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the “fair market value” of the Company’s Class A common stock;

●	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period;

●	if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

●	if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

As of December 31, 2022 and 2021 there were 10,280,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

NOTE 10 — INCOME TAX

The Company’s net deferred tax assets are as follows as of December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021
Deferred tax asset
Organizational costs/startup expenses	$924,537	$322,963
Net operating loss carryforward	-	28,689
Total deferred tax asset	924,537	351,652
Valuation allowance	(924,537)	(351,652)
Deferred tax asset, net of allowance	$-	$-

The income tax provision consists of the following for the years ended December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021
Federal
Current	$49,175	$-
Deferred	(572,885)	(300,205)

State and Local
Current	-	-
Deferred	-	-
Change in valuation allowance	572,885	300,205
Income tax provision	$49,175	$-

As of December 31, 2022 and 2021, the Company had U.S. federal net operating loss carryover of approximately $0 and $137,000 available to offset future taxable income indefinitely, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and 2021, the change in the valuation allowance was $572,885 and $300,205, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Transaction costs allocated to derivative warrant liabilities	0.0%	0.0%
Change in fair value of derivative warrant liabilities	(23.9)%	(24.3)%
Valuation allowance	3.2%	3.3%
Income tax provision	0.3%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

NOTE 11 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

On December 31 2022, assets held in the Trust Account consisted of $3,923,804 held in an interest-bearing commercial checking account. Cash held in commercial checking accounts is reported on the balance sheet at its approximate fair value. During the year ended December 31, 2022, the Company withdrew $231,500 of interest income from the Trust Account for taxes and $275,102,280 was withdrawn from the Trust Account in connection with the redemption of Class A common stock.

At December 31, 2021, assets held in the Trust Account were comprised of $898 in cash and $278,835,182 in money market funds, respectively. Through December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31,		December 31,
	2022		2021
Description	Level	Fair Value	Level	Fair Value
Assets:
Money Market Funds	1	-	1	$278,835,182
Liabilities:
Warrant liabilities – public warrants	1	$414,000	1	$6,461,798
Warrant liabilities – private placement warrants	2	$308,400	2	$4,813,571

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying December 31, 2022 and 2021 consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

CXAPP INC. (F/K/A KINS TECHNOLOGY GROUP INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
AS RESTATED

The Warrants are measured at fair value on a recurring basis. The Public Warrants were initially valued using a lattice model, specifically a binomial lattice model incorporating the binomial lattice methodology. As of December 31, 2022, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The Private Placement Warrants were initially valued using a lattice model, specifically a binomial lattice model incorporating the binomial lattice methodology, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Private Placement Warrants after the detachment of the Public Warrants from the Units is classified as Level 2 due to the use of an observable market quote for a similar asset in an active market, as the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants.

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$9,354,800	$12,558,000	$21,912,800
Change in fair value	(2,672,800)	(3,588,000)	(6,260,800)
Transfer to Level 1	-	(8,970,000)	(8,970,000)
Transfer to Level 2	(6,682,000)	-	(6,682,000)
Fair value as of December 31, 2021	$-	$-	$-

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period ended December 31, 2021 was approximately $9.0 million, when the Public Warrants were separately listed and traded and the estimated fair value of the Private Warrants of approximately $6.7 million was transferred from a Level 3 to a Level 2 fair value measurement. There were no transfers during the year ended December 31, 2022.

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 9, 2023, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company failed to hold an annual meeting of stockholders within 12 months after its fiscal year ended December 31, 2021, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company had 45 calendar days (or until February 23, 2023) to submit a plan to regain compliance and, if Nasdaq accepts the plan, Nasdaq may grant the Company up to 180 calendar days from its fiscal year end, or until June 29, 2023, to regain compliance. The Company submitted a compliance plan within the specified period. While the plan is pending, the Company’s securities will continue to trade on Nasdaq.

On January 21, 2023, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5550(a)(4), due to the Company’s failure to meet the minimum 500,000 publicly held shares requirement for continued listing on the Nasdaq Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The Notice stated that the Company had until March 9, 2023 to submit a plan to regain compliance with Listing Rule 5550(a)(4). The Company believes that the issue identified in the Notice will be resolved upon completion of the previously announced proposed business combination with CXApp Holding Corp. The Company submitted a compliance plan within the specified period. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance with Listing Rule 5550(a)(4). If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

CXAPP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	Successor	Predecessor
	March 31, 2023	December 31, 2022
	(unaudited)
Assets

Current Assets
Cash and cash equivalents	$6,724	$6,308
Accounts receivable	2,671	1,338
Notes and other receivables	102	273
Prepaid expenses and other current assets	1,232	650
Total current assets	10,729	8,569

Property and equipment, net	153	202
Intangible assets, net	20,753	19,289
Operating lease right-of-use asset, net	549	681
Software development costs, net	-	487
Goodwill	44,122	-
Other assets	78	52

Total Assets	$76,384	$29,280

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$596	$1,054
Accrued liabilities	3,233	1,736
Deferred revenue	2,690	2,162
Acquisition liability	-	197
Warrant liability	963	-
Operating lease obligation, current	195	266
Total current liabilities	7,677	5,415

Operating lease obligation, noncurrent	376	444
Other liabilities	-	30
Deferred tax liability	2,778	-
Total Liabilities	$10,831	$5,889

Commitments and Contingencies

Stockholders’ Equity
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized, 8,582,699 shares issued and outstanding as of March 31, 2023	1	-
Class C Common Stock, $0.0001 par value; 10,000,000 shares authorized, 5,487,300 shares issued and outstanding as of March 31, 2023	1	-
Additional paid-in capital	71,536	-
Accumulated deficit	(5,985)	-
Accumulated other comprehensive income	-	1,155
Net parent investment	-	22,236
Total Stockholders’ Equity	$65,553	$23,391

Total Liabilities and Stockholders’ Equity	$76,384	$29,280

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Successor	Predecessor
	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022
Revenues	$342	$1,620	$2,582

Cost of Revenues	87	483	589

Gross Profit	255	1,137	1,993

Operating Expenses
Research and development	211	1,455	1,991
Sales and marketing	174	964	1,122
General and administrative	241	2,293	2,304
Amortization of intangible assets	116	806	975
Change in fair value of earnout	-	-	(2,827)
Total Operating Expenses	742	5,518	3,565

Loss from Operations	(487)	(4,381)	(1,572)

Other Income (Expense)
Interest income (expense), net	(1)	1	1
Change in fair value of derivative liability	1,686	-	-
Total Other Income (Expense)	1,685	1	1

Net Income (Loss), before tax	1,198	(4,380)	(1,571)
Income tax benefit/(provision)	1,560	-	(100)
Net Income (Loss)	$2,758	$(4,380)	$(1,671)
Unrealized foreign exchange loss from cumulative translation adjustments	-	(28)	(189)
Comprehensive Income (Loss)	$2,758	$(4,408)	$(1,860)

Basic and dilutive weighted average shares outstanding, Class A common stock	8,582,699
Basic and dilutive net income per share, Class A common stock	$0.20

Basic and dilutive weighted average shares outstanding, Class C common stock	5,487,300
Basic and dilutive net income per share, Class C common stock	$0.20

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

Predecessor

	Net parent investment	Accumulated other comprehensive income (loss)	Total Stockholders’ Equity
Balance at January 1, 2022	$20,155	$56	$20,211
Net loss	(1,671)	-	(1,671)
Stock-based compensation allocated from parent	647	-	647
Parent’s common shares issued for CXApp earnout	3,697	-	3,697
Taxes paid related to net share settlement of restricted stock units	(104)	-	(104)
Net investments from parent	6,444	-	6,444
Cumulative translation adjustment	-	(189)	(189)
Balance at March 31, 2022	$29,168	$(133)	$29,035

Balance at January 1, 2023	$22,236	$1,155	$23,391
Net loss	(4,380)	-	(4,380)
Stock-based compensation allocated from parent	158	-	158
Net investments from parent	8,680	-	8,680
Cumulative translation adjustment	-	(28)	(28)
Balance at March 14, 2023	$26,694	$1,127	$27,821

Successor

	Class A Common Stock		Class C Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	capital	Deficit	income	(Deficit)
Balance at March 15, 2023	7,034,999	$1	-	$-	$1,607	$(8,743)	$-	$(7,135)
Shares issued in connection with Business Combination	1,547,700	-	5,487,300	1	69,927	-	-	69,928
Net income	-	-	-	-	-	2,758	-	2,758
Stock-based compensation	-	-	-	-	2	-	-	2
Balance at March 31, 2023	8,582,699	$1	5,487,300	$1	$71,536	$(5,985)	$-	$65,553

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022
Operating activities
Net income (loss)	$2,758	$(4,380)	$(1,671)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	4	228	145
Amortization of intangible assets	116	806	975
Amortization of right of use asset	8	40	56
Deferred income taxes	(1,560)	-	(2)
Stock-based compensation expense	2	158	647
Gain on earnout payment liability	-	-	(2,827)
(Gain) loss on foreign currency transactions	3	(32)	(266)
Gain on change in fair value of derivative liability	(1,686)	-	-

Change in assets and liabilities:
Accounts receivable and other receivables	(335)	(857)	(304)
Prepaid expenses and other current assets	(100)	(20)	(521)
Other assets	(37)	-	42
Accounts payable	135	(796)	(94)
Accrued liabilities	(3,888)	(787)	100
Income tax liabilities	-	-	6
Operating lease liabilities	(7)	(38)	(56)
Deferred revenue	156	534	(370)
Net cash used in operating activities	(4,431)	(5,144)	(4,140)

Investing activities
Purchases of property and equipment	(23)	(9)	(12)
Investment in capitalized software	-	(45)	(39)
Cash acquired in connection with Business Combination	10,003	-	-
Net cash provided by (used in) investing activities	9,980	(54)	(51)

Financing activities
Net equity investment from parent	-	9,089	6,444
Taxes paid related to stock based compensation	-	-	(104)
Repayment of CXApp acquisition liability	-	(197)	(1,787)
Repayment of related party promissory note	(328)	-	-
Net cash (used in) provided by financing activities	(328)	8,892	4,553

Effect of exchange rate changes on cash and cash equivalents	-	1	4
Net increase in cash and cash equivalents	5,221	3,695	366
Cash and cash equivalents, beginning of period	1,503	6,308	5,028
Cash and cash equivalents, end of period	$6,724	$10,003	$5,394

Supplemental disclosures of cash flow information
Cash paid for taxes	$-	$-	$-
Cash paid for interest	$-	$-	$-

Supplemental schedule of noncash investing and financing activities
Parent’s net equity issued for CX App earnout	$-	$-	$3,697
Noncash distribution	$-	$409	$-
Class A Common Stock and Class C Common Stock issued in connection with Business Combination	$69,928	$-	$-
Financing of Director and Officer Insurance (see Note 9)	$537	$-	$-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Organization, Nature of Business and Basis of Presentation

CXApp Inc. and its subsidiaries (“CXApp” or the “Company”) is in the business of delivering intelligent enterprise workplace experiences. The CXApp SaaS platform offers a suite of leading-edge technology workplace experience solutions including an enterprise employee application, indoor mapping, on-device positioning, augmented reality technologies and an AI-based analytics platform, targeting the emerging hybrid workplace market to provide enhanced experiences across people, places, and things. CXApp creates a connected workplace by reducing app overload, data fragmentation, and complex workflows and streamlines all capabilities through The Workplace SuperApp. All features, services and integrations are housed in one easy-to-access platform allowing businesses to deliver a more holistic employee experiences in a hybrid workplace.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, CXApp does not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of CXApp, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results for the three months ended March 31, 2023 are not necessarily indicative of the results for the full year ending December 31, 2023. These interim unaudited condensed consolidated financial statement should be read in conjunction with KINS Technology Group Inc.’s (“KINS”) audited consolidated financial statements and notes for the year ended December 31, 2022 and 2021 included in the annual report on Form 10-K/A for the year ended December 31, 2022, filed with the SEC on April 19, 2023, and the annual report of Legacy CXApp for the year ended December 31, 2022 and 2021 included as an exhibit to Form 8-K filed with the SEC on March 20, 2023. All material inter-company balances and transactions have been eliminated.

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”), was entered into by and among Inpixon, KINS Technology Group Inc., a Delaware corporation, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (“Legacy CXApp”) in exchange for the issuance of shares of KINS capital stock (the “Business Combination”). As a result of the Business Combination, KINS changed their name to CXApp Inc. (“New CXApp”). The shares are now trading on the Nasdaq using the ticker CXAI. The transaction closed on March 14, 2023. See Note 3 for more details.

Unless the context otherwise requires, “we,” “us,” “our,” “CXApp” and the “Company” refer to CXApp Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined below). Unless the context otherwise requires, references to “KINS” refer to KINS Technology Group Inc., a Delaware corporation (“KINS”), the Company prior to the Business Combination. All references herein to the “Board” refer to the board of directors of the Company. “Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Company, which the Company acquired through the Business Combination. Prior to the Separation (as defined below), Legacy CXApp was a wholly owned subsidiary of Inpixon, a Nevada corporation (“Inpixon”).

The Business Combination was accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, the “Enterprise Apps Business” (formerly known as CXApp) is treated as the “acquired” company for financial reporting purposes. KINS (now known as CXApp Inc.) has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company.

The unaudited condensed consolidated financial statements of Successor and Predecessor are not comparable due to a new basis of accounting that was created from the business combination that occurred on the Closing Date (Note 3). Therefore, the reporting period has been separated by a black line in the condensed consolidated financial statements with the Predecessor representing the pre-Closing Date period (January 1, 2023 through March 14, 2023) and the Successor representing the post-Closing Date period (March 15, 2023 through March 31, 2023). The Company noted that the “Predecessor” includes financial information related to the Enterprise Apps Business (as defined in Note 3), while the “Successor” includes financial information related to the newly formed company after the business combination.

NOTE 2 – Summary of Significant Accounting Policies

Liquidity

As of March 31, 2023 (Successor), the Company has a working capital surplus of approximately $3,052 thousand and cash and cash equivalents of approximately $6,724 thousand. For the period ended March 31, 2023 (Successor), the Company incurred net income of approximately $2,758 thousand. During the period ended March 31, 2023 (Successor), the Company used approximately $4,431 thousand of cash for operating activities, of which $3,888 thousand was from a reduction in accrued liabilities, primarily paying merger related transaction liabilities. In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company cannot assure that it will ever earn revenues sufficient to support their operations, or that it will ever achieve profitable operations. The Company’s recurring losses and utilization of cash in its operations are indicators of substantial doubt that the entity can continue as a going concern however with the Company’s current liquidity position the Company has taken steps to reduce operating expenses and extend it’s runway. The Company intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities and may consider raising funds from equity financings. Management believes that the actions presently being taken to further implement its business plan and generate its revenues provide the opportunity for the Company to continue as a going concern for at least 12 months from the issuance of these condensed consolidated financial statements. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect for at least twelve months from the issuance of these condensed consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan. The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the valuation of stock-based compensation;

●	the valuation of warrant liabilities;

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets; and

●	impairment of long-lived assets and goodwill.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts, temporary investments and certificates of deposit with maturities of three months or less when purchased. As of March 31, 2023 (Successor), the Company had cash equivalents of approximately $2,000 thousand of certificates of deposit held by a number of banks limited to $250 thousand per bank with a duration of 90 days or less and at December 31, 2022 (Predecessor) the Company had no cash equivalents.

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company’s allowance for credit losses is not significant as of March 31, 2023 (Successor) and at December 31, 2022 (Predecessor).

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment, net

Property and equipment are recorded at cost, less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

Intangible assets primarily consist of developed technology, customer lists/relationships, non-compete agreements, intellectual property agreements, export licenses and trade names/trademarks. They are amortized ratably over a range of 1 to 10 years, which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company did not incur any impairment charges for the period ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor), and three months ended March 31, 2022 (Predecessor).

Goodwill

The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit is the entire company, due to the integration of all of the Company’s activities. In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount.

The Company calculates the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, the Company uses internal analyses based primarily on market comparables. The Company bases these assumptions on its historical data and experience, third party appraisals, industry projections, micro and macro general economic condition projections, and its expectations.

Leases and Right-of-Use Assets

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Comprehensive Income (Loss) and Foreign Currency Translation

The Company reports comprehensive income (loss) and its components in its unaudited condensed consolidated financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments, affecting stockholders’ equity that, under GAAP, are excluded from net loss.

Assets and liabilities related to the Company’s foreign operations are calculated using the Philippine peso and Canadian Dollar, and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the unaudited condensed consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net transaction losses were not material for the period ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor) and three months ended March 31, 2022 (Predecessor).

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from its software as a service for cloud based software, as well as design, implementation and other professional services for work performed in conjunction with its cloud based software. The Company enters into contracts with its customers whereby it grants a non-exclusive cloud-based license for the use of its proprietary software and for professional services. The contracts may also provide for on-going services for a specified price, which may include maintenance services, designated support, and enhancements, upgrades and improvements to the software, depending on the contract. Licenses for cloud software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

License Subscription Revenue Recognition (Software As A Service)

With respect to sales of the Company’s license agreements, customers generally pay fixed annual fees in advance in exchange for the Company’s software service provided by via electronic, which are generally recognized ratably over the license term. Some agreements allow the customer to terminate their subscription contracts before the end of the applicable term, and in such cases the customer is generally entitled to a refund pro-rata but only for the elapsed time remaining at the point of termination, which would approximate the deferred revenue at such time. The Company’s performance obligation is satisfied over time as the electronic services are provided continuously throughout the service period. The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

Renewals or extensions of licenses are evaluated as distinct licenses and revenue attributed to the distinct service is not recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. The Company recognizes revenue resulting from renewal of licensed software over time.

Professional Services Revenue Recognition

The Company’s professional services include milestone, fixed fee and time and materials contracts.

Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

Professional services are also contracted on the fixed fee and in some cases on a time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts provided by in house personnel, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the period ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor) and three months ended March 31, 2022 (Predecessor), the Company did not incur any such losses. These amounts are based on known and estimated factors.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of invoicing to and payment by its customers. The Company records an unbilled receivable when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when invoicing a customer precedes the company providing of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $2,690 thousand and $2,162 thousand as of March 31, 2023 (Successor) and December 31, 2022 (Predecessor), respectively, related to customer invoices rendered in advance for software licenses and professional services provided by the Company’s technical staff. The Company expects to satisfy its remaining performance obligations for the deferred revenue associated with professional services, and recognize the deferred revenue related to licenses generally over the remaining contract term generally twelve months following the commencement of the license. The Company recognized revenue in the reporting period of $170 thousand, $865 thousand, and $1,328 thousand that was included in the contract liability balance at the beginning of the period, for the period ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor) and three months ended March 31, 2022 (Predecessor), respectively.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Costs to Obtain a Contract

The Company recognizes eligible sales commissions as an asset as the commissions are an incremental cost of obtaining a contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained. These costs are generally not significant and are recorded to expense as incurred.

Multiple Performance Obligations

The Company enters into contracts with customers for its technology that include multiple performance obligations. Each distinct performance obligation was determined by whether the customer could benefit from the good or service on its own or together with readily available resources. The Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company’s process for determining standalone selling price considers multiple factors including the Company’s internal pricing model and market trends that may vary depending upon the facts and circumstances related to each performance obligation.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are included as of and subsequent to the acquisition date.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as an expense over the period during which the recipient is required to provide services in exchange for that award. Forfeitures of unvested stock options are recorded when they occur.

The Company incurred stock-based compensation charges of approximately $2 thousand, $158 thousand and $647 thousand for the period ended March 31, 2023 (Successor), the period ended March 14, 2023 (Predecessor) and three months ended March 31, 2022 (Predecessor), respectively, which are included in general and administrative expenses.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company currently has two sets of warrants outstanding, known as the Private Placement Warrants and the Public Warrants, which are both classified as a liability.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance as a warrant liability, and adjusted to the then fair value in each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed consolidated statements of operations and amounted to approximately $1,686 thousand for the period ended March 31, 2023 (Successor). The Company utilized the Public Warrant quoted market price as the fair value of the Warrants as of each relevant date.

Earnings Per Share

The Company computes basic and diluted earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net income per common share for period ended March 31, 2023 (Successor), which are excluded from the calculation because (i) the warrants were below their exercise price and (ii) the stock options were not vested :

Successor
Period from March 15, 2023 to March 31, 2023
Stock options	1,377
Warrants	24,080
Total	25,457

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” (“ASC 820”), provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

●	Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

●	Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management. Fair value measurements are applied, when applicable, to determine the fair value of the Company’s warrant liability at each reporting period. See Note 10.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes and other receivable and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted FASB ASC 360 “Property, Plant, and Equipment” (“ASC 360”) for its long-lived assets. Pursuant to ASC 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company recorded no impairment charges on long-lived assets for period ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor) and three months ended March 31, 2022 (Predecessor), respectively.

Recently Issued and Adopted Accounting Standards

In October 2021, the FASB issued ASU 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”), which addresses diversity in practice related to the accounting for revenue contracts with customers acquired in a business combination. Under the new guidance, the acquirer is required to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The effective date of the standard is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. CXApp adopted ASU 2021-08 on January 1, 2022. As a result of management’s evaluation, the adoption of ASU 2021-08 did not have a material impact on the consolidated financial statements.

The Company evaluated recently issued FASB accounting pronouncements and noted that no recent announcements were applicable to the Company.

NOTE 3 – Business Combination

On March 14, 2023, the Company completed the Agreement and Plan of Merger (the “Merger Agreement”), by and among KINS, Inpixon, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS combined with CXApp, Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”). In exchange for the agreed upon aggregate purchase price of approximately $69,928 thousand, the Company acquired all of the related assets and liabilities of Legacy CXApp. The consideration transferred in connection with the Business Combination consisted of 1,547,700 shares of the Company’s Class A Common Stock and 5,487,300 shares of the Company’s Class C Common Stock valued at a price of $9.94 per share. The preliminary estimated goodwill of approximately $44,122 thousand arising from the Business Combination consists of an acquired workforce, as well as synergies expected from combined operations of KINS and the CXApp.

The Company has authorized Class A and Class C common stock. Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

The Business Combination is being accounted for as a business combination in accordance with ASC 805 Combinations. The Company has determined preliminary fair values of the assets acquired and liabilities assumed in the Business Combinations. These values are subject to change as we perform additional reviews of our assumptions utilized.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company has made a provisional allocation of the purchase price of the Business Combination to the assets acquired and the liabilities assumed as of the closing date. The following table summarizes the preliminary purchase price allocations relating to the Business Combination (in thousands):

Description	Fair Value	Weighted Average Useful Life (in years)
Purchase Price	$69,928

Assets acquired:
Cash and cash equivalents	$10,003
Accounts receivable	2,226
Notes and other receivables	209
Prepaid assets and other current assets	588
Operating lease right of use asset	557
Property and equipment, net	133
Other assets	42
Developed technology	9,268	10 years
Patents	2,703	10 years
Customer relationships	5,604	5 years
Tradenames and trademarks	3,294	7 years
Total assets acquired	$34,627

Liabilities assumed:
Accounts payable	$461
Accrued liabilities	911
Deferred revenues	2,534
Operating lease obligation, current	194
Operating lease obligation, noncurrent	384
Deferred tax liability	4,337
Total liabilities assumed	8,821
Goodwill	$44,122

The value of the intangible assets and goodwill were calculated by a third party valuation firm based on projections and financial data provided by management of the Company. Goodwill represents the excess fair value after allocation to the intangible assets. The calculated goodwill is not tax deductible for tax purposes.

Total acquisition-related costs for the Business Combination were approximately $3,000 thousand, which were incurred by KINS prior to the close of the Business Combination. These costs are included in the opening retained earnings of the Company on March 15, 2023.

Measurement Period

The preliminary purchase price allocations for the acquisitions described above are based on initial estimates and provisional amounts. In accordance with ASC 805-10-25-13, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report in its financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, acquirer shall adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. The Company continues to refine its inputs and estimates inherent in (i) the valuation of intangible assets, (ii) deferred income taxes, (iii) realization of tangible assets and (iv) the accuracy and completeness of liabilities.

CXApp Proforma Financial Information

The following unaudited proforma financial information presents the condensed consolidated results of operations of the Company for the three month periods ended March 31, 2023 and March 31, 2022, as if the acquisition had occurred as of the beginning of the first period presented (January 1, 2022) instead of on March 14, 2023. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

The proforma financial information for the Company and the acquired CXApp is as follows (in thousands):

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
Revenues	$1,962	$2,582
Net income (loss)	$(6,365)	$6,197

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps solutions systems, and professional services for work performed in conjunction with its systems.

Revenues consisted of the following (in thousands):

	Successor	Predecessor
	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022
Subscription revenue
Software	240	1,204	1,259
Total subscription revenue	$240	$1,204	$1,259

Non-subscription revenue
Professional services	102	416	1,323
Total non-subscription revenue	$102	$416	$1,323

Total Revenue	$342	$1,620	$2,582

	Successor	Predecessor
	Period from March 15, 2023 to March 31, 2023	Period from January 1, 2023 to March 14, 2023	Three months ended March 31, 2022
Revenue recognized over time(1)(2)	342	1,620	2,582
Total	$342	$1,620	$2,582

(1)	Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company has generally elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date, in which revenue is recognized over time.
(2)	Software As A Service Subscription Revenue’s performance obligation is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized overtime.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – Property and Equipment, net

Property and equipment consisted of the following (in thousands):

	Successor	Predecessor
	March 31, 2023	December 31, 2022
Computer and office equipment	$139	$992
Furniture and fixtures	11	185
Leasehold improvements	6	28
Software	1	8
Total	157	1,213
Less: accumulated depreciation and amortization	(4)	(1,011)
Total Property and Equipment, Net	$153	$202

Depreciation and amortization expense were approximately $4 thousand, $19 thousand and $36 thousand for the period ended March 31, 2023 (Successor), the period ended March 14, 2023 (Predecessor), and three months ended March 31, 2022 (Predecessor), respectively.

NOTE 6 – Software Development Costs, net

Capitalized software development costs consisted of the following (in thousands):

	Successor	Predecessor
	March 31, 2023	December 31, 2022
Capitalized software development costs	$-	$2,680
Accumulated amortization	-	(2,193)
Software development costs, net	-	487

Amortization expense for capitalized software development costs was approximately $209 thousand and $113 thousand for the period ended March 14, 2023 (Predecessor) and the three months ended March 31, 2022 (Predecessor). There was no amortization expense for capitalized software development costs for the period ended March 31, 2023 (Successor).

NOTE 7 – Goodwill and Intangible Assets

The Company reviews goodwill for impairment on a reporting unit basis on December 31 of each year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company noted that the carrying amount of Goodwill for the period ended March 31, 2023 (Successor) was $44,122 thousand, which was entirely due to the business combination noted in Note 3. The Company did not have any goodwill for the period ended March 14, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor).

Goodwill consisted of the following (in thousands):

Acquisition	Amount
Balance as of March 14, 2023	$-
Acquisition of Legacy CXApp	44,122
Balance as of March 31, 2023	$44,122

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets consisted of the following (in thousands):

	March 31, 2023 (Successor)				December 31, 2022 (Predecessor)
	Weighted Average Remaining Useful Life (Years)	Gross Amount	Accumulated Amortization	Net Carrying Amount	Gross Amount	Accumulated Amortization	Net Carrying Amount
Trade Name/Trademarks	7 years	$3,294	$(20)	$3,274	$2,183	$(725)	$1,458
Customer Relationships	5 years	5,604	(47)	5,557	6,401	(1,765)	4,636
Developed Technology	10 years	9,268	(38)	9,230	15,179	(3,398)	11,781
Non-compete Agreements		-	-	-	3,150	(1,736)	1,414
Patents and Intellectual Property	10 years	2,703	(11)	2,692	-	-	-
Totals		$20,869	$(116)	$20,753	$26,913	$(7,624)	$19,289

Aggregate Amortization Expense:

Aggregate amortization expense for the period ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor) and three months ended March 31, 2022 (Predecessor) was $116 thousand, $806 thousand and $975 thousand, respectively.

Future amortization expense on intangible assets is anticipated to be as follows (in thousands):

For the Years Ending December 31,	Amount
2023	$2,091
2024	2,788
2025	2,788
2026	2,788
2027	2,788
2028 and thereafter	7,510
Total	$20,753

NOTE 8 – Deferred Revenue

Deferred revenue consisted of the following (in thousands):

	Successor	Predecessor
	March 31, 2023	December 31, 2022
License agreements	$2,388	$1,937
Professional Service agreements	302	225
Total Deferred Revenue	$2,690	$2,162

The fair value of the deferred revenue approximates the services to be rendered.

NOTE 9 – Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	Successor	Predecessor
	March 31, 2023	December 31, 2022
Insurance premiums and accrued interest	$538	$-
Related party promissory note	20	-
Income tax payables	57	-
Related party payable	1,155	-
Accrued compensation and benefits	650	586
Accrued bonus and commissions	192	422
Accrued rent	3	559
Accrued other	561	83
Accrued sales and other indirect taxes payable	6	86
Accrued liabilities	$3,182	$1,736

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Financed Director & Officers Insurance

The Company entered into a Directors & Officers (“D&O”) insurance agreement with Oakwood D&O Insurance, effective on March 14, 2023. The agreement states that the Company will pay a total of $671 thousand in premiums at an annual percentage rate of 8%. The first of nine monthly separate installment payments begin on April 14, 2023. The Company paid a down payment on the policy of $134 thousand. As of March 31, 2023 (Successor) the Company currently owes $538 thousand on the D&O insurance policy.

Related Party Liabilities

As of March 31, 2023, the Company’s related party liabilities consisted of a promissory note payable to the KINS sponsor in the amount of $20 thousand for working capital. As of March 31, 2023, accrued liabilities include an estimate of approximately $1,045 thousand due to Inpixon by CXApp resulting from an agreement to reimburse Inpixon (subject to review and acceptance by the Company) for certain transaction related costs incurred by Inpixon on behalf of KINS prior to March 14, 2023. This amount is subject to an ongoing review and evaluation by the Company. Additionally, as of March 31, 2023, accrued liabilities include (i) $30 thousand for estimated costs related to transition services provided by Inpixon to CXApp and (ii) $80 thousand of reimbursable expenses incurred by Inpixon on behalf of CXApp during the period from March 15, 2023 to March 31, 2023.

In connection with a distribution of CXApp securities by KINS Capital LLC, Inpixon is entitled to acquire 2,500,000 CXApp Private Placement Warrants, which reflects Inpixon’s existing indirect interests in CXApp.

NOTE 10 - Warrant Liabilities

As of March 31, 2023 (Successor) there were 13,800 thousand Public Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustments described in the Company’s registration statement on Form S-1 (Registration No. 333-249177) filed in connection with its initial public offering.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has filed a registration statement on Form S-1 (Registration No. 333-271340) under the Securities Act on April 19, 2023 covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, and will use its commercially reasonable efforts to have it declared effective by the SEC within 60 business days following a Business Combination. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 – Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	In whole and not in part;

●	At a price of $0.01 per warrant;

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

●	Upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

●	If, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00 – Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	In whole and not in part;

●	At a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the “fair market value” of the Company’s Class A common stock;

●	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period;

●	if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

●	if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

As of March 31, 2023 (Successor), there were 10,280 thousand Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – Stock Option Plan and Stock-Based Compensation

To calculate the stock-based compensation resulting from the issuance of options uses the Black-Scholes option pricing model, which is affected by the Company’s fair value of its stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

2023 Equity Incentive Plan

At the special meeting held on March 10, 2023, the KINS stockholders considered and approved, among other things, the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the closing of the Business Combination. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A Common Stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp common stock issued and outstanding immediately after the closing (giving effect to the redemptions).

Employee Stock Options

During the period ended March 31, 2023 (Successor), a total of 1,377 thousand of stock options for the purchase of the Company’s common stock were granted to employees and directors of the Company. These options vest over a 2 year period, with 50% vested at the end of year one and 50% vested at the end of year two. The options have a life of 5 to 7 years and an exercise price of $1.53 per share. The stock options were valued using the Black-Scholes option valuation model and the fair value of the awards was determined to be approximately $688 thousand. The fair value of the common stock as of the grant date was determined to be $1.53 per share.

During the period ended March 31, 2023 (Successor), the Company recorded a charge of approximately $2 thousand for the amortization of employee stock options, which is included in the general and administrative section of the condensed consolidated statement of operations.

As of March 31, 2023 (Successor), the fair value of non-vested options totalled approximately $686 thousand, which will be amortized to expense over the weighted average remaining term of 2.0 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model during the period ended March 31, 2023 (Successor) were as follows:

Risk-free interest rate	3.62% – 3.67%
Expected life of option grants	5 – 7 years
Expected volatility of underlying stock	37.35%
Dividends assumption	0%

NOTE 12 – Fair Value of Financial Instruments

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in ASC 820. The Company noted that the only financial asset or financial liability that is subject to the fair value framework established in ASC 820 are the Warrant Liabilities (Note 10). The framework is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the ASC 820 hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. The Company classified the public placement warrants recorded at fair value of on a recurring basis of $552 thousand as a level 1 investment, as the fair value was determined using quoted prices of the security in active markets. The Company classified the private placement warrants liabilities recorded at fair value of $411 thousand as a level 2 investment, as the fair value was determined utilizing the observable market price for the public placement warrants as the private placement warrants are not actively traded.

NOTE 13 – Income Taxes

The Company recorded an income tax benefit of approximately $1,560 thousand for the period ended March 31, 2023 (Successor). The Company recorded an income tax expense of approximately $0 thousand and $100 thousand for the period ended March 14, 2023 (Predecessor), and three months ended March 31, 2022 (Predecessor), respectively.

The effective tax rate for period ended March 31, 2023 (Successor) was approximately (164.0%). The income tax benefit, and negative effective tax rate, for the period ended March 31, 2023 (Successor) is a result of the release of valuation allowance attributable to acquired intangible assets from the Business Combination. The Company acquired approximately $4,337 thousand of deferred tax liability associated with the Business Combination. As a result of the Company released its valuation allowance as deferred tax assets will become realizable.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for credit losses and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions for its Canadian and Philippines subsidiaries and its majority-owned India subsidiary. Cash in foreign financial institutions as of March 31, 2023 (Successor) and December 31, 2022 (Predecessor) was immaterial. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

NOTE 15 – Foreign Operations

The Company’s operations are located primarily in the United States, Canada, and the Philippines. Revenues by geographic area are attributed by country of domicile of the Company’s subsidiaries. The financial data by geographic area are as follows (in thousands):

	United States	Canada	India	Philippines	Eliminations	Total
For the Period Ended March 31, 2023 (Successor):
Revenues by geographic area	$272	$70	$-	$196	$(196)	$342
Operating income (loss) by geographic area	$(486)	$(158)	$-	$157	$-	$(487)
Net income (loss) by geographic area	$2,780	$(158)	$-	$157	$(21)	$2,758

For the Period Ended March 14, 2023 (Predecessor):
Revenues by geographic area	$1,395	$285	$-	$160	$(220)	$1,620
Operating income (loss) by geographic area	$(3,479)	$(905)	$-	$3	$-	$(4,381)
Net income (loss) by geographic area	$(3,342)	$(1,041)	$-	$3	$-	$(4,380)

For the Three Months Ended March 31, 2022 (Predecessor):
Revenues by geographic area	$2,167	$601	$270	$-	$(456)	$2,582
Operating income (loss) by geographic area	$(650)	$(1,008)	$72	$-	$14	$(1,572)
Net income (loss) by geographic area	$(519)	$(1,139)	$(27)	$-	$14	$(1,671)

As of March 31, 2023 (Successor)
Identifiable assets by geographic area	$75,059	$991	$-	$405	$(71)	$76,384
Long lived assets by geographic area	$20,817	$417	$-	$222	$-	$21,455
Goodwill by geographic area	$44,122	$-	$-	$-	$-	$44,122

As of December 31, 2022 (Predecessor)
Identifiable assets by geographic area	$24,591	$5,484	$228	$415	$(1,438)	$29,280
Long lived assets by geographic area	$15,558	$4,788	$98	$215	$-	$20,659
Goodwill by geographic area	$-	$-	$-	$-	$-	$-

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – Leases

The Company has operating leases for administrative offices in Canada and the Philippines. The Manila, Philippines office lease expires in May 2025 and the Canada lease expires in June 2026. The Company entered into a 13-month lease for administrative offices in California on April 1, 2023 with lease payments of approximately $19 thousand per month. The Company has no other operating or financing leases with terms greater than 12 months.

Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in the Company’s condensed consolidated statement of operations for the period ended March 31, 2023 (Successor), period ended March 14, 2023 (Predecessor), and three months ended March 31, 2022 (Predecessor) was approximately $9 thousand, $57 thousand and $97 thousand, respectively.

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the date of adoption of ASC 842 “Leases” (“ASC 842”). As of March 31, 2023 (Successor), the weighted average remaining lease term is 2.7 years and the weighted average discount rate used to determine the operating lease liabilities was 8.0%. As of year ended December 31, 2022 (Predecessor), the weighted average remaining lease term is 2.8 years and the weighted average discount rate used to determine the operating lease liabilities was 8.0%.

NOTE 17 – Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, payable by the registrant in connection with the registration of its common stock. All amounts are estimates except the Securities and Exchange Commission registration fee.

Amount to
Item	Be Paid*
Securities and Exchange Commission registration fee	$31,704.61
Blue Sky fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous	*
Total	$31,704.61

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state Securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that a director will not be personally liable to CXApp or the CXApp stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to CXApp or the CXApp stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our Bylaws provide that CXApp will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation provision, bylaw provision, agreement, vote of the CXApp stockholders or disinterested directors or otherwise.

Additionally, our Charter contains provisions that limit the liability of CXApp’s directors for damages to the fullest extent permitted by Delaware law. Consequently, CXApp’s directors will not be personally liable to CXApp or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted and it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law. Our certificate of incorporation requires CXApp to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. CXApp maintains a directors’ and officers’ insurance policy pursuant to which CXApp’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. In addition, CXApp will enter into separate indemnification agreements with CXApp’s directors and officers. These agreements, among other things, require CXApp to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of CXApp’s directors or officers or any other company or enterprise to which the person provides services at CXApp’s request.

Item 15.	Recent Sales of Unregistered Securities

On July 27, 2020, we issued 6,877,776 shares of Common Stock to the Sponsor in the form of sponsor shares prior to the KINS Initial Public Offering at a price of approximately $0.004 per share in a private placement pursuant to Section 4(a)(2) of the Securities Act.

On December 14, 2020, we issued 10,280,000 Private Placement Warrants to the Sponsor and the Direct Anchor Investors in connection with the KINS Initial Public Offering at a price of $1.00 per Private Placement Warrant pursuant to Section 4(a)(2) of the Securities Act.

On April 23, 2023, we issued 100,000 shares of common stock to BTIG in a private placement pursuant to Section 4(a)(2) of the Securities Act. These shares were granted to BTIG without cash consideration in exchange for their engagement to provide strategic and capital markets advisory services. The approximate cash equivalent of BTIG’s fee, and thus the approximate value of BTIG’s services pursuant to the Advisory Agreement, may be implied by reference to the market price of KINS’ stock at the time the Advisory Agreement was entered into. The closing price of KINS’ stock on Nasdaq on the day the Advisory Agreement was entered into was $9.94. Therefore, the implied value of BTIG’s services pursuant to the Advisory Agreement is approximately $994,000. The Advisory Agreement was entered into on the date of the consummation of the Business Combination and on the following day, the first day of trading after the Business Combination, the closing price of the Company’s Common Stock was $4.10.

Item 16.	Exhibits

Exhibit Number	Description
2.1+

Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, KINS Merger Sub Inc., Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 2.1 on KINS’ Form 8-K, filed September 26, 2022).

2.2+

Separation and Distribution Agreement, dated as of September 25, 2022, by and among Legacy CXApp, Design Reactor, Inc., Inpixon and KINS (incorporated herein by reference from Exhibit 2.2 on KINS’ Form 8-K, filed September 26, 2022).

3.1	Certificate of Incorporation of CXApp (incorporated herein by reference from Exhibit 3.1 on KINS’ Form 8-K filed March 20, 2023).
3.2	Bylaws of CXApp (incorporated herein by reference from Exhibit 3.2 on KINS’ Form 8-K filed March 20, 2023).
4.1	Specimen Warrant Certificate of CXApp Inc. (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K filed March 20, 2023).
4.2	Specimen CXApp Inc. Class A Common Stock Certificate (incorporated herein by reference from Exhibit 4.2 on KINS’ Form 8-K filed March 20, 2023).
4.3	Specimen CXApp Inc. Class C Common Stock Certificate (incorporated herein by reference from Exhibit 4.3 on KINS’ Form 8-K filed March 20, 2023).
4.4

Warrant Purchase Agreement, dated as of December 14, 2020, by and between KINS and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K, filed December 21, 2020).

5.1***	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1	Distribution Tax Opinion of RSM US LLP (incorporated herein by reference from Exhibit 8.1 of KINS’ Registration Statement on Form S-4 (File No. 333-267938, filed February 9, 2023).
10.1

Sponsor Support Agreement, dated as of September 25, 2022, by and among KINS, the Sponsor and Legacy CXApp (incorporated herein by reference from Exhibit 2.3 on KINS’ Form 8-K, filed September 26, 2022).

10.2

Employee Matters Agreement, dated March 14, 2023, by and among KINS, KINS Merger Sub Inc., Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.9 on KINS’ Form 8-K filed March 20, 2023).

10.3+	Transition Services Agreement, dated March 14, 2023, by and between Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.11 on KINS’ Form 8-K filed March 20, 2023).

Exhibit Number	Description
10.4	Tax Matters Agreement, dated March 14, 2023, by and among KINS, Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.10 on KINS’ Form 8-K filed March 20, 2023).
10.5#

Employment Agreement, dated as of January 9, 2023, by and between Design Reactor, Inc. and Michael Angel (incorporated herein by reference from Exhibit 10.13 of KINS’ Registration Statement on Form S-4 (File No. 333-267938, filed February 9, 2023).

10.6#	Employment Agreement, dated as of March 29, 2023, by and between Design Reactor, Inc. and Khurram Sheikh (incorporated herein by reference from Exhibit 10.1 on KINS’ Form 8-K filed March 29, 2023).
10.7#	Employment Agreement, dated as of March 29, 2023, by and between Design Reactor, Inc. and Leon Papkoff (incorporated herein by reference from Exhibit 10.2 on KINS’ Form 8-K filed March 29, 2023).
10.8#	Consulting Agreement, dated March 14, 2023, by and between Design Reactor, Inc. and 3AM, LLC (incorporated herein by reference from Exhibit 10.12 on KINS’ Form 8-K filed March 20, 2023).
10.9#	CXApp Inc. 2023 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.14 on KINS’ Form 8-K filed March 20, 2023).
10.10#	Form of CXApp Inc. Indemnification Agreement for Directors and Officers (incorporated herein by reference from Exhibit 10.15 on KINS’ Form 8-K filed March 20, 2023).
10.11#	Form of CXApp Inc. 2023 Equity Incentive Plan Stock Option Agreement (incorporated herein by reference from Exhibit 10.16 on KINS’ Form 8-K filed March 20, 2023).
10.12#	Form of CXApp Inc. 2023 Equity Incentive Plan Restricted Stock Unit Agreement (incorporated herein by reference from Exhibit 10.17 on KINS’ Form 8-K filed March 20, 2023).
14.1	Code of Ethics and Business Conduct (incorporated herein by reference from Exhibit 14.1 on KINS’ Form 8-K filed March 20, 2023).
21.1	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21.1 on KINS’ Form 8-K filed March 20, 2023).
23.1*	Consent of Marcum LLP.
23.2*	Consent of WithumSmith+Brown, PC.
23.3***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
99.1

Audited combined carve-out balance sheets of Design Reactor as of December 31, 2022 and 2021, and the related combined carved-out statements of operations, changes in parent company net investment and cash flows for the years ended December 31, 2022 and 2021.

99.2	Unaudited pro forma condensed combined financial information of KINS and Legacy CXApp as of and for the year ended December 31, 2022.
99.3**	Nominating and Governance Committee Charter
99.4**	Audit Committee Charter
99.5**	Compensation Committee Charter
99.6**	Corporate Governance Guidelines
99.7**	Code of Business Conduct and Ethics
99.8**	Related Party Transactions Policy
99.9**	Insider Trading Policy
99.10**	Regulation FD Communications Guidelines
99.11**	Whistleblower Policy
107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
#	Indicates a management contract or compensatory plan.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on June 20, 2023.

CXAPP INC.

/s/ Khurram P. Sheikh
Khurram P. Sheikh
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Khurram P. Sheikh	Chief Executive Officer, Chairman and Interim Chief Financial Officer	June 20, 2023
Khurram P. Sheikh	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Leon Papkoff	Chief Product Officer	June 20, 2023
Leon Papkoff

/s/ Camillo Martino	Director	June 20, 2023
Camillo Martino

/s/ Di-Ann Eisnor	Director	June 20, 2023
Di-Ann Eisnor

/s/ George Mathai	Director	June 20, 2023
George Mathai

/s/ Shanti Priya	Director	June 20, 2023
Shanti Priya